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As filed with the United States Securities and Exchange Commission on May 23, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROCERA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	33-0974674 (I.R.S. Employer Identification No.)

100 Cooper Court
Los Gatos, California 95032
(408) 354-7200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James F. Brear
President and Chief Executive Officer
Procera Networks, Inc.
100 Cooper Court
Los Gatos, California 95032
(408) 354-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen, Esq. Michael E. Tenta, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 (650) 843-5000	Douglas S. Ellenoff, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, NY 10017 (212) 370-1300

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock par value $0.001 per share	$28,750,000	$1,129.88

(1)
Estimated solely for the purpose of calculating the amount of the registration in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2008

                Shares

Common Stock

Procera Networks, Inc. is offering            shares of its common stock. Our common stock is traded on the American Stock Exchange under the symbol "PKT". The last reported sale price of our common stock on the American Stock Exchange on May 22, 2008 was $2.22 per share.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Procera Networks, Inc.	$	$

We have granted the underwriters a 30-day option to purchase up to an additional            shares of our common stock to cover over-allotments.

We are offering the shares of common stock for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in the offering on or about                        , 2008.

Merriman Curhan Ford & Co.

The date of this Prospectus is                        , 2008

              You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" below.

              This prospectus contains market data and industry forecasts that were obtained from industry publications. We have not independently verified any of this information.

              For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

              Procera, Procera Networks, PacketLogic, DRDL and Netintact are our trademarks. Other trademarks, trade names and service marks used in this prospectus are the property of their respective owners. Unless the context requires otherwise, in this prospectus the terms "we," "us" and "our" refer to Procera Networks, Inc. and its wholly owned subsidiaries, Netintact AB, a Swedish corporation, and Netintact PTY, an Australian corporation.

PROSPECTUS SUMMARY

              This summary provides an overview of selected information included elsewhere in this prospectus and does not contain all the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled "Risk Factors" beginning on page 7 and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

OVERVIEW

              We provide evolved traffic awareness, control and protection products and solutions for a range of broadband service providers worldwide. Our products offer our customers intelligent network traffic identification and control service management solutions, a high degree of accuracy in identifying applications running on their networks, and the ability to optimize the subscriber experience based on management of the identified network traffic.

              More than 400 customers (with over 1,100 systems installed) have chosen our deep packet inspection, or DPI, solution. We market our PacketLogic solutions to a number of customers in different industry verticals including: Internet service providers, wireless service providers, cable multi-service operators, telecommunications companies, large businesses operating their own internal networks, and education and government institutions. We use a combination of direct sales and channel partners to sell our products and services. We also engage a worldwide network of value added resellers to penetrate particular geographic regions and market segments. The direct and indirect sales mix varies by geography and target industry.

Our PacketLogic and DPI Technology

              In order to meet the large and growing need to identify more traffic on Internet Protocol, or IP, networks, our PacketLogic solution offers network administrators real-time user and application awareness, protection and control of network traffic with the scalability and flexibility required by today's large networks. PacketLogic offers users the ability to monitor network use on an application- and user-specific basis in real-time, and we believe offers improvements over existing DPI solutions. This capability allows network administrators to maximize network utilization, reducing the need for additional infrastructure investment.

              PacketLogic's modular traffic and service management software is comprised of five individual modules providing traffic identification and classification, traffic shaping, traffic filtering, flow statistics and web-based statistics. Our PacketLogic solution is a state-of-the-art portfolio of scalable DPI products that enable new levels of application and subscriber performance. The products range from the PL5600 product line, which serves megabit to gigabit per second network applications, commonly referred to as edge applications, to the recently introduced PL10000 product line, which serves network applications up to 80 gigabits per second, commonly referred to as core applications. We believe that our PL10000 product line represents a major breakthrough in DPI technology, reaching new levels of accuracy, control and protection while also providing significant scalability and flexibility. We believe our new product line will address the needs of Tier 1 service providers, which we consider to be very large providers of broadband communications services, such as AT&T, Verizon, British Telecom, or NTT DoCoMo.

Industry Background

              Traditional IP networks, hubs and switches provided basic hardware connectivity, and as network connectivity evolved, most of the advances that were made to the network were focused on improving the raw performance of the networks. The early advances on the IP networks did not provide network administrators with information about the applications or their performance as they were sent over the networks. The explosive growth in Internet usage has stretched bandwidth to the point where the delivery of mission-critical business and latency sensitive consumer traffic applications is being disrupted, and adding raw network capacity is not an economically feasible solution.

              First-generation DPI solutions were introduced to allow network administrators to start to identify between applications and to begin to prioritize network traffic. These first-generation solutions provided some visibility into data flows, which provided some incremental ability to manage network traffic. However, they were unable to provide network administrators sufficient accuracy, control and protection for their networks because they typically had limited visibility into network traffic.

              We believe that improved application awareness and the accuracy of network traffic identification through next-generation DPI will be critical to managing the rapid increase in network traffic volume. Improved application awareness will also provide service providers with new revenue opportunities by being able to offer differentiated, premium broadband services that command higher prices on an application and user-specific basis.

PacketLogic Next-Generation DPI Solutions

              Our next-generation PacketLogic DPI solutions bring DPI to a new level, offering network administrators a high degree of accuracy in identifying users and applications, awareness, management and control of an unprecedented number of users and flexibility to deploy and manage the platform anywhere in the network. Our technologies enable us to provide our customers solutions with a number of benefits:

  •
  High Degree of Accuracy in Application and User Identification.  PacketLogic, driven by our proprietary Datastream Recognition Definition Language, or DRDL, processing engine, provides network administrators with a high degree of accuracy in the awareness, control and protection of their networks.

  •
  Proven Advanced DPI Technology.  Based on our experience of deploying our solutions to over 400 PacketLogic customers worldwide, we have been able to develop state-of-the-art DPI solutions that manage broadband networks with subscriber rates that vary from a few thousand to hundreds of thousands.

  •
  Complete Line of PacketLogic Solutions Provide Scalability and Flexibility.  We offer a complete line of PacketLogic solutions that can support a wide range of network configurations all the way up to the largest Tier 1 broadband network deployments.

  •
  Solutions Running on Off-the-Shelf Hardware.  Our proprietary DRDL processing engine allows the use of standards-based, off-the-shelf hardware rather than customized inflexible Application Specific Integrated Circuit, or ASIC, based solutions.

  •
  Compatible with Fixed and Wireless Networks.  A key differentiating feature of our PacketLogic solutions is that they can be utilized across both fixed and wireless networks, which is important in today's converged networks.

Growth Strategy

              Our goal is to become the leader in DPI solutions to the broadband service provider and enterprise markets on a global basis. We believe our next-generation solution positions us to capture an increasing share of the fast growing DPI market. We plan to achieve our strategic growth objectives through the following efforts:

  •
  Penetrate Tier 1 Service Providers.  With our PL10000 product line and the addition of new sales executives, we are expanding our sales effort to target large broadband network deployments of Tier 1 service providers.

  •
  Expand Our Technology Advantage.  As evidenced by the introduction of our PL10000 product line, we expect to continue to develop and release products with state-of-the-art capabilities.

  •
  Expand Global Distribution Channels.  As part of our effort to expand our global distribution, we are strengthening our sales leadership and field engineering organization as well as adding value added reseller partners. We also intend to add new partners to penetrate new geographic regions and key industry verticals.

  •
  Pursue New Partnerships.  We plan to establish partnerships with large systems integrators to improve our coverage of Tier 1 service providers. We also plan to bundle our offerings with complementary products.

  •
  Continue to Leverage our Experienced Management Team.  Our management team has a strong track record of penetrating large enterprise customers and Tier 1 service providers and we expect they will be able to sell to Tier 1 service provider customers, and to continue to introduce state-of-the-art products and solutions.

Risk Factors

              We face numerous risks that could materially affect our business, results of operations or financial condition. For further discussion of these risks, see "Risk Factors."

Company Information

              We were founded in May 2002, and in October 2003, merged with Zowcom, Inc., a publicly-traded Nevada corporation. The merged company initially traded under the symbol OTCBB:PRNW. The Company and the shareholders of Netintact AB, a Swedish corporation, entered into a share exchange agreement effective August 18, 2006, making Netintact AB a wholly owned subsidiary of the Company. On September 29, 2006, we acquired 100% ownership of Netintact PTY, an Australian corporation. Netintact AB developed PacketLogic and sold this product family to over 200 customers by the time of the Company's acquisition of Netintact.

              Our common stock was listed on the American Stock Exchange in September 2007 under the symbol "PKT."

              Our principal executive offices are located at 100 Cooper Court, Los Gatos, California 95032, and our telephone number is (408) 354-7200. Our website address is: www.proceranetworks.com.

THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares
Over-allotment option	shares
Use of proceeds	We intend to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes. See "Use of Proceeds" for additional information.
Risk factors	See "Risk Factors" and the other sections of this prospectus for important information that you should consider before deciding whether to invest in shares of our common stock.
American Stock Exchange symbol	PKT

              The number of shares of our common stock to be outstanding after the closing of this offering is based on 76,384,292 shares outstanding as of March 31, 2008 and excludes the following shares potentially issuable as of that date:

  •
  8,871,908 shares of common stock issuable upon the exercise of outstanding options under our 2003 Stock Option Plan, Amended 2004 Stock Option Plan and 2007 Equity Incentive Plan with a weighted average exercise price of $1.47 per share; and

  •
  7,729,534 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.14 per share.

              Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter's over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

              The following table presents summary consolidated financial data as of the dates and for the periods indicated. The summary Consolidated Balance Sheet data as of December 31, 2007 and December 31, 2006 and the summary Consolidated Statement of Operations data and other financial data for each of the fiscal years in the three-year period ended December 31, 2007 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated historical financial data as of and for the three months ended March 31, 2008 and 2007 have been derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements include all adjustments which we consider necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented. Results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the full year. You should read the following table in conjunction with "Selected Consolidated Financial Data," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following consolidated financial data.

              The as adjusted balance sheet data below gives effect to the sale of our common stock in this offering, at an assumed public offering price of $          per share, after deducting underwriting discounts and commissions and estimated offering expenses.

	Fiscal Years Ended(3)			Three Months Ended March 31,
	2005	2006	2007	2007	2008
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Net revenue	$255	$1,914	$6,673	$1,985	$1,716
Cost of goods sold(1)	308	630	2,402	436	708

Gross profit	(53)	1,284	4,271	1,549	1,008
Operating expenses:
Research and development(1)	2,605	3,065	3,151	843	662
Sales and marketing(1)	1,753	2,275	6,837	1,196	1,807
General and administrative(1)(2)	2,339	3,707	7,889	1,626	2,266

Total operating expenses	6,697	9,047	17,877	3,665	4,735

Operating loss	(6,750)	(7,763)	(13,606)	(2,116)	(3,727)
Total other income, net	11	8	52	17	3

Loss before income taxes	(6,739)	(7,755)	(13,554)	(2,099)	(3,724)
Benefit from income taxes	–	252	1,073	240	240

Net loss	$(6,739)	$(7,503)	$(12,481)	$(1,859)	$(3,484)

Basic and diluted net loss per share	$(0.22)	$(0.15)	$(0.17)	$(0.03)	$(0.05)

Shares used in computing basic and diluted net loss per share	30,445,423	50,443,688	71,422,184	68,377,963	76,118,175

(1)
Includes stock-based compensation as follows:

	Fiscal Years Ended(3)			Three Months Ended March 31,
	2005	2006	2007	2007	2008
	(in thousands)
Cost of goods sold	$–	$16	$23	$5	$6
Research and development	276	772	474	73	69
Sales and marketing	29	263	741	125	189
General and administrative	124	118	734	88	174

Total stock-based compensation	$429	$1,169	$1,972	$291	$438

(2)
Includes amortization of intangibles as follows:

	Fiscal Years Ended(3)
	2005	2006	2007
	(in thousands)
General and administrative	$–	$1,228	$3,706

(3)
We adopted a calendar year end for our fiscal year ending 2006. During the fiscal periods corresponding to 2003, 2004 and 2005, our fiscal year ended on a 52-53 week period ending on the Sunday closest to December 31.

	As of March 31, 2008
	Actual	As Adjusted
	(unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,325	$
Working capital	4,188
Total assets	13,763
Deferred revenue	1,106
Accumulated deficit	(41,322)
Total stockholders equity	$9,100	$

RISK FACTORS

              An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before you decide whether to buy shares of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any of these cases, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

We have a limited operating history on which to evaluate our company.

              We were founded in 2002 and became a public company in October 2003 upon our merger with Zowcom, Inc., a publicly-traded Nevada corporation having no operations. Prior to our acquisitions of the Netintact companies, we were a development stage company, devoting substantially all our efforts and resources to developing and testing new products and preparing for the introduction of our products into the marketplace. During this period, we generated insignificant revenues from sales of our products. We completed our share exchange with Netintact AB on August 18, 2006 and Netintact PTY on September 29, 2006. The products we sell are derived primarily from Netintact. While we have the experience of Netintact operations on a stand-alone basis, we have had limited operating history on a combined basis upon which we can evaluate our business and prospects. We have yet to develop sufficient experience regarding actual revenues to be achieved from our combined operations.

              We have only recently launched many of our products and services on a worldwide basis. Therefore, investors should consider the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets, which include the following:

  •
  successfully introducing new products;

  •
  successfully servicing and upgrading new products once introduced;

  •
  increasing brand name recognition;

  •
  developing new, strategic relationships and alliances;

  •
  managing expanding operations and sales channels;

  •
  successfully responding to competition; and

  •
  attracting, retaining and motivating qualified personnel.

              If we are unable to address these risks and uncertainties, our business, results of operations and financial condition could be materially and adversely affected.

We expect losses for the foreseeable future.

              For the fiscal years ending December 31, 2007, December 31, 2006 and January 1, 2006 we had losses from operations of $13.6 million, $7.8 million and $6.7 million, respectively. We expect to continue to incur losses from operations for the foreseeable future. These losses will result primarily from costs related to investment in sales and marketing, product development and administrative expenses. If our revenue growth does not occur or is slower than anticipated or our operating expenses exceed expectations, our losses will be greater. We may never achieve profitability.

We may need to raise further capital, which could dilute or otherwise adversely affect your interest in our company.

              We believe that our existing cash, cash equivalents and short term investments, along with the cash that we expect to generate from operations, together with debt financing that management believes is available, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through March 31, 2009, without taking into account any proceeds resulting from this proposed offering. We expect that the anticipated proceeds from this offering will allow us to grow our business and reduce the likelihood that we will need to conduct further financing activities in the near future.

              However, a number of factors may negatively impact our expectations, including, without limitation:

  •
  lower than anticipated revenues;

  •
  higher than expected cost of goods sold or operating expenses; or

  •
  the inability of our customers to pay for the goods and services ordered.

              If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated growth or acquisition opportunities, develop or enhance services or products or respond to competitive pressures. In addition, we may be required to cancel product development programs and/or lay-off employees. Such inability to raise additional financing could have a material adverse effect on our business, results of operations and financial condition.

Our PacketLogic family of products is currently our only suite of products. All of our current revenues and a significant portion of our future growth depend on our ability to continue its commercialization.

              All of our current revenues and much of our anticipated future growth depend on our ability to continue and grow the commercialization of our PacketLogic family of products. We do not currently have plans or resources to develop additional product lines, so our future growth will largely be determined by market acceptance of our PacketLogic products. If customers do not adopt, purchase and deploy our PacketLogic products, our revenues will not grow and may decline.

Future financial performance will depend on the introduction and acceptance of our PL10000 product line and our future generations of PacketLogic products.

              Our future financial performance will depend on the development, introduction and market acceptance of new and enhanced products that address additional market requirements in a timely and cost-effective manner. In the past, we have experienced delays in product development and such delays may occur in the future.

              We recently introduced our PL10000 product line. When we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products. These actions could harm our operating results by unexpectedly decreasing sales and exposing us to greater risk of product obsolescence.

Competition for experienced personnel is intense and our inability to attract and retain qualified personnel could significantly interrupt our business operations.

              Our future performance will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. We are dependent on our ability to attract, retain and motivate high caliber key personnel. We have recently expanded and plan to continue to expand in all areas and will require experienced personnel to augment our current staff. We expect to recruit experienced professionals in such areas as software and hardware development, sales, technical support, product marketing and management. We currently plan to expand our indirect channel partner program and we need to attract qualified business partners to broaden these sales channels. Economic conditions may result in significant competition for qualified personnel and we may not be able to attract and retain such personnel. Our business will suffer if it encounters delays in hiring these additional personnel.

              Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees, including our CEO, James Brear, and our CTO, Alexander Haväng. Mr. Brear joined the Company and became our CEO in February 2008. The loss of the services of any of our executive officers or other key employees could materially and adversely affect our business. We believe we will need to attract, retain and motivate talented management and other highly skilled employees in order to execute on our business plan. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. Competitors and others have in the past, and may in the future, attempt to recruit our employees. In California, where we are headquartered, non-competition agreements with employees are generally unenforceable. As a result, if a California employee leaves the Company he or she will generally be able to immediately compete against us.

              We currently do not have key person insurance in place. If we lose one of the key officers, we must attract, hire, and retain an equally competent person to take his or her place. There is no assurance that we would be able to find such an employee in a timely fashion. If we fail to recruit an equally qualified replacement or incur a significant delay, our business plans may slow down or stop. We could fail to implement our strategy or lose sales and marketing and development momentum.

              Also, we have recently reorganized our sales and marketing efforts, including a significant reduction in workforce in these areas and the announcement of two new senior sales management personnel. This reduction in our workforce may impair our ability to recruit and retain qualified employees in the future, and there can be no assurance that these personnel additions or our reorganization efforts will have the positive effect on our business operations as planned by management.

We need to increase the functionality of our products and offer additional features in order to be competitive.

              The market in which we operate is highly competitive and unless we continue to enhance the functionality of our products and add additional features, our competitiveness may be harmed and the average selling prices for our products may decrease over time. Such a decrease would generally result from the introduction of competing products and from the standardization of DPI technology. To counter this trend, we endeavor to enhance our products by offering higher system speeds and additional features, such as additional protection functionality, supporting additional applications and enhanced reporting tools. We may also need to reduce our per unit manufacturing costs at a rate equal to or faster than the rate at which selling prices decline. If we are unable to reduce these costs or to offer increased functionally and features, our profitability may be adversely affected.

Failure to expand our sales teams or educate them about technologies and our product families may harm our operating results.

              The sale of our products requires a concerted effort that is frequently targeted at several levels within a prospective customer's organization. We may not be able to increase net revenue unless we expand our sales teams to address all of the customer requirements necessary to sell our products. We have recently reorganized our sales and marketing efforts, including a significant reduction in workforce in these areas and the addition of two senior sales management personnel. We expect to continue hiring in this area, but there can be no assurance that these personnel additions or our reorganization efforts will have the positive effect on our business operations as planned by management.

              We cannot assure you that we will be able to integrate our employees into the company or to educate current and future employees in regard to rapidly evolving technologies and our product families. Failure to do so may hurt our revenue growth and operating results.

Increased customer demands on our technical support services may adversely affect our relationships with our customers and our financial results.

              We offer technical support services with our products. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by actual or potential competitors. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. If we experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts, or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers and our results of operations.

We must continue to develop and increase the productivity of our indirect distribution channels to increase net revenue and improve our operating results.

              A key focus of our distribution strategy is developing and increasing the productivity of our indirect distribution channels through resellers and distributors. If we fail to develop and cultivate relationships with significant resellers, or if these resellers are not able to execute on their sales efforts, sales of our products may decrease and our operating results could suffer. Many of our resellers also sell products from other vendors that compete with our products. We cannot assure you that we will be able to enter into additional reseller and/or distribution agreements or that we will be able to manage our product sales channels. Our failure to do any of these could limit our ability to grow or sustain revenue. In addition, our operating results will likely fluctuate significantly depending on the timing and amount of orders from our resellers. We cannot assure you that our resellers and/or distributors will continue to market or sell our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Such failure would negatively affect revenue and our potential to achieve profitability.

We may be unable to compete effectively with other companies in our market sector which are substantially larger and more established and have greater resources.

              We compete in a rapidly evolving and highly competitive sector of the networking technology market. We expect competition to persist and intensify in the future from a number of different sources. Increased competition could result in reduced prices and gross margins for our products and could require increased spending by us on research and development, sales and marketing and customer support, any of which could have a negative financial impact on our business. We compete with Cisco Systems/P-Cube, Allot, Ellacoya, and Sandvine, as well as other companies which sell products incorporating competing technologies. In addition, our products and technology compete for information technology budget allocations with products that offer monitoring capabilities, such as probes and related software. Lastly, we face indirect competition from companies that offer broadband service providers increased bandwidth and infrastructure upgrades that increase the capacity of their networks, which may lessen or delay the need for bandwidth management solutions.

              Some of our competitors are substantially larger than we are and have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels than we do. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. We have encountered, and expect to encounter, customers who are extremely confident in, and committed to, the product offerings of our competitors. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the potential opportunity in the bandwidth management solutions market, we also expect that other companies may enter with alternative products and technologies, which could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. If any technology that is competing with ours is or becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would harm our business.

If we are unable to effectively manage our anticipated growth, we may experience operating inefficiencies and have difficulty meeting demand for our products.

              We seek to manage our growth so as not to exceed our available capital resources. If our customer base and market grow rapidly, we would need to expand to meet this demand. This expansion could place a significant strain on our management, products and support operations, sales and marketing personnel and other resources, which could harm our business.

              If demand for our products and services grows rapidly, we may experience difficulties meeting the demand. For example, the installation and use of our products requires training. If we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations. The failure to meet the challenges presented by rapid customer and market expansion would cause us to miss sales opportunities and otherwise have a negative impact on our sales and profitability.

              We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

We have limited ability to protect our intellectual property and defend against claims which may adversely affect our ability to compete.

              For our primary line of PacketLogic products, we rely on trade secret law, contractual rights and trademark law to protect our intellectual property rights. We cannot assure you that the actions we have taken will adequately protect our intellectual property rights or that other parties will not independently develop similar or competing products that do not infringe on our patents. We enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise misappropriate or use our products or technology.

              In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not become aware of, or have adequate remedies in the event of, any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

              Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. If we are found to infringe on the proprietary rights of others, or if we agree to settle any such claims, we could be compelled to pay damages or royalties and either obtain a license to those intellectual property rights or alter our products so that they no longer infringe upon such proprietary rights. Any license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid any claims of infringement may be costly or impractical. Litigation resulting from claims that we are infringing the proprietary rights of others could result in substantial costs and a diversion of resources, and could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to have our products manufactured quickly enough to keep up with demand, our operating results could be harmed.

              If the demand for our products grows, we will need to increase our capacity for material purchases, production, test and quality control functions. Any disruptions in product flow could limit our revenue growth and adversely affect our competitive position and reputation, and result in additional costs or cancellation of orders under agreements with our customers.

              While our PacketLogic products are software based, we rely on independent contractors to manufacture the hardware components on which are products are installed and operate. We are reliant on the performance of these contractors to meet business demand, and may experience delays in product shipments from contract manufacturers. Contract manufacturer performance problems may arise in the future, such as inferior quality, insufficient quantity of products, or the interruption or discontinuance of operations of a manufacturer, any of which could have a material adverse effect on our business and operating results.

              We do not know whether we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of product components of sufficient quality and quantity. We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality product components may cause a delay in our ability to fulfill orders and may have a material adverse effect on our business, operating results and financial condition.

              As part of our cost-reduction efforts, we will endeavor to lower per unit product costs from our contract manufacturers by means of volume efficiencies and the utilization of manufacturing sites in lower-cost geographies. However, we cannot be certain when or if such price reductions will occur. The failure to obtain such price reductions would adversely affect our gross margins and operating results.

If our products contain undetected software or hardware errors, we could incur significant unexpected expenses and lose sales.

              Network products frequently contain undetected software or hardware errors, failures or bugs when new products or new versions or updates of existing products are first released to the marketplace. For example, we recently announced the introduction of our PL10000 product line. As with any new product introduction, previously unaddressed errors in our PL10000 product line's accuracy or reliability, or issues with its performance, may arise. We expect that such errors or component failures will be found from time to time in the future in new or existing products, including the components incorporated therein, after the commencement of commercial shipments. These problems may have a material adverse effect on our business by causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from new product development efforts, delaying the recognition of revenue and causing significant customer relations problems. Further, if our products are not accepted by customers due to defects, and such returns exceed the amount we accrued for defect returns based on our historical experience, our operating results would be adversely affected.

              Our products must properly interface with products from other vendors. As a result, when problems occur in a computer or communications network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems would likely have a material adverse effect on our business, operating results and financial condition.

Sales of our products to large broadband service providers can involve a lengthy sales cycle, which may cause our revenues to fluctuate from period to period and could result in us expending significant resources without making any sales.

              Our sales cycles are generally lengthy, as our customers undertake significant testing to assess the performance of our products within their networks. As a result, we may invest significant time from initial contact with a customer until that end-customer decides to incorporate our products in its network. We may also expend significant resources attempting to persuade large broadband service providers to incorporate our products into their networks without any measure of success. Even after deciding to purchase our products, initial network deployment of our products by a large broadband service provider may last several years. Carriers, especially in North America, often require that products they purchase meet Network Equipment Building System, or NEBS, certification requirements, which relate the reliability of telecommunications equipment. While our PacketLogic products and future products are and are expected to be designed to meet NEBS certification requirements, they may fail to do so.

              Due to our lengthy sales cycle, particularly to larger customers, and our revenue recognition practices, we expect our revenue may fluctuate dramatically from period to period. In pursuing sales opportunities with larger enterprises, we expect that we will make fewer sales to larger entities, but that the magnitude of individual sales will be greater. As such, when we recognize a large sale, particularly given our small size, we may report rapid revenue growth in the period that the revenue from the large sale, which may not be repeated in an immediately subsequent period. As such, our revenues could fluctuate dramatically from period to period, which could cause the price of our common stock to similarly fluctuate. In addition, even once we have received commitments from a customer to purchase our products, in accordance with our revenue recognition practices we may not be able to recognize and report the revenue from that purchase for months or years. As a result, there could be significant delays in our receipt and recognition of revenue following sales orders for our products.

              In addition, if a competitor succeeds in convincing a large broadband service provider to adopt that competitor's product, it may be difficult for us to displace the competitor because of the cost, time, effort and perceived risk to network stability involved in changing solutions. As a result we may incur significant expense without generating any sales.

Our operating results could be adversely affected by product sales occurring outside the United States and fluctuations in the value of the United States Dollar against foreign currencies.

              A significant percentage of PacketLogic sales are generated outside of the United States. PacketLogic sales and operating expenses denominated in foreign currencies could affect our operating results as foreign currency exchange rates fluctuate. Changes in exchange rates between these foreign currencies and the U.S. Dollar will affect the recorded levels of our assets and liabilities as foreign assets and liabilities are translated into U.S. Dollars for presentation in our financial statements, as well as our net sales, cost of goods sold, and operating margins. The primary foreign currencies in which we have exchange rate fluctuation exposure are the European Union Euro, the Swedish Krona and the Australian Dollar. As we expand, we could be exposed to exchange rate fluctuations in other currencies. Exchange rates between these currencies and U.S. Dollars have fluctuated significantly in recent years and may do so in the future. Hedging foreign currencies can be difficult. We cannot predict the impact of future exchange rate fluctuations on our operating results. We currently do not hedge any foreign currencies.

Legislative actions, higher insurance costs and new accounting pronouncements are likely to impact our future financial position and results of operations.

              Legislative and regulatory changes and future accounting pronouncements and regulatory changes have, and will continue to have, an impact on our future financial position and results of operations. In addition, insurance costs, including health and workers' compensation insurance premiums, have been increasing on an historical basis and are likely to continue to increase in the future. Recent and future pronouncements associated with expensing executive compensation and employee stock option may also impact operating results. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Our internal controls may be insufficient to ensure timely and reliable financial information.

              Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and effectively prevent fraud. We believe we need to correct a material weakness and significant deficiencies in our internal controls and procedures for financial reporting. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Generally Accepted Accounting Principles. A company's internal control over financial reporting includes those policies and procedures that:

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  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

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  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Generally Accepted Accounting Principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

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  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

              A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

              We described a material weakness with our internal controls under Item 9A of our Annual Report for the year ended December 31, 2007, as follows: we did not complete our annual report on Form 10-K and financial reports in sufficient time to allow for review and comment, which resulted in a significant number of last minute changes and could have resulted in material errors to the financial statements. We also identified significant deficiencies in our internal controls.

              Failure to address the identified weakness and significant deficiencies in a timely manner might increase the risk of future financial reporting misstatements and may prevent us from being able to meet our filing deadlines with the SEC. Under the supervision of our Audit Committee, we are continuing the process of identifying and implementing corrective actions where required to improve the design and effectiveness of our internal control over financial reporting, including the enhancement of systems and procedures. Significant additional resources will be required to establish and maintain appropriate controls and procedures and to prepare the required financial and other information. We have a small accounting staff and limited resources and expect that we will continue to be subject to the risk of additional material weaknesses and significant deficiencies.

              Even after corrective actions are implemented, the effectiveness of our controls and procedures may be limited by a variety of risks including:

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  faulty human judgment and simple errors, omissions or mistakes;

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  collusion of two or more people;

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  inappropriate management override of procedures; and

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  the risk that enhanced controls and procedures may still not be adequate to assure timely and reliable financial information.

              If we fail to have effective internal controls and procedures for financial reporting in place, we could be unable to provide timely and reliable financial information. Additionally, if we fail to have effective internal controls and procedures for financial reporting in place, it could adversely affect our financial reporting requirements under future government contracts.

Accounting charges may cause fluctuations in our annual and quarterly financial results which could negatively impact the market price of our common stock.

              Our financial results may be materially affected by non-cash and other accounting charges. Such accounting charges may include:

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  amortization of intangible assets, including acquired product rights;

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  impairment of goodwill;

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  stock-based compensation expense; and

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  impairment of long-lived assets.

              The foregoing types of accounting charges may also be incurred in connection with or as a result of business acquisitions. The price of our common stock could decline to the extent that our financial results are materially affected by the foregoing accounting charges. Our effective tax rate may increase, which could increase our income tax expense and reduce our net income. Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

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  changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

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  changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate, as well as the requirements of certain tax rulings;

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  changes in accounting and tax treatment of stock-based compensation;

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  the tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods; and

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  tax assessments, or any related tax interest or penalties, which could significantly affect our income tax expense for the period in which the settlements take place.

              The price of our common stock could decline to the extent that our financial results are materially affected by the foregoing.

Our headquarters are located in Northern California where disasters may occur that could disrupt our operations and harm our business.

              Our corporate headquarters are located in Silicon Valley in Northern California. Historically, this region has been vulnerable to natural disasters and other risks, such as earthquakes, which at times have disrupted the local economy and posed physical risks to us and our local suppliers. In addition, terrorist acts or acts of war targeted at the United States, and specifically Silicon Valley, could cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and resellers, and customers, which could have a material adverse effect on our operations and financial results. We currently have significant redundant capacity in Sweden in the event of a natural disaster or catastrophic event in Silicon Valley. In the event of such an occurrence, our business could nonetheless suffer. The operations in Sweden are subject to disruption by extreme winter weather.

Acquisitions may disrupt or otherwise have a negative impact on our business.

              We may seek to acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in executing our business strategy. Growth through acquisitions has been a viable strategy used by other network control and management technology companies. In 2006, we completed acquisitions of the

Netintact entities. These and any future acquisitions could distract our management and employees and increase our expenses.

              In addition, following any acquisition, including our acquisition of the Netintact entities, the integration of the acquired business, product, service or technology is complex, time consuming and expensive, and may disrupt our business. These challenges include the timely and efficient execution of a number of post-transaction integration activities, including:

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  integrating the operations and technologies of the two companies;

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  retaining and assimilating the key personnel of each company;

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  retaining existing customers of both companies and attracting additional customers;

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  leveraging our existing sales channels to sell new products into new markets;

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  developing an appropriate sales and marketing organization and sales channels to sell new products into new markets;

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  retaining strategic partners of each company and attracting new strategic partners; and

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  implementing and maintaining uniform standards, internal controls, processes, procedures, policies and information systems.

              The process of integrating operations and technology could cause an interruption of, or loss of momentum in, our business and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with an acquisition and the integration of our operations and technology could have an adverse effect on our business, results of operations or financial condition. Furthermore, the execution of these post-transaction integration activities will involve considerable risks and may not come to pass as we envision. The inability to integrate the operations, technology and personnel of an acquired business with ours, or any significant delay in achieving integration, could have a material adverse effect on our business and, as a result, on the market price of our common stock.

              Furthermore, we issued equity securities to pay for the Netintact acquisitions which had a dilutive effect on its existing shareholders and we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

Risks Related to Our Industry

Demand for our products depends, in part, on the rate of adoption of bandwidth-intensive broadband applications, such as peer-to-peer, or P2P, and latency-sensitive applications, such as voice-over-Internet protocol, or VoIP, Internet video and online video gaming applications.

              Our products are used by broadband service providers and enterprises to provide awareness, control and protection of Internet traffic by examining and identifying packets of data as they pass an inspection point in the network, particularly bandwidth-intensive applications that cause congestion in broadband networks and impact the quality of experience of users. In addition to the general increase in applications delivered over broadband networks that require large amounts of bandwidth, such as P2P applications, demand for our products is driven particularly by the growth in applications which are highly sensitive to network delays and therefore require efficient network management. These applications include VoIP, Internet video and online video gaming applications. If the rapid growth in adoption of VoIP and in the popularity of Internet video and online video gaming applications does not continue, the demand for our products may not grow as anticipated.

If the bandwidth management solutions market fails to grow, our business will be adversely affected.

              The market for bandwidth management solutions is in an early stage of development. We cannot accurately predict the future size of the market, the products needed to address the market, the optimal distribution strategy, or the competitive environment that will develop. In order for us to execute our strategy, our potential customers must recognize the value of more sophisticated bandwidth management solutions, decide to invest in the management of their networks and the performance of important business software applications and, in particular, adopt our bandwidth management solutions. The growth of the bandwidth management solutions market also depends upon a number of factors, including the availability of inexpensive bandwidth, especially in international markets, and the growth of wide area networks. The failure of the market to rapidly grow would adversely affect our sales and sales prospects, leading to sustained financial losses and a decline in the trading price of our common stock.

The market for our products in the network provider market is still emerging and our growth may be harmed if carriers do not adopt DPI solutions.

              The market for DPI technology is still emerging and the majority of our sales to date have been to small and midsize broadband service providers and enterprises. We believe that the Tier 1 carriers, as well as cable and mobile operators, present a significant market opportunity and are an important element of our long term strategy, but they are still in the early stages of adopting and evaluating the benefits and applications of DPI technology. Carriers may decide that full visibility into their networks or highly granular control over content based applications is not critical to their business. They may also determine that certain applications, such as VoIP or Internet video, can be adequately prioritized in their networks by using router and switch infrastructure products without the use of DPI technology. They may also, in some instances, face regulatory constraints that could change the characteristics of the markets. Carriers may also seek an embedded DPI solution in capital equipment devices such as routers rather than the stand-alone solution offered by us. Furthermore, widespread adoption of our products by carriers will require that they migrate to a new business model based on offering subscriber and application-based tiered services. If carriers decide not to adopt DPI technology, our market opportunity would be reduced and our growth rate may be harmed.

The network equipment market is subject to rapid technological progress and to compete we must continually introduce new products or upgrades that achieve broad market acceptance.

              The network equipment market is characterized by rapid technological progress, frequent new product introductions, changes in customer requirements and evolving industry standards. If we do not regularly introduce new products or upgrades in this dynamic environment, our product lines will become obsolete. Developments in routers and routing software could also significantly reduce demand for our products. Alternative technologies could achieve widespread market acceptance and displace the technology on which we have based our product architecture. We cannot assure you that our technological approach will achieve broad market acceptance or that other technology or devices will not supplant our products and technology.

Our products must comply with evolving industry standards and complex government regulations or else our products may not be widely accepted, which may prevent us from growing our net revenue or achieving profitability.

              The market for network equipment products is characterized by the need to support new standards as they emerge, evolve and achieve acceptance. We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards.

We may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. Our products must be compliant with various United States federal government requirements and regulations and standards defined by agencies such as the Federal Communications Commission, in addition to standards established by governmental authorities in various foreign countries and recommendations of the International Telecommunication Union. If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates, we will not be able to sell our products where these standards or regulations apply, which may prevent us from sustaining our net revenue or achieving profitability.

Risks Related to Ownership of Our Common Stock and This Offering

Our common stock price is likely to be highly volatile.

              The market price of our common stock is likely to be highly volatile as is the stock market in general, and the market for small cap and micro cap technology companies, such as ourselves, in particular, has been highly volatile. For example, between January 1, 2008 and May 22, 2008, the closing price of our common stock has ranged from a low of $0.90 per share to a high of $2.33 per share. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. In addition our stock is thinly traded. We cannot assure you that our stock will trade at the same levels of other stocks in our industry or that in general, stocks in our industry will sustain their current market prices. Factors that could cause such volatility may include, among other things:

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  actual or anticipated fluctuations in our quarterly operating results;

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  announcements of technological innovations by our competitors;

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  changes in financial estimates by securities analysts;

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  conditions or trends in the network control and management industry;

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  changes in the market valuations of other such industry related companies;

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  the acceptance by institutional investors of our stock;

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  rumors, announcements or press articles regarding our operations, management, organization, financial condition or financial statements;

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  our gain or loss of a significant customer; or

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  the stock market in general, and the market prices of stocks of technology companies in particular, have experienced extreme price volatility that has adversely affected, and may continue to adversely affect, the market price of our common stock for reasons unrelated to our business or operating results.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

              Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, which may in the future include investments in, or acquisitions of, complementary businesses, services or technologies. We have not allocated these net proceeds for any specific purposes. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

Holders of our common stock may be diluted in the future.

              We are authorized to issue up to 130,000,000 shares of common stock and 15,000,000 shares of preferred stock. Our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock and/or preferred stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock and/or preferred stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders. At May 22, 2008 there were 77,775,020 shares of common stock outstanding, warrants to purchase 6,379,159 shares of common stock, and stock options to purchase 9,157,382 shares of common stock. In addition, we have an authorized reserve of 2,862,399 shares of common stock which we may grant as stock options or other equity awards pursuant to our stock option plans.

              Of all our outstanding warrants at May 22, 2008, warrants exercisable for 3,646,858 shares of our common stock at a weighted average exercise price of $1.30 will expire before July 31, 2008. On May 22, 2008, the closing price of one share of our common stock was $2.22. Since the per share exercise price of these outstanding warrants is lower than the current market price of our common stock, it is likely that many of the holders of these warrants will exercise them prior to the expiration of these warrants on or before July 31, 2008. The shares of common stock issuable on exercise of these warrants are currently registered for immediate re-sale under an effective registration statement. If the holders of these expiring warrants exercise them and sell the resulting shares, it could cause the price of our common stock to decline.

              Any future issuances of our common stock would similarly dilute the relative ownership interest of our current stockholders, and could also cause the trading price of our common stock to decline.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

              Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

              Sales of a substantial number of shares of common stock after the date of this prospectus could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of May 22, 2008, we had 77,775,020 shares of common stock outstanding.

              As of May 22, 2008, we had warrants outstanding that are exercisable for the purchase of an aggregate of 6,379,159 shares of our common stock, and outstanding options that are exercisable for the purchase of an aggregate of 9,157,382 shares of our common stock. If, and to the extent, outstanding options or warrants are exercised, you will experience dilution to your holdings. In addition, shares issuable upon exercise of our outstanding warrants and stock options may be immediately sold pursuant to an effective registration statement. If a warrant or option holder exercises a warrant or an option at an exercise price that is less than the prevailing market value of our common stock, the holder may be motivated to immediately sell the resulting shares to realize an immediate gain, which could cause the trading price of our common stock to decline.

              In connection with our acquisition of the Netintact entities in 2006, we entered into a lock-up agreement with the former Netintact shareholders under which they agreed not to sell the approximately 19,000,000 shares of our common stock that were issued to them as consideration for the acquisition or issuable upon exercise of warrants issued in connection with the acquisition. One- third of the shares and shares issuable on exercise of warrants were released from the lock-up on the first year anniversaries of the acquisitions, on August 18, 2007 and September 29, 2007. An additional third, totaling approximately 6,333,333 shares, will be released on the second anniversaries of the acquisitions, with 6,040,000 shares being released on August 18, 2008 and 293,333 shares being released on September 29, 2008. The balance of the shares will be released on the third year anniversaries of the acquisitions, with 6,040,000 shares being released on August 18, 2009 and 293,333 shares being released on September 29, 2009. Once released from lock-up, the shares are freely tradable and may generally be sold without restriction, which could cause the trading price of our common stock to decline.

The American Stock Exchange may delist our securities, which could limit investors' ability to transact in our securities and subject us to additional trading restrictions.

              Our shares of common stock are listed on the American Stock Exchange. Maintaining our listing on the American Stock Exchange requires that we fulfill certain continuing listing standards including maintaining a trading price for our common stock that the American Stock Exchange does not consider unduly low and adhering to specified corporate governance requirements. If the American Stock Exchange delists our securities from trading, we could face significant consequences, including:

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  a limited availability for market quotations for our securities;

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  reduced liquidity with respect to our securities;

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  a determination that our ordinary share is a "penny stock," which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

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  a limited amount of news and analyst coverage for our company; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

              In addition, we would no longer be subject to American Stock Exchange rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards. Our failure to be listed on the American Stock Exchange or another established securities market would have a material adverse effect on the value of your investment in us.

              If our common stock is not listed on the American Stock Exchange or another national exchange, the trading price of our common stock is below $5.00 per share and we have net tangible assets of $5,000,000 or less, the open-market trading of our common stock will be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. If our shares become subject to the "penny stock" rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

  •
  make a special written suitability determination for the purchaser;

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  receive the purchaser's written agreement to the transaction prior to sale;

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  provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

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  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

              As a result of these requirements, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Nevada law and our articles of incorporation and bylaws contain provisions that may discourage, delay or prevent a change in our management team that our stockholders may consider favorable or otherwise have the potential to impact our stockholders' ability to control our company.

              Nevada law and our articles of incorporation and bylaws contain provisions that may have the effect of preserving our current management or may impact our stockholders' ability to control our company, such as:

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  authorizing the issuance of "blank check" preferred stock without any need for action by stockholders;

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  eliminating the ability of stockholders to call special meetings of stockholders;

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  restricting the ability of stockholders to take action by written consent; and

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  establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

              These provisions could allow our Board of Directors to affect your rights as a stockholder since our Board of Directors can make it more difficult for common stockholders to replace members of the Board. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us and may impact the rights of common stockholders. All of the foregoing could adversely affect your rights as a stockholder of our company and/or prevailing market prices for our common stock.

              To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

              We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends, or that, even if the funds are legally available, the dividends will be paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "potentially," "will" or "may," or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus may include, but are not limited to, statements about:

  •
  expectations of future operating results or financial performance;

  •
  introduction of new products;

  •
  plans for growth, future operations and potential acquisitions;

  •
  our plans to develop and commercialize our products;

  •
  our use of proceeds from this offering;

  •
  the size and growth potential of possible markets for our product candidates and our ability to serve those markets;

  •
  the rate and degree of market acceptance of any future products;

  •
  the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing and our ability to obtain additional financing;

  •
  our ability to attract strategic partners with development, regulatory and commercialization expertise; and

  •
  the development of our marketing capabilities.

              There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption "Risk Factors." Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

              We estimate that our net proceeds from the sale of common stock in this offering will be $             million after deducting estimated offering expenses of $            and underwriting discounts and commissions and assuming a public offering price of $            per share. If the over-allotment option is exercised in full, we estimate that our net proceeds will be $            million.

              We intend to use the net proceeds of the offering for sales and marketing, research and development, working capital and other general corporate purposes. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these proceeds.

              Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, our cash needs and the amount of competition we face. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

              Circumstances that may give rise to a change in the use of proceeds include:

  •
  the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

  •
  the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

  •
  if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

              From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment- grade instruments or certificates of deposit.

PRICE RANGE OF OUR COMMON STOCK

              Our common stock has traded on the American Stock Exchange under the symbol "PKT" since September 19, 2007. Prior to that, our common stock was quoted on the OTC Bulletin Board. The following table lists, for the periods indicated below, quarterly information on the price range of our common stock based on the high and low reported intraday sale prices for our common stock as reported by the American Stock Exchange since September 19, 2007, and before that as reported by the OTC Bulletin Board. These prices do not include retail markups, markdowns or commissions.

	Prices
Period
	Low	High
2006
First Quarter	$0.47	$0.88
Second Quarter	0.46	0.75
Third Quarter	0.43	0.85
Fourth Quarter	0.77	2.28
2007
First Quarter	$1.80	$3.03
Second Quarter	2.27	3.40
Third Quarter	2.56	3.24
Fourth Quarter	1.05	2.97
2008
First Quarter	$0.82	$1.59
Second Quarter through May 22, 2008	1.18	2.40

              The last reported sale price for our common stock on the American Stock Exchange was $2.22 per share on May 22, 2008. We estimate that there were approximately 158 registered holders of our common stock as of May 16, 2008.

DIVIDEND POLICY

              We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

DILUTION

              If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share.

              Our historical net tangible book value as of March 31, 2008 was $6.6 million, or $0.09 per share. Historical net tangible book value per share is determined by dividing our net tangible book value by the actual number of outstanding shares of common stock.

              Dilution in historical net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the adjusted net tangible book value per share of common stock immediately after the closing of this offering. After giving effect to the sale by us of            shares of common stock in this offering at an assumed price of $            per share, which was the closing price of our common stock on                        , 2008, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of $            payable by us, our adjusted net tangible book value as of March 31, 2008 would have been $             million, or $            per share of common stock. This represents an immediate increase in the adjusted net tangible book value of $            per share to our existing stockholders and an immediate and substantial dilution in adjusted net tangible book value of $            per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed offering price per share		$
Net tangible book value per share as of March 31, 2008	$0.09
Increase per share attributable to new investors

Adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

              If the underwriter exercises its option to purchase additional shares in full, the number of shares held by new investors will be increased to                        , or approximately             of the total number of shares of our common stock outstanding after this offering, based on shares outstanding as of March 31, 2008.

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders		%	$	%	$
New Investors		%		%

Total		%	$	%	$

              The shares outstanding as of March 31, 2008 used to calculate the information excludes:

  •
  8,871,908 shares of common stock issuable upon the exercise of outstanding options under our 2003 Stock Option Plan, Amended 2004 Stock Option Plan and 2007 Equity Incentive Plan with a weighted average exercise price of $1.47 per share; and

  •
  7,729,534 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.14 per share.

CAPITALIZATION

              The following table describes our cash, cash equivalents and investments and capitalization as of March 31, 2008:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of            shares of common stock by us in this offering at an assumed offering price of $            per share (the closing price of one share of our common stock on            2008) after deducting underwriting discounts and commissions and estimated offering costs to be paid by us.

              You should read this table in conjunction with the information under the captions "Use of Proceeds," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2008
	Actual	As Adjusted
		(unaudited)
	(in thousands)
Cash and cash equivalents	$3,325	$

Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of March 31, 2008	–
Common stock, $0.001 par value; 130,000,000 shares authorized; 76,384,292 shares issued and outstanding as of March 31, 2008	76
Additional paid-in capital	50,215
Accumulated other comprehensive gain	131
Accumulated deficit	(41,322)

Total stockholders' equity	9,100

Total liabilities and stockholders' equity	$13,763	$

              The outstanding share information in the table above excludes:

  •
  8,871,908 shares of common stock issuable upon the exercise of outstanding options under our 2003 Stock Option Plan, Amended 2004 Stock Option Plan and 2007 Equity Incentive Plan with a weighted average exercise price of $1.47 per share; and

  •
  7,729,534 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.14 per share.

              Since March 31, 2008 we have issued additional shares of our common stock upon the exercise of outstanding options and warrants. As of May 22, 2008 there were 77,775,020 shares of our common stock outstanding.

SELECTED CONSOLIDATED FINANCIAL DATA

              The following table sets forth certain financial data with respect to our business. The information set forth below is not necessarily indicative of results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended January 1, 2006, December 31, 2006 and December 31, 2007 and the consolidated balance sheet data as of December 31, 2006 and December 31, 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended December 28, 2003 and January 2, 2005 and the consolidated balance sheet data as of December 28, 2003, January 2, 2005 and January 1, 2006 have been derived from our audited consolidated financial statements not included in this prospectus.

	Fiscal Years Ended(1)
	2003	2004	2005	2006	2007
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Net revenue	$32	$98	$255	$1,914	$6,673
Cost of goods sold	62	161	308	630	2,402

Gross profit	(30)	(63)	(53)	1,284	4,271
Operating expenses:
Research and development	1,376	2,157	2,605	3,065	3,151
Sales and marketing	341	901	1,753	2,275	6,837
General and administrative	1,151	3,227	2,339	3,707	7,889

Total operating expenses	2,868	6,285	6,697	9,047	17,877

Operating loss	(2,898)	(6,348)	(6,750)	(7,763)	(13,606)
Total other income (expense), net	(344)	(15)	11	8	52

Loss before income taxes	(3,242)	(6,363)	(6,739)	(7,755)	(13,554)
Benefit from income taxes				252	1,073

Net loss	$(3,242)	$(6,363)	$(6,739)	$(7,503)	$(12,481)

Basic and diluted net loss per share	$(0.30)	$(0.27)	$(0.22)	$(0.15)	$(0.17)

Basic and diluted shares used in computing net loss per share	10,700,244	23,592,522	30,445,423	50,443,688	71,422,184

	Fiscal Years Ended(1)
	2003	2004	2005	2006	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,936	$4,148	$1,255	$5,214	$5,865
Working capital	1,807	3,983	734	5,571	6,291
Total assets	2,306	4,653	1,698	17,664	16,927
Deferred revenue	–	–	7	383	958
Accumulated deficit	(4,751)	(11,114)	(17,853)	(25,357)	(37,838)
Total stockholders' equity	1,880	4,107	851	13,450	11,889

(1)
Prior to the fiscal year which ended December 31, 2006, we maintained our accounting records on a 52-53 week fiscal year, with the fiscal year ending on the Sunday nearest to December 31. Fiscal year 2003 ended on December 28, 2003, fiscal year 2004 ended on January 2, 2005, and fiscal year ended 2005 ended January 1, 2006. Beginning with the fiscal year which ended December 31, 2006, we changed our fiscal year end to coincide with the calendar year end.

SELECTED QUARTERLY FINANCIAL INFORMATION

              The following table sets forth our unaudited consolidated quarterly statement of operations data for the fiscal years ended December 31, 2006 and 2007. You should read the following tables in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for the full fiscal year or any other future period.

Quarterly Periods in the Fiscal Year Ended December 31, 2006

	March 31, 2006	June 30, 2006	Sep. 30, 2006	Dec. 31, 2006
	(unaudited, in thousands, except share and per share data)
Net revenue	$22	$55	$421	$1,416
Cost of goods sold	62	151	107	311

Gross profit	(40)	(96)	314	1,105
Operating expenses:
Research and development	714	791	909	651
Sales and marketing	455	459	437	923
General and administrative	495	600	839	1,772

Total operating expenses	1,664	1,850	2,185	3,346

Operating loss	(1,704)	(1,946)	(1,871)	(2,241)
Total other income (expense), net	(3)	4	3	3

Loss before income taxes	(1,707)	(1,942)	(1,868)	(2,238)
Benefit (provision) for income taxes			(12)	264

Net loss	$(1,707)	$(1,942)	$(1,880)	$(1,974)

Basic and diluted net loss per share	$(0.05)	$(0.04)	$(0.03)	$(0.03)

Basic and diluted shares used in computing net loss per share	36,461,326	46,745,012	55,488,782	64,248,470

Quarterly Periods in the Fiscal Year Ended December 31, 2007 and Three Months Ended March 31, 2008

	March 31, 2007	June 30, 2007	Sep. 30, 2007	Dec. 31, 2007	March 31, 2008
	(unaudited, in thousands, except share and per share data)
Net revenue	$1,985	$2,117	$1,646	$925	$1,716
Cost of goods sold	436	681	576	709	708

Gross profit	1,549	1,436	1,070	216	1,008
Operating expenses:
Research and development	843	691	769	849	662
Sales and marketing	1,196	1,565	1,711	2,366	1,807
General and administrative	1,626	2,068	2,008	2,185	2,266

Total operating expenses	3,665	4,324	4,488	5,400	4,735

Operating loss	(2,116)	(2,888)	(3,418)	(5,184)	(3,727)
Total other income (expense), net	17	14	27	(6)	3

Loss before income taxes	(2,099)	(2,874)	(3,391)	(5,190)	(3,724)
Benefit for income taxes	240	265	301	267	240

Net loss	$(1,859)	$(2,609)	$(3,090)	$(4,923)	$(3,484)

Basic and diluted net loss per share	$(0.03)	$(0.04)	$(0.04)	$(0.07)	$(0.05)

Basic and diluted shares used in computing net loss per share	68,377,963	68,904,544	73,089,577	75,223,108	76,118,175

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. Our actual results and the timing of selected events discussed below could differ materially from those expressed in, or implied by, these forward-looking statements.

Overview

              We provide bandwidth awareness, control and protection products and solutions for broadband service providers worldwide. Our products offer network administrators of service providers, governments, universities and enterprises intelligent network traffic identification, control and service management solutions.

              PacketLogic offers users the ability to monitor network use on an application and user-specific basis in real-time, and offers real improvements over existing DPI solutions. This capability allows network administrators to maximize network utilization, reducing the need for additional infrastructure investment. PacketLogic's modular, traffic and service management software is comprised of five individual modules: traffic identification and classification, traffic shaping, traffic filtering, flow statistics and web-based statistics.

              On August 18, 2006, we acquired the stock of Netintact AB, a Swedish corporation. On September 29, 2006, we acquired the effective ownership of the stock of Netintact PTY, an Australian company. During the three months ended October 1, 2006, we emerged from the development stage.

              As a result of the Netintact AB and Netintact PTY transactions, our core products and business have changed dramatically. Netintact's flagship product and technology, PacketLogic, now forms the core of our product offering. We sell our products through our direct sales force, resellers, distributors, and systems integrators in the Americas, Asia Pacific, and Europe.

Critical Accounting Policies

              Our discussion and analysis of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with Generally Accepted Accounting Principles in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates. We base our estimates on historical experience and on assumptions that are believed to be reasonable. These estimates and assumptions provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and these differences may be material. Our significant accounting policies are summarized in Note 2 of our audited financial statements for the year ended December 31, 2007 included elsewhere in this prospectus. There have been no significant changes in our significant accounting policies during the three month period ended March 31, 2008.

              In accordance with SEC guidance, those material accounting policies that we believe are the most critical to an investor's understanding of our financial results and condition are discussed below.

Revenue Recognition

              Our most common sale involves the integration of our software and a hardware appliance. The software is essential to the functionality of the product. We account for this revenue in accordance with Statement of Position, Software Revenue Recognition, or SOP 97-2, as amended by Modification of SOP 97-2, or SOP 98-9, Software Revenue Recognition, With Respect to Certain Transactions, for all transactions involving software. We recognize product revenue when all of the following have occurred: (1) we have entered into a legally binding arrangement with a customer resulting in the existence of persuasive evidence of an arrangement; (2) when product title transfers to the customer as identified by the passage of responsibility in accordance with International Chamber of Commerce Shipping Term, or INCOTERMS 2000; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

              Our product revenue consists of revenue from sales of our appliances and software licenses. Product sales include a perpetual license to our software. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue. Virtually all of our sales include support services which consist of software updates and customer support. Software updates provide customers access to a constantly growing library of electronic Internet traffic identifiers (signatures) and rights to non-specific software product upgrades, maintenance releases and patches released during the term of the support period. Support includes Internet access to technical content and telephone and Internet access to technical support personnel and hardware support.

              Receipt of a customer purchase order is the primary method of determining persuasive evidence that an arrangement exists.

              Delivery generally occurs when a product title has transferred as identified by the passage of responsibility per the INCOTERMS 2000. Our standard delivery terms are when a product is delivered to a common carrier from us, or our subsidiaries. However, product revenue based on channel partner purchase orders is recorded based on sell-through to the end user customers until such time as we have established significant experience with the channel partner's ability to complete the sales process. Additionally, when we introduce new products for which there is no historical evidence of acceptance history, revenue is recognized on the basis of end-user acceptance until such history has been established.

              Since our customer orders contain multiple items such as hardware, software, and services which are delivered at varying times, we determine whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force, Revenue Arrangements with Multiple Deliverables, or EITF 00-21. EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in our control. We use the residual method to recognize revenue when a product agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence, or VSOE, of the fair value of all undelivered elements exists. Through December 31, 2007, in virtually all of our contracts, the only element that remained undelivered at the time of product delivery was support and updates. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the contract fee is recognized as product revenue. If evidence of the fair value of one or more undelivered elements does not exist, all revenue is generally deferred and recognized when delivery of those elements occurs or when fair value can be established. When the undelivered element for which we do not have a fair value is post contract support, revenue for the entire arrangement is bundled and recognized ratably over the support period. Revenue related to these arrangements is included in ratable product and related support and services revenue in the accompanying consolidated statements of operations. VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for those services when sold separately and for support and updates is additionally measured by the renewal rate offered to the customer. Prior to the third quarter of 2005, we had not established VSOE for the fair value of support contracts provided to our reseller class of customers. As such, prior to the third quarter of 2005, we recognized all revenue on transactions sold through resellers ratably over the term of the support contract, typically one year. Beginning in the third quarter of 2005, we determined that we had established VSOE of fair value of support for products sold to resellers, and began recognizing product revenue upon delivery, provided the remaining criteria for revenue recognition had been met.

              Our fees are typically considered to be fixed or determinable at the inception of an arrangement, generally based on specific products and quantities to be delivered. Substantially all of our contracts do not include rights of return or acceptance provisions. To the extent that our agreements contain such terms, we recognize revenue once the acceptance provisions or right of return lapses. Payment terms to customers generally range from net 30 to 90 days. In the event payment terms are provided that differ from our standard business practices, the fees are deemed to not be fixed or determinable and revenue is recognized when the payments become due, provided the remaining criteria for revenue recognition have been met.

              We assess the ability to collect from our customers based on a number of factors, including credit worthiness of the customer and past transaction history of the customer. If the customer is not deemed credit worthy, we defer all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met.

Valuation of Long-Lived and Intangible Assets and Goodwill

              Effective September 29, 2006, we completed the acquisition of Netintact, a privately held software company and its subsidiaries. We issued 18,299,513 shares of common stock with a total fair value of $9.4 million, in exchange for all outstanding shares of Netintact AB and Netintact PTY. The acquisition was accounted for by using the purchase method of accounting for business combinations. We completed the valuation of the intangible assets and analysis of deferred tax liabilities acquired in the Netintact transaction pursuant to Statement of Financial Accounting, Accounting for Income Taxes, or SFAS 109, paragraphs 30 and 258-260. Based on this analysis, the purchase price of $9.4 million was allocated to acquired net worth of $0.5 million, intangible assets of $11.1 million, deferred tax impact of ($3.1) million and goodwill of $0.9 million.

              We test goodwill for impairment in accordance with Statement of Financial Accounting Standards, Goodwill and Other Intangible Assets, or SFAS 142. SFAS 142 requires that goodwill be tested for impairment at the "reporting-unit" level, or Reporting Unit, at least annually and more frequently upon the occurrence of certain events, as defined by SFAS 142. Consistent with our determination that we have only one reporting segment as defined in Disclosures about Segments of an Enterprise and Related Information, or SFAS 131, we have determined that we have only one Reporting Unit. Goodwill is tested for impairment annually in a two-step process. First, we determine if the carrying amount of our Reporting Unit exceeds the "fair value" of the Reporting Unit, which would indicate that goodwill may be impaired. If we determine that goodwill may be impaired, we compare the "implied fair value" of the goodwill, as defined by SFAS 142, to our carrying amount to determine if there is an impairment loss.

              As of December 31, 2006 and December 31, 2007, we concluded that there was no impairment to the carrying value of goodwill.

              In accordance with Accounting for Impairment or Disposal of Long-lived Assets, or SFAS 144, we evaluate long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

              As of December 31, 2006 and December 31, 2007, we have determined that our intangible assets are reasonably stated and are expected to be recovered in the future.

Allowance for Doubtful Accounts

              The allowance for doubtful accounts reduces trade receivables to the amount that is ultimately believed to be collectible. When evaluating the adequacy of the allowance for doubtful accounts, management reviews the aged receivables on an account-by-account basis, taking into consideration such factors as the age of the receivables, customer history and estimated continued credit-worthiness, as well as general economic and industry trends.

Stock Based Compensation

              Effective January 2, 2006, we adopted the provisions of Share-Based Payment, or SFAS 123(R). SFAS 123(R) requires the recognition of the fair value of equity-based compensation. The fair value of stock options shares was estimated using a Black-Scholes option valuation model. This model requires the input of subjective assumptions, including expected stock price volatility and estimated life of each award. The fair value of equity-based awards is measured at grant date and is amortized over the vesting period of the award, net of estimated forfeitures. All of our stock compensation is accounted for as an equity instrument. We previously applied Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the required pro forma disclosures of Accounting for Stock-Based Compensation, or SFAS 123. Prior to the adoption of SFAS 123(R), we provided the disclosures required under SFAS 123 as amended by Accounting for Stock-Based Compensation–Transition and Disclosures, or SFAS 148. We recorded employee stock-based compensation for the twelve months ended January 1, 2006 for options granted to employees with a market value of the underlying common stock greater than exercise price on the date of grant.

Accounting for Income Taxes

              We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with SFAS 109, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for the operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. Management believes that sufficient uncertainty exists regarding the future realization of deferred tax assets and, accordingly, a full valuation allowance has been provided against net deferred tax assets. Tax expense has taken into account any change in the valuation allowance for deferred tax assets where the realization of various deferred tax assets is subject to uncertainty.

              In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), an interpretation of FASB

Statements No. 109, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

              We adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, we recognized no material adjustment in the liability for unrecognized income tax benefits. At the adoption date of January 1, 2007, we had $176,639 of unrecognized tax benefits, none of which would affect our effective tax rate if recognized.

Results of Operations for the Years Ended December 31, 2007, December 31, 2006 and January 1, 2006

              From the date of our inception on May 1, 2002 through July 2, 2006, we were a development stage company, devoting all of our efforts and resources to developing and testing new products and preparing for introduction of our products into the market place. During this period, we generated insignificant revenues from actual sales of our products.

              After we acquired Netintact AB on August 18, 2006 and Netintact PTY on September 29, 2006, we began to recognize increased revenues, costs and expenses associated with the acquired companies and the introduction of Netintact's PacketLogic product line to a broader customer base. During the three months ended October 1, 2006, we emerged from our development stage.

Revenue

              Our revenue is derived from sales of our hardware appliances, bundled software licenses and from product support and services

              We operate from three legal entities including Procera (Americas), Netintact AB (Europe, Middle East, Africa or EMEA) and Netintact PTY (Asia Pacific or APAC). The table below presents the breakdown of revenue by entity:

			Variance in				Variance in
	2007	2006	Dollars	Percent	2006	2005	Dollars	Percent
Americas	$2,391,098	$515,513	$1,875,585	364%	$515,513	$254,809	$260,704	102%
EMEA	2,413,544	1,155,497	1,258,047	109%	1,155,497	–	1,155,497	–%
APAC	1,867,899	243,420	1,624,479	667%	243,420	–	243,420	–%

Total	$6,672,541	$1,914,430	$4,758,111	249%	$1,914,430	$254,809	$1,659,621	651%

              2007 versus 2006.    Product revenue increased in 2007 as a result of PacketLogic being sold for the full year as compared to 2006 when we acquired the PacketLogic product as a result of our acquisition of Netintact. The consolidated financial results for 2006 include EMEA for 4.5 months and APAC for 3 months. During 2007, we increased our new customers as well as obtained additional orders from existing customers.

              We expanded our presence in APAC countries in 2007 and we developed strong channel sales in this region. In 2006, the EMEA region experienced an OEM license sale which was discontinued in 2007. As a result, EMEA growth was far below that experienced by APAC and Americas.

              2006 versus 2005.    During the fiscal year 2005, we recognized revenues of $254,809 from sales of our OptimIP product offerings. As a result of the acquisition of the PacketLogic product family, the company's revenue increased to $1,914,430 for the fiscal year 2006 including revenue derived from sales of OptimIP of $91,939 and from PacketLogic of $1,822,491.

Cost of Goods Sold

              Cost of goods sold includes: (i) direct material costs for products sold and direct labor and manufacturing overhead, (ii) costs expected to be incurred for warranty, and (iii) adjustments to inventory values, including reserves for slow moving, inactive inventory, engineering changes and adjustments to reflect the company's policy of valuing inventory at lower of cost or market on a first-in, first-out basis. The following tables present the breakdown of cost of goods sold by entity and cost of goods sold by category.

By Entity

			Variance in				Variance in
	2007	2006	Dollars	Percent	2006	2005	Dollars	Percent
Americas	$1,321,346	$349,344	$972,002	364%	$349,344	$307,799	$41,545	113%
EMEA	592,667	169,693	422,974	109%	169,693	–	169,693	–%
APAC	487,646	111,751	375,895	667%	111,751	–	111,751	–%

Total	$2,401,659	$630,788	$1,770,871	249%	$630,788	$307,799	$322,989	104%

By Category

	2007	2006	Variance in Dollars	2006	2005	Variance in Dollars
Materials	$1,714,877	$295,403	$1,419,474	$295,403	$184,878	$110,525
% Revenue	25.7%	15.4%		15.4%	72.6%
Manufacturing Overhead	522,354	78,056	444,298	78,056	36,531	41,525
% Revenue	7.8%	4.1%		4.1%	14.3%
Warranty	54,132	6,713	47,419	6,713	8,032	(1,319)
% Revenue	0.8%	0.4%		0.4%	3.2%
Valuation Reserve	110,296	250,616	(140,320)	250,616	78,358	172,258
% Revenue	1.7%	13.1%		13.1%	30.8%

Total	$2,401,659	$630,788	$1,770,871	$630,788	$307,799	$322,989

% Revenue	36.0%	32.9%		32.9%	120.8%

              2007 versus 2006.    Total cost of goods sold during 2007 as compared to 2006 increased to 36% of total revenue versus 32.9% respectively. The increase in costs during 2007 was primarily due to low initial margins from a 3rd party product sold in 2007 and the increase in manufacturing overhead.

              We applied 50% of our manufacturing costs to engineering which were related to prototype activities. In 2007, manufacturing costs were fully allocated to revenue support. In addition, manufacturing costs expanded to include additional product testing functions.

              Valuation reserves decreased during 2007 as the entire OptimIP product line was written off in 2006 as a result of the changeover to the PacketLogic product family.

              2006 versus 2005.    Margins improved in 2006 compared to 2005 primarily due to higher material costs and valuation reserves in 2005. Material costs in 2005 were over 72% of total revenue primarily due to low procurement volumes. Valuation reserves were over 30% of total revenue in 2005 as a result of early stage product changes associated with initial market review of products.

Gross Profit or Loss and Margins

              The following table represents gross margin by entity:

	2007	2006	Variance in Dollars	2006	2005	Variance in Dollars
Americas	$1,069,752	$166,169	$903,583	$166,169	$(52,990)	$219,159
% Revenue	44.7%	32.2%		32.2%	(20.8)%
EMEA	1,820,877	985,804	835,073	985,804	–	985,804
% Revenue	75.4%	85.3%		85.3%	– %
APAC	1,380,253	131,669	1,248,584	131,669	–	131,669
% Revenue	73.9%	54.1%		54.1%	– %

Total	$4,270,882	$1,283,642	$2,987,240	$1,283,642	$(52,990)	$1,336,632

% Revenue	64.0%	67.1%		67.1%	(20.8)%

              2007 versus 2006.    Gross profit for 2007 increased by $2,987,240 over 2006, primarily due to increased sales volume associated with the Netintact acquisition and the PacketLogic family of products. Product margin as a percentage of sales decreased by 3.1% from 2007 versus 2006.

              Product margins improved in the Americas as a result of conversion from low margin sales of the OptimaIP product line to the more profitable PacketLogic family. 2006 sales in the APAC region included a higher mix of demonstrator sales which have no bundled software or relates software support revenues. EMEA product margins were higher in 2006 than 2007 primarily due to OEM license sale (which has negligible cost of sale) in 2006, which did not continue into 2007.

              2006 versus 2005.    Gross profits for 2006 increased by $1,336,632 over 2005 primarily due to increased sales volume associated with the Netintact acquisition.

Operating Expenses

Research and Development

              Research and development consists of costs associated with personnel, prototype materials, initial product certifications and equipment costs. Research and development costs are primarily categorized as either sustaining (efforts for products already released) or development costs (associated with new products).

	Fiscal Years Ended
	2007	2006	2005
Research and development expenses	$3,151,438	$3,065,266	$2,604,897
Percent of total revenue	47%	160%	1,022%

              2007 versus 2006.    Research and development expenses for fiscal 2007 increased by $86,172 when compared to fiscal 2006. Research and development expenses increased as a result of the costs of the acquired Netintact companies of $1,082,000, and increases in services of $134,000, prototype materials of $60,000 and miscellaneous expense increases of $18,000. Offsetting these expense increases were expense decreases associated with reduced payroll costs of $565,000 associated with the elimination of the OptimaIP product line, reduction of operations expenses of $342,000 as a result of converting from a development stage company, and lower stock based compensation expenses of $301,000.

              2006 versus 2005.    Research and development expenses for the fiscal year 2006 increased by $460,369 when compared to the fiscal year 2006 as a result of the costs of the acquired Netintact companies of $309,000 and stock based compensation expense of $512,000. Offsetting these expense increases were expense decreases as a result of exiting the development phase of the OptimaIP product line including lower prototype labor and procurement support of $203,000, lower prototype materials and equipment of $95,000, lower development personnel costs of $45,000 and other miscellaneous expense decreases of $18,000.

              Development costs included in fiscal years 2007, 2006 and 2005 were $742,580, $293,101 and $770,144 respectively. New product development costs decreased from 2005 to 2006 primarily as a result of completing the design stage of the OptimaIP product line, exiting the development stage phase of operation and the acquisition of the fully developed and tested PacketLogic product line. Development costs increased in 2007 as compared to 2006 as a result of exploring expanded market opportunities for the PacketLogic and DRDL core technologies.

Sales and Marketing

              Sales and marketing expenses primarily include personnel costs, sales commissions, and marketing expenses such as trade shows, channel development and literature.

	Fiscal Years Ended
	2007	2006	2005
Sales and marketing expenses	$6,836,983	$2,274,429	$1,752,886
Percent of total revenue	102%	119%	688%

              2007 versus 2006.    Sales and marketing expenses for the fiscal year 2007 increased by $4,562,554 when compared to fiscal year 2006. The costs associated with the acquired sales and marketing organizations of Netintact increased spending in 2007 by $2,305,000. Payroll costs increased by $1,130,000 as a result of increasing employment from 22 employees at year end 2006 to 33 employees in 2007. Consulting expenses increased in 2007 by $410,000 primarily due to increased expenses for trade shows, product literature, and channel development activities. Other expense increases in 2007 include travel expenditures of $204,000, stock based compensation of $488,000 and miscellaneous other items of $26,000.

              2006 versus 2005.    Sales and marketing expenses for the fiscal year 2006 increased by $521,543 when compared to fiscal year 2005. Sales and marketing expense increased as a result of costs related to the acquired Netintact companies of $455,000 and stock based compensation expense of $223,000. Offsetting these expense increases were expense decreases related to lower independent sales representative fees of $103,000, lower employee related costs of $33,000 and miscellaneous other expense reductions of $20,000.

General and Administrative

              General and administrative expenses consist primarily of personnel and facilities costs related to our executive, finance, human resources, and legal organizations, fees for professional services and amortization of intangible assets. Professional services include costs associated with legal, audit and investor relations consulting costs.

	Fiscal Years Ended
	2007	2006	2005
General and administrative expenses	$7,888,204	$3,706,903	$2,338,720
Percent of total revenue	118%	194%	918%

              2007 versus 2006.    General and administrative expenses for the fiscal year ended December 31, 2007 increased by $4,181,301 when compared to the fiscal year ended December 31, 2006. Expense increases during 2007 included amortization of intangible assets acquired from Netintact of $2,478,000, stock based compensation of $471,000, professional services of $365,000, personnel costs of $316,000, Netintact administrative costs of $213,000, travel related spending of $79,000, AMEX entrance fees of $75,000, facility expenses including insurance of $71,000, investor relations of $58,000, expensed tools of $32,000 and miscellaneous spending of $23,000.

              2006 versus 2005.    General and administrative expenses for the fiscal year ended December 31, 2006 increased by $1,368,183 when compared to the fiscal year ended January 1, 2006. Increases in general and administrative expenses include expenses of the acquired Netintact companies of $36,000, the amortization of intangible assets associated with the acquisition of the Netintact companies of $1,228,000, legal and audit fees of $297,000, investor relations expenses of $371,000, employee related expenses of $91,000 and facility related expenses of $35,000. Offsetting these expense increases were expense decreases due to reduction in expenses for consultant payments of $524,000 associated with unsuccessful financings in 2005, insurance of $42,000, stock based compensation of $6,000, reduction of bad debt expenses of $107,000 and miscellaneous other expense reductions of $11,000.

Interest and Other Income

              During fiscal 2007 we maintained higher cash balances than in prior years as a result of a late 2006 private placement of equity financing and a July 2007 private placement of equity. Net cash interest and other income exceeded $51,858 versus net interest and other income of $7,904 in 2006 and $10,578 in 2005. Interest charged to expense for the fiscal years ending December 31, 2007 and 2006 was $6,559 and $8,918 respectively.

Results of Operations for the Three Months Ended March 31, 2008 and March 31, 2007

Revenue

              Our revenue is derived from sales of our hardware appliances, bundled software licenses, and from product support, training, and other services. We currently operate from three legal entities including Procera (Americas), Netintact AB (Europe, Middle East, Africa or EMEA), and

Netintact PTY (Asia Pacific or APAC). The table below presents the breakdown of revenue by entity.

	Three Months Ended March 31,		Variance in
	2008	2007	Dollars	Percent
	(dollar amounts in thousands)
Americas	$633	$928	$(295)	(32)%
EMEA	414	722	(308)	(43)%
APAC	669	335	334	100%

Total	$1,716	$1,985	$(269)	(14)%

              Our net revenue for the first quarter of 2008 was $1,716,000 as compared to our net revenue in the first quarter of 2007 of $1,985,000. In 2007, one large order represented 21% of the total revenue for the first quarter. In addition, during the first quarter of 2008, we underwent a significant change in sales and marketing management and support personnel, resulting in what we expect will be short term sales productivity changes. We expanded our channel presence in the APAC region in 2007, resulting in improved sales performance in this area.

Cost of Goods Sold

              Cost of goods sold include direct material costs for products sold, direct labor and manufacturing overhead, and adjustments to inventory values, including reserves for slow moving, obsolete inventory, engineering changes, and adjustments to reflect our policy of valuing inventory at lower of cost or market on a first-in, first-out basis. The following tables present the breakdown of cost of goods sold by entity and by category.

By Entity

	Three Months Ended March 31,		Percent of Total Revenue
	2008	2007	2008	2007
	(in thousands)
Americas	$405	$267	64%	29%
EMEA	96	108	23%	15%
APAC	207	61	31%	18%

Total	$708	$436	41%	22%

By Category

	Three Months Ended March 31,		Percent of Total Revenue
	2008	2007	2008	2007
	(in thousands)
Direct materials	$391	$309	23%	16%
Applied labor and manufacturing overhead	174	116	10%	6%
Inventory adjustments and other costs	143	11	8%	–

Total	$708	$436	41%	22%

              Our cost of goods sold in the first quarter of 2008 was 41% of sales as compared to cost of goods sold in the first quarter of 2007 of 22% of sales in that quarter. Direct material costs increased primarily due to product mix. During the first quarter of 2008, we had higher than normal hardware expansion orders which have much lower margins than our typical order consisting of hardware and software licenses. Manufacturing overhead increased year over year as we have expanded production and testing capabilities during this period. Inventory adjustments and other costs increased in 2008 primarily as a result of product and component changes, associated with product improvements.

              Cost of goods sold in Americas increased as a percent of total revenue from 2007 to 2008 as the costs associated with manufacturing overhead and inventory adjustments are a function of US manufacturing operation. EMEA cost of goods sold increased due to a large hardware only sale during the first quarter of 2008. APAC cost of goods sold increased due to the growth of lower margin channel sales in 2008.

Gross Profit or Loss and Margins

              Our gross profit was 59% in the first quarter of 2008, compared to 78% in the first quarter of 2007. The primary elements as identified above were: (i) inventory adjustments associated with product improvements, (ii) product mix (iii) increased sales from lower margin channel markets and (iv) restructuring of the sales and marketing organizations during the first quarter of 2008.

              The following table represents our gross profit by entity:

	Three Months Ended March 31,		Variance in
	2008	2007	Dollars	Percent
	(dollar amounts in thousands)
Americas	$228	$661	$(433)	(64)%
EMEA	318	614	(296)	(48)%
APAC	462	274	188	69%

Total	$1,008	$1,549	$(541)	(35)%

Operating Expenses

              Operating expenses for the first three months ended March 31, 2008 and 2007 are as follows:

	Three Months Ended March 31,		Variance in
	2008	2007	Dollars	Percent
	(dollar amounts in thousands)
Research and development	$662	$843	$181	21%
Sales and marketing	1,807	1,196	(611)	(51)%
General and administrative	2,266	1,626	(640)	(39)%

Total	$4,735	$3,665	$(1,070)	(29)%

Research and Development

              Research and development expenses consisted of costs associated with personnel, prototype materials, initial product certifications and equipment costs. Research and development costs are primarily categorized as either sustaining (efforts for products already released) or development costs (associated with new products).

	Three Months Ended March 31,
			(Increase) Decrease
	2008	2007
	(dollar amounts in thousands)
Research and development	$662	$843	$181
Percent of total revenue	39%	43%	4%

              Research and development expense for the first quarter of 2008 decreased by $181,000 as compared to the first quarter of 2007. We reorganized our hardware and software development resources after the first quarter of 2007 as a result of the acquisition of Netintact. Offsetting the favorable personnel costs, we increased spending on product improvement projects including prototype materials, initial product certifications, and product characterization equipment. For the periods ending March 31, 2008 and 2007, non-cash costs associated with stock based compensation expense included in research and development were $73,000 and $69,000 respectively.

Sales and Marketing

              Sales and marketing expenses primarily included personnel costs, sales commissions, and marketing expenses such as trade shows, channel development, and literature.

	Three Months Ended March 31,
			(Increase) Decrease
	2008	2007
	(dollar amounts in thousands)
Sales and marketing	$1,807	$1,196	$(611)
Percent of total revenue	105%	60%	(45)%

              Sales and marketing expenses for first quarter of 2008 increased by $611,000, as compared to the first quarter of 2007. The staff of the sales and marketing team grew 50% from 22 at the beginning of 2007 to 33 by the end of 2007. During the first quarter of 2008, we reorganized our sales and marketing organization on a worldwide basis and incurred one-time severance related costs. We incurred additional costs to support the recruitment and hiring of new management and staff personnel during the first quarter of 2008. For the periods ending March 31 2008 and 2007, non-cash costs associated with stock-based compensation included in sales and marketing expenses were $125,000 and $189,000 respectively.

General and Administrative

              General and administrative expenses consisted primarily of personnel and facilities costs related to our executive, finance, human resources, and legal organizations, fees for professional services, and amortization of intangible assets. Professional services included costs associated with legal, audit, and investor relations consulting costs.

	Three Months Ended March 31,
			(Increase) Decrease
	2008	2007
	(dollar amounts in thousands)
General and administrative	$2,266	$1,626	$(640)
Percent of total revenue	132%	82%	(50)%

              General and administrative expenses for the first quarter of 2008 increased by $640,000, when compared to the first quarter of 2007. Expense increases in 2008 included payroll and related costs of $261,000, professional services of $142,000, stock based compensation of $99,000, facility expenses including insurance of $85,000, investor relations of $26,000, and travel and other related spending of $27,000. For the periods ending March 31, 2008 and 2007, non-cash costs included in G&A were $1,119,000 and $1,111,000 respectively including intangible amortization and stock based compensation expenses.

Interest and Other Income

              During the first quarter of 2008 we maintained lower cash balances than in the same quarter of 2007. As a result, net cash interest and other income decreased by $14,000 during this period. Net interest and other income for the first quarter of 2008 and 2007 were $3,000 and $16,000 respectively.

Liquidity and Capital Resources for the Years Ended December 31, 2007, December 31, 2006 and January 1, 2006

Balance Sheet and Cash Flows

              Cash and Cash Equivalents.    The following table summarizes our cash and cash equivalents, which consist of highly liquid financial instruments:

	Fiscal Years Ended December 31,
	2007	2006	Increase (Decrease)
Cash and cash equivalents	$5,864,648	$5,214,177	$650,471

              The cash and cash equivalents balance increased by $0.7 million from December 31, 2006 due to activities in the following areas.

Increase (Decrease)
Net cash used in operating activities	$(7,048,194)
Net cash used in investing activities	(499,503)
Net cash provided by financing activities	8,218,037
Effect of exchange rates	(19,869)

Net change in cash and cash equivalents	$650,471

              During the fiscal year ending December 31, 2007, cash was provided primarily by the proceeds of a private placement of equity in July 2007 totaling $7.5 million and the exercise of warrants and options totaling $0.8 million.

              Although we recorded a net loss of $12.5 million we used only $7.0 million of cash in operations due to net non-cash adjustments. The primary non-cash adjustments include stock based employee compensation of $2.0 million, stock based services expense of $0.5 million, intangible amortization of $3.7 million, depreciation of $0.2 million and change in net worth of $0.2 million offset by the amortization of the tax benefit associated with the intangible amortization of $1.1 million. Our primary uses of cash for net working capital included an increase in inventories and accounts receivable offset by increases in accounts payable, accrued expenses and deferred revenue and a decrease in prepaid expenses.

              Based on current reserves and anticipated cash flow from operations, our working capital may not be sufficient to meet the needs of our business through the end of 2008. Our future capital requirements will depend on many factors, including our rate of growth, the expansion of our sales and marketing activities, development of additional channel partners and sales territories, introduction of new products, enhancement of existing products, and continued acceptance of our products. We may also enter into arrangements that require investment such as complementary businesses, service expansion, technology partnerships or acquisitions.

              Debt and Lease Obligations.    At December 31, 2007, we had obligations for leased equipment from various sources as shown below. Interest rates on such debt range from 9% to 10%. We also lease office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2014.

              As of December 31, 2007, future minimum lease payments that come due in the current and following fiscal years ending December 31 are as follows:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Capital lease obligations	$96,640	$33,867	$24,300	$22,012	$16,461
Operating lease obligations	1,521,373	329,053	745,566	446,754	—

Total	$1,618,013	$362,920	$769,866	$468,766	$16,461

Deferred Revenue Items

              The following table represents our deferred revenue for the periods ending December 31, 2007 and 2006:

	December 31,
	2007	2006	Increase
Deferred revenue	$957,891	$383,231	$574,660

              Product sales include post contract support and hardware maintenance services which are deferred until earned. The contract period typically is one year but can range as long as three years. Additionally, when we introduce new products for which there is no evidence of acceptance history, revenue is deferred until receipt of end-user acceptance until such history has been established. The increase in deferred revenue during 2007 is reflective of an increasing base of customers and related support contract renewals on historical sales.

Material Commitments of Capital

              We use third-party contract manufacturers to assemble and test our products. In order to reduce manufacturing lead-times and ensure an adequate supply of inventories, our agreements with some of these manufacturers allow them to procure long lead-time component inventory on our behalf based on our rolling production forecast. We may be contractually obligated to purchase long lead-time component inventory procured by certain manufacturers in accordance with our forecasts. In addition, we issue purchase orders to our third-party manufacturers that may not be cancelable at any time. As of December 31, 2007, we had no open non-cancelable purchase orders with our third-party manufacturers.

Off-Balance Sheet Arrangements

              As of December 31, 2007, we had no off-balance sheet items as described by Item 303(c) of Securities and Exchange Commission Regulation S-K. We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Liquidity and Capital Resources for the Three Months Ended March 31, 2008 and March 31, 2007

Balance Sheet and Cash Flows

              Cash and Cash Equivalents and Investments.    The following table summarizes our cash and cash equivalents and investments, which were classified as "available for sale" and consisted of highly liquid financial instruments:

	Three Months Ended March 31,		Variance in
	2008	2007	Dollars	Percent
	(dollar amounts in thousands)
Cash and cash equivalents	$3,325	$4,233	$(908)	(21)%

              The cash and cash equivalents balance decreased during the quarter ending March 31, 2008 and 2007 by $2,540,000 and $981,000 as follows:

	Three Months Ended March 31,		Variance in
	2008	2007	Dollars	Percent
	(dollar amounts in thousands)
Net cash (used in) operating activities	$(2,775)	$(903)	$(1,872)	(207)%
Net cash provided by (used in) investing activities	(17)	(131)	114	87%
Net cash provided by financing activities	193	75	118	157%
Effect of exchange rate changes on cash and cash equivalents	59	(22)	81	368%

Net increase (decrease) of cash and cash equivalents	$(2,540)	$(981)	$(1,559)	(159)%

              During the three month period ending March 31, 2008, our cash used in operating activities was $2,775,000. Major elements of operating activity cash usage were $3,484,000 net loss, $271,000 from increased inventories, $33,000 from increased accounts receivable and $331,000 in decreased accounts payable and accruals. Operating cash flow for the three month period ending March 31, 2008 increased as a result of expenses not requiring the use of cash of $1,164,000 and $110,000 from increased deferred revenue. In the first quarter of 2008, net cash used in investing activities of $17,000 was primarily for the purchase of equipment. Net cash provided by financing activities during the first quarter of 2008 increased by $203,000 from the exercise of stock options offset by capital lease payments of $9,000.

              We believe that our existing cash, cash equivalents and short-term investments, along with the cash that we expect to generate from operations, together with debt financing that management believes is available, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through March 31, 2009, without taking into account any proceeds resulting from this proposed offering. If this offering is not consummated or if our available sources of cash are insufficient to satisfy our liquidity requirements, we will seek to sell additional equity or debt securities, obtain a credit facility or enter into development or license agreements with third parties. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights senior to those associated with our common stock and could contain covenants that would restrict our operations. Any corporate collaboration or licensing arrangements may require us to relinquish valuable rights. Additional financing may not be available at all, or in amounts or upon terms acceptable to us. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our commercialization efforts or one or more of our research and development programs.

              Our management routinely and actively pursues various funding options, including equity offerings, equity-like financing, strategic corporate alliances, business combinations and even the establishment of product related research and development limited partnerships, to obtain additional financing to continue the development of our products and bring them to commercial markets. Should we be unable to raise adequate financing or generate sufficient revenue in the future, short-term and long-term operations may need to be scaled back or discontinued.

              Debt and Lease Obligations.    As of March 31, 2008, we had obligations for leased equipment from various sources as shown below. Interest rates on such debt range from 9% to 10%. Procera also leases office space and equipment under non-cancellable operating and capital leases with various expiration dates through 2014.

              The following table describes our principal contractual cash obligations as of March 31, 2008:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Capital lease obligations	$96,640	$32,564	$23,878	$23,521	$16,677
Operating lease obligations	1,533,193	340,922	774,834	377,529	39,908

Total	$1,629,833	$373,486	$798,712	$401,050	$56,585

Deferred Revenue Items

              The following table describes our deferred revenue for the first quarter of 2008 and 2007 respectively:

	Three Months Ended March 31,		Variance in
	2008	2007	Dollars	Percent
	(dollar amounts in thousands)
Deferred revenue	$1,106	$625	$481	77%

              Product sales include post contract support and hardware maintenance services which are deferred until earned. The contract period typically is one year but can range up to three years. Additionally, when we introduce new products for which there is no evidence of acceptance history, revenue is deferred until receipt of end-user acceptance until such history has been established. The increase in deferred revenue of $0.5 million is reflective of an increasing base of customers and related support contract renewals on historical sales.

Material Commitments of Capital

              We use third-party contract manufacturers to assemble and test our products. In order to reduce manufacturing lead-times and ensure an adequate supply of inventories, our agreements with some of these manufacturers allow them to procure long lead-time component inventory on our behalf based on our rolling production forecast. We may be contractually obligated to purchase long lead-time component inventory procured by certain manufacturers in accordance with our forecasts. In addition, we issue purchase orders to our third-party manufacturers that may not be cancellable at any time. As of March 31, 2008, we had no open non-cancellable purchase orders with third-party manufacturers.

Off-Balance Sheet Arrangements

              As of March 31, 2008, we had no off-balance sheet items as described by Item 303(a)(4) of Securities and Exchange Commission Regulation S-K. We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk, or credit risk support.

Recent Accounting Pronouncements

Financial Accounting Standard No. 157–Fair Value Measurements

              In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The statement defines fair value as the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. The statement establishes a three-level hierarchy to prioritize the inputs used in measuring fair value.

              In February 2008, the FASB issued FASB Staff Position 157-b, or FSB 157-b, which delayed the effective date of SFAS 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 and FSP 157-b are effective for financial statements issued for fiscal years beginning after November 15, 2007. We have elected a partial deferral of Statement 157 under the provisions of FSP 157-b and, effective January 1, 2008, we adopted SFAS 157 for those assets and liabilities that are remeasured at fair value on a recurring basis. Our partial adoption of SFAS 157 did not have a material effect on our consolidated financial statements as of and for the three months ended March 31, 2008.

Financial Accounting Standard No. 159–The Fair Value Option for Financial Assets and Financial Liabilities

              In February 2007, the FASB issued Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or FAS 159. FAS 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. FAS 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first re-measurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. We have elected not to apply the fair value option to any eligible assets or liabilities held as of December 31, 2007 or for any eligible assets or liabilities arising during the three months ended March 31, 2008.

Financial Accounting Standard No. 160–Noncontrolling Interests in Consolidated Financial Statements–an Amendment of Accounting Research Bulletin No. 51

              In December 2007, the FASB issued Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements–an Amendment of Accounting Research Bulletin No. 51, or FAS 160. FAS 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. FAS 160 is effective for fiscal years beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. We do not believe that FAS 160 will have any material impact on our consolidated financial statements.

Financial Accounting Standard No. 141(revised 2007)–Business Combinations (Revised)

              In December 2007, the FASB issued Financial Accounting Standard No. 141(revised 2007), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) applies to all transactions or other events in which the reporting entity obtains control of one or more businesses, including those sometimes referred to as "true mergers" or "mergers of equals" and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We do not believe that FAS 141(R) will have any material impact on our consolidated financial statements.

              In December 2007, the SEC issued Staff Accounting Bulletin No. 110, or SAB 110. SAB 110 expresses the views of the staff regarding the use of a "simplified" method, as discussed in SAB No. 107, Share-Based Payment, in developing an estimate of the expected term of "plain vanilla" share options in accordance with SFAS No. 123(R). We do not expect SAB 110 to have a material impact on our results of operations or financial condition.

Qualitative and Quantitative Disclosures about Market Risk

Foreign Currency Risk

              Our sales contracts are denominated predominantly in United States Dollars, Swedish Krona, Australian Dollars and the European Union Euro. We incur certain operating expenses in United States Dollars, Swedish Krona and Australian Dollars. Therefore, we are subject to volatility in cash flows due to fluctuations in foreign currency exchange rates, particularly changes in the aforementioned currencies. To date, we have not entered into any hedging contracts since exchange rate fluctuations have had minimal impact on our operating results and cash flows.

Interest Rate Sensitivity

              We had unrestricted cash and cash equivalents totaling $5.9 million and $5.2 million at December 31, 2007 and 2006, respectively. The unrestricted cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Cash and cash equivalents include highly liquid investments with a maturity of ninety days or less at the time of purchase. Cash equivalents consist primarily of money market securities. Due to the high investment quality and short duration of these investments, we do not believe that we have any material exposure to changes in the fair market value as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income. If overall interest rates had fallen by 10% in 2007, our interest income on cash and cash equivalents would have declined by $5,200, assuming consistent investment levels.

BUSINESS

Overview

              We provide evolved traffic awareness, control and protection products and solutions for a range of broadband service providers worldwide. Our products offer network administrators the following advantages:

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  Intelligent network traffic identification, control and service management;

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  High degree of accuracy in identifying applications running on their networks; and

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  The ability to optimize the subscriber experience based on management of the identified traffic.

              We currently have more than 400 customers who have collectively installed over 1,100 of our systems. Our customers include:

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  Internet service providers;

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  Wireless service providers;

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  Cable multi-service operators;

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  Telecommunications companies;

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  Large businesses operating their own internal networks; and

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  Education and government institutions.

              Our products are marketed under the name of PacketLogic. We recently introduced our next generation PL10000 product line, with which we expect to target Tier 1 service providers. We consider a Tier 1 service provider to be a very large provider of broadband communications services, such as AT&T, Verizon, British Telecom, or NTT DoCoMo.

              We use a combination of direct sales and channel partners to sell our products and services. We also engage a worldwide network of value added resellers to penetrate particular geographic regions and market segments. The direct and indirect sales mix varies by geography and target industry.

              On August 18, 2006, we acquired the stock of Netintact AB, a Swedish corporation. On September 29, 2006, we acquired the effective ownership of the stock of Netintact PTY, an Australian company. During the three months ended October 1, 2006, we emerged from the development stage.

              As a result of the Netintact AB and Netintact PTY transactions, our core products and business changed dramatically. Netintact's flagship product and technology, PacketLogic, now forms the core of our product offering. We sell our products through our direct sales force, resellers, distributors, and systems integrators in the Americas, Asia Pacific, and Europe.

Our PacketLogic and DPI Technology

              The rapid growth of and reliance on the Internet by commercial and consumer users together with the uptake of new applications and equipment that facilitate the Internet, have created a need for advanced network awareness, control and protection tools. Generic deep packet inspection, or DPI, technology is intended to provide the network intelligence required for effective business decisions by examining and identifying packets of data as they pass an inspection point in the network. This "intelligence" can be used for analysis of user behavior, for optimum utilization of network investments, to protect the network from malicious traffic, and to monetize the network by offering advanced differentiated services.

              We believe our PacketLogic family of products offers the following improvements over existing DPI solutions:

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  Accuracy, control and protection.  Our proprietary datastream recognition definition language, or DRDL, processing engine allows us to provide our customers with a high degree of application identification accuracy;

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  Scalability.  Our family of products is scalable from a few hundred megabits to 80 gigabits of traffic per second, up to 5 million subscribers and up to 48 million simultaneous data flows; and

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  Flexibility.  Our products are deployable anywhere in a network and leverage off-the-shelf hardware.

              PacketLogic's modular, traffic and service management software is comprised of five individual modules:

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  Traffic identification and classification;

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  Traffic shaping;

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  Traffic filtering;

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  Flow statistics; and

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  Web-based statistics.

              PacketLogic gives broadband service providers the potential for new revenue opportunities by enabling them to offer differentiated, premium broadband services that command higher prices on an application and/or user-specific basis. Moreover, we believe that the high degree of accuracy and control offered by PacketLogic delivers unmatched protection and service levels throughout the network.

Industry Background

              The Evolution of IP Networks.    In early stage Internet Protocol, or IP, networks, hubs and switches provided basic hardware connectivity and messages were sent using IP. Early stage network advances were focused on improving the raw throughput performance of the networks. The early advances did not provide network administrators with information about the applications running on their networks and how they affected the Internet experience of typical users. There was no need for this, as the network had significantly more capacity than users and applications required.

              Network Problems.    Broadband service providers are increasingly facing the following problems:

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  Unprecedented traffic growth.  The proliferation of video-intensive content, such as IP television, gaming, and peer-to-peer downloads, is taxing the ability of networks to meet demand.

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  Limited service differentiation.  Broadband service providers have been limited in their ability to view and identify network traffic, which therefore limits their ability to bill for, and differentiate themselves by offering advanced services.

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  Increased customer churn.  With limits on their ability to differentiate themselves with advanced services, broadband service providers have battled the problem of high churn as customers seek low-cost providers of similar services.

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  Poor network performance.  Increased demand on the network from high bandwidth traffic has put strains on the capabilities of the networks, resulting in a degradation of performance on applications that are critical for running a business and demand high quality of service, such as voice-over IP, or VoIP.

  •
  Network vulnerability.  As increased numbers of users access the network, there has been a greatly increased likelihood of network attacks.

              Early Responses to Network Problems.    First-generation DPI solutions were introduced to allow network administrators to start to identify applications and to begin to prioritize network traffic. These DPI solutions from vendors including Cisco, Sandvine, Allot and Packeteer provided some information on the applications running on the network and their influence on traffic flow. We refer to networks with this capability as first-generation "Smart" networks.

              Deficiencies of Early DPI Solutions.    However, first-generation DPI products have deficiencies, perhaps the greatest of which is their limited ability to accurately identify traffic types and applications. Because the first-generation DPI products provide only limited visibility into the flows, they provide only a limited ability to manage network traffic. First-generation DPI products are a good start. They offer broadband service providers at least some improved network control and the ability to provide some level of differentiated services.

              We believe that the need for improved network intelligence and increased accuracy of network traffic identification is gaining broad acceptance. A November 2007 report by Light Reading Insider forecast that the DPI market will grow from less than $400 million in 2007 to over $1 billion in 2011. We believe the growth in the DPI market is primarily driven by increased use of IP video applications and the need for differentiated services. Accurate user and application-awareness allows for differentiated services. This enables differentiation in a highly competitive broadband market, which in turn can generate customer loyalty and added revenue opportunities.

Our Next-Generation DPI Solutions

              Our next-generation PacketLogic DPI solutions, which we call evolved DPI, bring deep packet inspection to a new level, offering network administrators with a number of key advancements including:

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  High degree of accuracy in identifying users and applications;

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  Awareness, management and control of an unprecedented number of users;

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  Ability to visualize users and applications in real-time;

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  Flexibility to deploy and manage anywhere in the network; and

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  New levels of throughput and scalability.

              Evolved DPI is an innovative variation of DPI technology developed in Sweden by our core team of developers. We believe that our evolved DPI technology, which looks at bi-directional packet flows, provides significantly more accurate application identification than simpler DPI approaches used by our competitors. The accurate identification of applications and users, in turn, is critical to maintaining network efficiency. Additionally, our proprietary Datastream Recognition Definition Language, or DRDL, processing engine allows the use of off-the-shelf hardware rather than customized Application Specific Integrated Circuit, or ASIC, based solutions. We are thus able to quickly adopt new, standards-based hardware platforms, such as Advanced Telecom Computing Architecture, or ATCA, as they are introduced into the market.

              We believe the combination of our DRDL and evolved DPI technology enables us to provide our customers with solutions having the following valuable benefits:

              High Degree of Accuracy in Application and User Identification.    PacketLogic, driven by our proprietary DRDL processing engine, provides network administrators with a high degree of accuracy in awareness, control and protection of their networks. By providing improved accuracy in network traffic identification, PacketLogic products give network managers access to relevant network traffic intelligence that enables network optimization and the creation of differentiated services. Moreover, the improved accuracy provides users with improved network protection against malicious user behavior, such as denial of service.

              Proven Advanced DPI Technology.    We currently have over 400 PacketLogic customers worldwide, some of which have been using our DPI solutions for over six years. All of our customers own or manage a broadband network with subscriber numbers that vary from a few thousand to several hundred thousand. This has enabled us to develop solutions that are very scalable while also being flexible enough to deploy at several points in the network. Our recently launched PL10000 product line is a result of the cumulative experience with these customers and provides a platform that can support millions of subscribers, thus extending PacketLogic deployment options to the very core of a service provider's network.

              Complete Line of PacketLogic Solutions Provide Scalability and Flexibility.    We offer a complete line of PacketLogic solutions that cover a wide range of network configurations from a very small internet service provider, or ISP, to the largest Tier 1 broadband network deployments. The PL10000 product line is a highly scalable carrier-grade offering that can handle network traffic up to 80 gigabits per second, up to 5 million subscribers and up to 48 million simultaneous data flows. Given the range of our PacketLogic line, our products are deployable anywhere in a network and, by leveraging off-the-shelf hardware, we can provide quick, cost-effective upgrades.

              Solutions Running on Off-the-Shelf Hardware.    Our proprietary PacketLogic software solutions enable the use of standards-based, off-the-shelf hardware rather than customized inflexible ASIC based solutions. By using off-the-shelf hardware, we can provide the users of our solutions with better performance at lower cost versus competing products. Additionally, by avoiding the timing delays related to designing custom hardware or custom ASICs, we can have meaningful time-to-market advantages in introducing new features and functionality.

              Compatible with Fixed and Wireless Networks.    A key differentiating feature of our PacketLogic solutions is that they can be utilized across both fixed and wireless networks. This has enabled us to target both fixed line broadband service providers as well as wireless service providers with our solution. We believe that this capability plays an important role in today's converged networks where applications are expected to be delivered ubiquitously across varied bandwidth constrained environments.

Growth Strategy

              Our goal is to become the leader in DPI solutions to the broadband service provider and enterprise markets on a global basis. We believe the PL10000 product line positions us to capture an increasing share of the fast growing DPI market. We plan to achieve our strategic growth objectives through the following efforts:

              Penetrate Tier 1 Service Providers.    Our PL10000 product line provides us with a solution that can address the network needs of Tier 1 service providers. We have recently added new senior executives with experience selling to Tier 1 service providers. Due to the launch of our PL10000 product line and the recent addition of senior executives, we expect to grow our revenues faster than was previously possible.

              Expand our Technology Advantage.    Our technology was designed from its inception to have the ability to rapidly identify new application signatures, and thereby adapt to the dynamic IP network environment. We have a new product and new features roadmap that is prepared and updated in conjunction with discussions with our customers and industry experts. Our development organization in Sweden uses the roadmap to guide our efforts and release new products. We intend to build upon the innovations of our R&D team and the recently launched PL10000 product line. We expect to continue to release products with state-of-the-art capabilities and plan to regularly release new product features and software upgrades.

              Expand Global Distribution Channel.    We plan to utilize existing value added reseller partners and to add new partners to penetrate geographic regions and key industry verticals. We also intend to continue to expand our channel partner and reseller network to further penetrate the small and medium sized enterprise and university markets. Finally, we have recently hired recognized industry sales leaders and field engineers to strengthen our existing worldwide direct sales and channel partner program.

              Pursue New Partnerships.    We plan to establish partnerships with large systems integrators and other vendors to further our value proposition for Tier 1 service providers. We plan to provide complete solutions by bundling our products with complementary products and technologies from other solution providers.

              Continue to Leverage our Experienced Management Team.    Our executive team, led by new CEO James Brear, collectively has decades of experience in the DPI and communications industry, and a strong track record of penetrating large enterprise customers and Tier 1 service providers. The management team's experience comes from industry leaders such as Cisco, Ellacoya, Force10 and Nortel. With this experience we expect to be able to successfully sell to Tier 1 service provider customers, and to continue to introduce state-of-the-art products and solutions.

Products

              Our PacketLogic solution is a growing portfolio of scalable evolved DPI products. These range from the PL5600 product line, which serves megabit network connections, commonly referred to as edge applications, the PL7600 product line, which serves gigabit network connections, to the recently introduced PL10000 product line, which serves the multi-gigabit to multi-ten gigabit network connections, commonly referred to as core applications.

              Our PacketLogic solution uses the same systems software across all of our hardware platforms. This system software consists of five individual modules. The core module, which is required in all systems, is the traffic identification and classification module, or LiveView module, and performs the fundamental task of identifying the applications and users. The other four software modules provide tools for traffic shaping, traffic filtering, flow statistics and web-based statistics. When combined with our portfolio of PacketLogic hardware platforms, our solution delivers a real-time, scalable network traffic management tool.

              The LiveView Module.    Our PacketLogic LiveView module identifies applications and connections and provides network operators with a detailed, real-time view of all traffic flowing through their IP network. The traffic identification function of LiveView enables the control and protection functionality of our traffic shaping and traffic filtering modules.

              The Traffic Shaping Module.    The PacketLogic traffic shaping module is a powerful traffic and application management tool with specialized features for large and complex networks, providing detailed, sophisticated rules configuration and editing capabilities. Traffic shaping can be used to control expensive, unwanted and/or unprioritized traffic in favor of prioritized, active, business-and mission-critical data and value-added application traffic. Network traffic can be restricted by type to defined limits, thereby ensuring each traffic type has the appropriate subscribed bandwidth and user performance expectation. Alternatively, our products can apply effective traffic shaping by limiting bits, packets, connections per second, concurrent connections, prioritizations, or combinations of these criteria.

              The Traffic Filtering Module.    The traffic filtering module uses information from the LiveView module and sets detailed rules for filtering, such as direction of traffic, chat channel, user name, file name or website address. PacketLogic allows network operators to keep undesired traffic out of the network. The security of the PacketLogic device itself is ensured by its transparency, that is, it is not directly accessible by the end user.

              The Flow Statistics Module.    The PacketLogic flow statistics module provides a complete picture of network traffic in real-time as well as in historical perspective and can perform its function in either a local or a remote database. The flow statistics module uses the information provided by the LiveView module. This same information can also be displayed using the PacketLogic Administrator Client software. The ability to dig deeper into traffic- and user-pattern details makes the PacketLogic flow statistics module an extremely valuable tool for identifying trends and gaining a detailed understanding of and insight into the network traffic. By using the flow statistics module, network operators can easily identify the properties of all users and applications, in addition to their bandwidth consumption. The active user and application traffic properties are highly detailed and granular, thus ensuring accurate identification of abusive users and applications. The flow statistics module offers the ability to search by connection during a defined time interval by: application protocol, destination, origin and many more criteria for each user and each application.

              The Web-Based Statistics Module.    The PacketLogic web-based statistics module provides the ability to see the same statistical information via a standard web browser that is provided directly via the PacketLogic client flow statistics module software. As a result, anyone with the proper certification can access the PacketLogic device remotely, from any Internet connected computer, and see what is happening on the network.

Competition

              We believe that our primary competitors selling to broadband service providers include:

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  Allot;

  •
  Cisco/P-cube;

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  CloudShield;

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  Ellacoya, recently acquired by Arbor; and

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  Sandvine

              In the college and university arena, our primary competitors include:

  •
  Allot; and

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  Packeteer, recently acquired by BlueCoat.

              We also face competition from vendors supplying platform products with some limited DPI functionality, such as switch/routers, routers, session border controllers and VoIP switches. In addition, we face competition from vendors that integrate an advertised "full" DPI solution into their products such as Juniper, Ericsson and Foundry.

              While most of our competitors are larger and better capitalized than we are, we do not believe there is an entrenched dominant supplier in our market. Based on our belief in our superior technology, we see an opportunity for us to capture meaningful market share and benefit from what we believe will be strong growth in the DPI market. Given the lack of an established leader and the potentially substantial growth in market size, we expect competition to intensify.

Customers

              We currently have over 400 distinct customers. Our global customer base is located throughout Europe, North America, Australia and Asia. All of our customers own or manage a broadband network and have subscribers that vary in number from a few thousand to several hundred thousand. We segment our current customers and anticipated future customers into the following categories:

  •
  Internet service providers.  ISPs generally lease, rather than own, access infrastructure. They compete by attempting to offer the best of breed Internet service. ISPs' greatest competitive advantages are brand and customer relationships. DPI solutions can improve the financial return of ISPs by making their use of bandwidth more efficient and by allowing them to offer best of breed quality.

  •
  Wireless service providers.  Wireless service providers are constrained by the bandwidth of their wireless signals. Additionally, the number of users connecting to any given point in the network varies. Controlling the network traffic based on application type greatly improves the quality of the experience of the average subscriber.

  •
  Cable multi-service operators.  Cable multi-service operators are constrained by the bandwidth of their network and the varying number of users connecting to any given loop in the network. Controlling network traffic by application type greatly improves the quality of the experience of the average subscriber.

  •
  Telecommunications companies.  Telecommunications companies use digital subscriber lines to offer broadband services. Adding intelligence to their networks can help them offer differentiated services.

  •
  Large businesses operating their own internal networks.  Businesses today rely on large and complex networks for communication infrastructure. They typically use service providers for Internet access and interconnectivity, and can use DPI to optimize the use of their expensive network resources, prioritize business critical applications and limit leisure use of expensive network resources.

  •
  Education and Government Institutions.  Institutions provide Internet access to students, faculty and employees. Universities are particularly vulnerable to low quality of service for legitimate educational purposes because students commonly use high-bandwidth applications.

Sales and Distribution

              We use a combination of direct sales and channel partners to sell our products and services. We also engage a worldwide network of value added resellers to penetrate particular geographic regions and market segments. The direct and indirect sales mix varies by geography and target industry.

Research and Development

              Substantially all of our research and development is performed by our employees in Sweden. Our research and development staff consists of a core team of accomplished software programmers, who developed all of the PacketLogic modules, and the proprietary DRDL processing engine. The modules were designed from the ground up to optimize performance. This team is continuously advancing PacketLogic's feature set, allowing us to address new markets such as wireless access and cable providers, as well as provide new functionality such as protection and subscriber management. Results from a May 2007 Tolly Group study indicate that our software solution offered a high degree of accuracy in the identification of packet flows, which we believe provides us with a significant advantage over less advanced DPI approaches supplied with or in our competitors' products. We are currently selling the eleventh version of our PacketLogic software suite, which provides a new simplified graphical user interface and other advanced reporting features.

Intellectual Property

              Our intellectual property rights are very central to our competitive position. Our DRDL signature compiler, and the inherent complexity of our software-based PacketLogic solution, makes it difficult to copy or replicate our features. We rely primarily on trade secrets surrounding our proprietary software to protect our intellectual property. To help ensure this protection, we include proprietary information and confidentiality provisions in our agreements with third parties and employees.

Global Services

              Our Global Services team provides both pre- and post-sales technical support to our direct field sales organization channel partners and customers. Customers also have access to the technical support team via a web-based partner portal, email, and interactive chat forum. All issues are logged and tracked via a computerized tracking system that provides automatic levels of escalation, and quick visibility into problems by the R&D organization. This tracking system also provides input to the development team for new feature requests from our worldwide customer base. Global Services employees also provide classroom and on-site training.

Manufacturing

              In order to facilitate rapid advancement of performance, the quickest time to market, and advantages of volume purchasing, we have consciously chosen to use industry-standard hardware, containing no Procera proprietary elements. Therefore, we can focus on the development of the PacketLogic software solution. This approach provides us with several key hardware supply advantages, including: assurance of key component supply, the ability to easily outsource our manufacturing requirements to groups with greater scale and cost efficiency, minimized lead times for product delivery, rapid design cycles, and the ability to take advantage of the latest semiconductor industry advances. Specifically, we leverage leading industry partners that provide us with products that are able to meet key industry standards, such as Network Equipment Building Systems, Osmine and Telcordia. We source only completed hardware boards and chassis, load our proprietary software for specific orders, perform final tests, and ship to our customers. At present, shipments to EMEA are done from Varberg, Sweden, while shipments to the Americas and APAC are made from our headquarters in Silicon Valley. Future plans include setting up a stocking and shipping depot in APAC, though location and timing has not been established.

Employees

              As of April 30, 2008, we had 54 employees of which 52 were full time employees and 2 were independent contractors.

Facilities

              Our corporate headquarters is located in Los Gatos, California where we lease a 11,772 square feet facility which houses approximately 20 people. The primary activities at this facility include: administration, finance, Global Support for Americas, and operations and logistics for Americas and Pacfic Rim.

              We maintain sizeable offices in Varberg and Mälmo, Sweden, which contain most all of our R&D staff, marketing, and Global Support for EMEA.

              Our field sales and support force personnel operate from locations within their respective regions, including a sales and support office in Melbourne, Australia.

Legal Proceedings

              We are not currently involved in any material legal proceedings. However, litigation is common in our industry, and we may become involved in material legal proceedings in the future.

Available Information

              Our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, and all amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge on our website at www.proceranetworks.com as soon as reasonably practicable after we file such reports with the Securities and Exchange Commission, or the SEC. The SEC also maintains a website containing reports, proxy and information statements, annual filings and other relevant information available free of charge to the public at www.sec.gov. The contents of our website are not incorporated by reference into this prospectus.

MANAGEMENT

Our Directors

              The name, age, position(s), term and board committee membership for each member of our Board of Directors is set forth below as of March 29, 2008:

Name	Age	Position(s)	Director Since
Scott McClendon(1)*(2)	68	Chairman of the Board and Director	2004
James F. Brear	42	President, Chief Executive Officer and Director	2008
Thomas H. Williams	69	Chief Financial Officer, Secretary and Director	2003
Staffan Hillberg(2)(3)	43	Director	2007
Mary Losty(1)(3)*	48	Director	2007
Thomas Saponas(1)(2)*	58	Director	2004
Todd Abbott	48	Director	2008

(1)
Member of the Audit Committee of the Board of Directors.

(2)
Member of the Compensation Committee of the Board of Directors.

(3)
Member of the Nominating and Corporate Governance Committee of the Board of Directors.

*
Committee Chairperson

              The terms of all directors will expire at the next annual meeting of stockholders, or when their successors are elected and qualified. Directors are elected each year, and all directors serve one-year terms. Officers serve at the pleasure of the Board of Directors. Other than pertaining to Staffan Hillberg, there are no arrangements or understandings between any director and any other person pursuant to which he or she was or is to be selected as a director or nominee. We have, however, entered into employment agreements with certain of our named executive officers described below under the heading "Employment, Severance, Separation and Change of Control Agreements."

Biographical Information

              Scott McClendon has served as a member of our Board of Directors since March 2004 and as Chairman of the Board since November 2007. He is currently a member of the Audit and Compensation Committees. Mr. McClendon has been the Chairman of the Board for Overland Storage (NASDAQ: OVRL) since March 2001. He also served as Overland's interim CEO from November 2006 to August 2007 and its President and CEO from October 1991 to March 2001, and was an officer and employee until June 2001. Prior to his tenure with Overland, he was employed by Hewlett Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett Packard in San Diego, California. Mr. McClendon is a director of SpaceDev, Inc., an aerospace development company. Mr. McClendon has a BSEE and MSEE from Stanford University.

              James F. Brear joined us as our President, Chief Executive Officer and a member of our Board of Directors in February 2008. Mr. Brear is an industry veteran with more than 18 years of experience in the networking industry, most recently as Vice President of Worldwide Sales and Support for Bivio Networks, a maker of deep packet inspection platform technology, from July 2006 to January 2008. From September 2004 to July 2006 Mr. Brear was Vice President of Worldwide Sales for Tasman Networks, acquired by Nortel, a maker of converged WAN solutions for enterprise branch offices and service providers for managed WAN services. From April 2004 to July 2004, Mr. Brear served as Vice President of Sales at Foundry Networks, a provider of switching, routing, security, and application traffic management solutions. Earlier in his career, Mr. Brear was the Vice President of Worldwide Sales for Force10 Networks from March 2002 to April 2004, during which time the company grew from a pre-revenue start-up to the industry leader in switch routers for high performance Gigabit and 10 Gigabit Ethernet. In addition, he spent five years with Cisco Systems from July 1997 to March 2002 where he held senior management positions in Europe and North America with responsibility for delivering more than $750 million in annual revenues selling into the world's largest service providers. Previously, Mr. Brear held a variety of sales management positions at both IBM and Sprint Communications. He holds a Bachelor of Arts degree from the University of California at Berkeley.

              Thomas H. Williams has served as a member of our Board of Directors since October 2003. From November 2007 to February 2008, he served as our interim Chief Executive Officer. Mr. Williams has been our Chief Financial Officer and Secretary since March 2006, and continues to serve in those capacities. Mr. Williams has 30 years experience as a CFO and General Counsel in start-up and medium-sized venture capital-backed technology companies. Prior to his service with us, Mr. Williams served as interim CEO of TeleCIS Wireless, Inc. from November 2004 to March 2005. He served as CFO and later CEO at Bandwidth9, a company developing tunable lasers for the fiber optics industry from 1999 through November 2004 (Bandwidth filed for protection under Chapter 11 of the US Bankruptcy code in August 2004). Previously, Mr. Williams has held senior financial management and legal positions with IBM, Shell Oil, Greyhawk Systems and IC Works Inc. Mr. Williams holds a B.S. degree in electrical engineering, a law degree from the University of Minnesota and an M.B.A. from the University of California at Berkeley. He is a member of the California, New York (inactive), Federal and Patent bars.

              Staffan Hillberg has served as a member of our Board of Directors since January 2007 and is currently a member of our Nominating and Compensation committees. Since September 2004, Mr. Hillberg has served as Managing Partner of MVI Group, one of the largest and oldest business angel networks in Europe with over 175 million Euros invested in 75 companies internationally. While at MVI he has overseen a number of successful exits, among them two IPO's in 2006 on the AIM exchange in London as well as an IPO on the Swiss Stock Exchange. From October 2003 to September 2004 he held the position of Managing CEO of Scandanavian Financial Management AB, a private equity group based in Sweden. Prior to Scandinavian Financial Management, he ran a local venture capital company from June 2000 to July 2003 as well as co-founded and was the CEO of the computer security company AppGate from August 1998 to June 2000, with operations in Europe and the USA, raising $20 million from ABN Amro, Deutsche Telecom and GE Equity. Before this he was responsible for the online activities of the Bonnier Group, the largest media group in Scandinavia, spearheading their Internet activities and heading up their sponsorship of MIT Media Lab. Earlier he was the QuickTime Product Manager at Apple in Cupertino and before this, Multimedia Evangelist with Apple Computer Europe in Paris, France. He has extensive experience as an investor and business angel having been involved in the listing of two companies in Sweden, Mirror Image and Digital Illusions, where the latter was acquired by Electronic Arts. Mr. Hillberg attended the M.Sc. program at Chalmers University of Technology in Sweden and has an MBA from INSEAD in France. Mr. Hillberg is currently the individual selected by certain former Netintact shareholders as their designated nominee to our Board who shall receive the support of former Netintact shareholders and certain key holders of our common stock pursuant to a voting agreement entered in August 18, 2006 among us, the former Netintact shareholders and certain key holders of our common stock.

              Mary Losty has served as a member of our Board of Directors since March 2007. She is currently a member of the Audit and Nominating committees. Ms. Losty is currently the General

Partner at Cornwall Asset Management, LLC, a portfolio management firm, where she is responsible for the firm's investment in numerous companies. Ms. Losty's prior experience includes working as a portfolio manager at Duggan & Associates and as an equity research analyst at M. Kimelman & Company. Prior to that she worked as an investment banker at Morgan Stanley and Co., and for several years prior to that she was the top aide to James R. Schlesinger, a five-time U.S. cabinet secretary. Ms. Losty received both her B.S. and Juris Doctorate degrees from Georgetown University, the latter with magna cum laude distinction. She is a member of the American Bar Association and a commissioner for Cambridge, Maryland's Planning and Zoning Commission. Ms. Losty also sits on the Board of Directors of the American Board of the United Nations University for Peace, an institution which enjoys the exclusive status of being sanctioned by all 192 member states of the United Nations.

              Thomas Saponas has served as a member of our Board of Directors since April 2004 and is currently a member of the Audit and Compensation committees. Mr. Saponas served as the Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (NYSE: A) from August 1999 until he retired in October 2003. Prior to being named Chief Technology Officer, from June 1998 to April 1999, Mr. Saponas was Vice President and General Manager of Hewlett-Packard's Electronic Instruments Group. Mr. Saponas has held a number of positions since the time he joined Hewlett-Packard. Mr. Saponas served as General Manager of the Lake Stevens Division from August 1997 to June 1998 and General Manager of the Colorado Springs Division from August 1989 to August 1997. In 1986, he was a White House Fellow in Washington, D.C. Mr. Saponas has a BSEE/CS (Electrical Engineering and Computer Science) and an MSEE from the University of Colorado. Mr. Saponas is a director of nGimat, a nanotechnology company, a director of Time Domain, an ultra wideband communications company, and a director of Keithley Instruments (NYSE: KEI), an electronic instruments company.

              Todd Abbott has served as a member of our Board of Directors since May 2008. He is currently SVP of Sales and President of Field Operations for Avaya Inc., a role he took on in May 2008. Prior to that, from January 2007 to May 2008, he served as EVP of Worldwide Sales, Marketing and Customer Service at Seagate Technology, where he led three units of its hard drive business. From November 2002 to January 2007, Mr. Abbott was SVP of Worldwide Sales at Symbol Technologies, a provider of enterprise mobility solutions. Previously, from August 1994 to October 2002, he held various senior management positions at Cisco, his last position there as EMEA Group VP of Service Provider Sales. He also led sales teams in APAC, where he significantly helped build the business year-over-year, and directed a team of 800 when overseeing EMEA. Mr. Abbott has a BS in finance and marketing from Northeastern University.

Our Executive Officers and Significant Employees

              Set forth below are the name, age, position(s), and a brief account of the business experience of each of our executive officers and significant employees as of March 29, 2008:

Name	Age	Position(s)	Officer, Employee Since
James F. Brear	42	President and Chief Executive Officer (Principal Executive Officer)	2008
Thomas H. Williams	69	Chief Financial Officer and Secretary (Principal Financial Officer)	2006
David Stepner	63	Chief Operating Officer	2007
Paul Eovino	59	Vice President–Finance, Corporate Controller (Principal Accounting Officer)	2006
Alexander Haväng	29	Chief Technical Officer	2006
John Pirillo	45	Vice President–Sales-Americas
David Green	41	Vice President–Sales-Europe, Middle East, Africa (EMEA)	2008
Jon Lindén	33	Vice President–Marketing	2008

              There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was or is to be selected as an executive officer. We have, however, entered into employment agreements with certain of our named executive officers described in below under the subheading "Employment, Severance, Separation and Change of Control Agreements."

              The business experience of Mr. Brear and Mr. Williams is set forth above in "Our Directors."

              David Stepner is a Silicon Valley veteran with extensive experience in aggressively growing a variety of successful high-tech companies. From June 2001 to March 2007, Dr. Stepner was CEO of Teja Technologies, a software company targeting the networking equipment market. Prior to that, he was general manager of the platforms business unit of Wind River Systems, developer of the Tornado development environment and VxWorks operating system from 1999 through 2000. He came to Wind River via its acquisition of Integrated Systems Inc. (ISI), where he served as president of its Diab-SDS subsidiary, and earlier as vice president of R&D from 1993 to 1999. Dr. Stepner also held executive positions at Greyhawk Systems, which he co-founded, and Diasonics, which conducted the largest IPO in history up to its time, and was vice president of R&D at Measurex Corp. Dr. Stepner received a B.S. from Brown University, and an M.S. and Ph.D. in electrical engineering from Stanford University.

              Paul Eovino has over 30 years experience in executive and managerial financial positions in companies ranging in size from startup to over $2 billion in annual sales. Mr. Eovino joined Procera Networks in October 2006 in a part time role and became our full time Vice President–Finance and Corporate Controller in March 2007. From February 2004 to January 2007, Mr. Eovino held the dual positions of CFO for Expresso Fitness, a virtual reality exercise bicycle manufacturer, and Synfora, an EDA Software developer. From December 2000 to January 2004, Mr. Eovino was the Corporate Controller for Bandwidth9, a MEMS manufacturer of tunable lasers for the fiber optic market. Mr. Eovino's early career included over 15 years experience in various international financial management positions with NCR, GenRad, and BICC-Boschert as well as 8 years with Greyhawk Systems. Mr. Eovino graduated from Rider University with a degree in Accounting and Financial Management.

              Alexander Haväng has been our CTO since August 2006 and was a founding owner of Netintact, a wholly owned subsidiary of Procera since August 2000. Mr. Haväng and is responsible for our strategic technology direction. Mr. Haväng is widely known and a respected authority in the open source community, and is the lead architect for our industry-recognized, deep packet inspection-based network traffic and service management solution, PacketLogic. Earlier in his career, Haväng was one of the chief architects for the open source streaming server software Icecast, along with the secure file transfer protocol GSTP. He spent the early part of his career at IDA systems, an IT solution provider for the Swedish government, along with a stint in the Swedish military. Mr. Haväng studied computer science at the Linköping University in Sweden.

              John Pirillo has been our Vice President of Sales for Americas since February 25, 2008. He has managed revenue responsibilities across all segments of network service providers, including wireline, wireless, cable multi-system operators, ISPs, universities, enterprises and the federal government. Most recently, he was vice president of sales–Americas for Ellacoya Networks, a maker of deep packet inspection technology, sold to Arbor Networks in 2008, from May 2006 to February 2008. Previously, he served as vice president of sales for ECI Telecom from May 2005 to May 2006, Caspian Networks from September 2002 to October 2003, and Amber Networks, sold to Nokia in 2001, from January 2000 to September 2001. He also held sales management positions at Ascend Communications, sold to Lucent Technologies in 1999, from 1994 to 1999 and Network Systems Corp from 1989 to 1994. He holds an M.B.A. degree from Rollins College and a B.S. degree from the University of Central Florida.

              David Green has developed extensive industry knowledge and relationships with Tier 1 telco broadband providers, wireless providers, ISPs and channel partners. Prior to joining Procera in March, 2008, he was most recently general manager–EMEA for Ellacoya, now Arbor Networks, from August 2004 to March 2008, a maker of deep packet inspection technology. Previously from November 1996 to July 2004, he was sales management for the cable and service-provider segment for Cisco Systems and earlier in his career he held sales and management positions for 3Com from 1995 to 1996 and for Cabletron Systems from 1992 to 1995.

              Jon Lindén joined Netintact, acquired by Procera, in 2001 and has been our Vice President of Product Management since January 2008. Mr. Lindén is responsible for our overall global product strategy and execution. He has a background in sales and business development with extensive experience in managing networking products throughout their lifecycle. Prior to joining Netintact, Mr. Lindén was the CEO of the venture-funded company TheSchoolbook.com from 1999 to 2001, and headed-up sales and marketing at a content management software company from 1998 to 1999. Early in his career, he was project manager at the Swedish Trade Council in Chicago from 1997 to 1998.

Director Independence

              Our Board has determined that the following directors are "independent" under current American Stock Exchange listing standards:

    Thomas Saponas
    Scott McClendon
    Mary Losty
    Staffan Hillberg

              Under applicable SEC and American Stock Exchange rules, the existence of certain "related party" transactions above certain thresholds between a director and us are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director's ability to exercise independent judgment on our behalf. Specifically, the Board considered the following information:

              Mary Losty.    In November 2006, Mary Losty purchased shares of our equity securities in a private placement financing and was granted warrants associated with this financing. Ms. Losty was appointed to the Board in March 2007.

Family Relationships

              There are no family relationships among any of our directors and executive officers.

Committees of the Board of Directors

Audit Committee

              The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The Audit Committee is composed of three Directors: Messrs. Saponas and McClendon and Ms. Losty. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://www.proceranetworks.com/about-procera/investor-relations-2.html. The Board of Directors annually reviews the American Stock Exchange Company Guide definition of independence for Audit Committee members and financial sophistication criteria. The Board of Directors has determined that all members of our Audit Committee are independent (as independence is currently defined in Section 803A of the Company Guide) and that at least one member of the Audit Committee qualifies as financially sophisticated (as financially sophisticated is defined by Section 803B(2)(a)(iii) of the Company Guide).

              Our Board of Directors has determined that we do not have an audit committee financial expert serving on our Audit Committee as defined under the applicable Securities and Exchange Commission standard and is actively pursuing corrective action.

Compensation Committee

              The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://www.proceranetworks.com/about-procera/investor-relations-2.html

              The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

  •
  determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees; and

  •
  administers our stock option plan.

Compensation Committee Processes and Procedures

              Typically, the Compensation Committee is expected to meet at least 2 times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

              Under our charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

              Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant. The Compensation Committee reviews, discusses and assesses its own performance at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including it's role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board of Directors for its consideration.

Nominating Committee

              The Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our Directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent Directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for us. The Nominating Committee is composed of two Directors: Mr. Hillberg and Ms. Losty. All members of the Nominating Committee are independent (as independence is currently defined in Section 121A(2) of the AMEX listing standards). The Nominating Committee has adopted a written charter that is available to stockholders on our website (http://www.proceranetworks.com/about-procera/investor-relations-2.html)

              The Nominating Committee believes that candidates for Director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for Director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent Directors whose terms of office are set to expire, the Nominating Committee reviews these Directors' overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the Directors' independence. In the case of new Director candidates, the Nominating Committee also determines whether the nominee is independent for AMEX purposes, which determination is based upon applicable AMEX listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

Corporate Governance

              The Company has adopted corporate governance guidelines including a Code of Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Governance Committee. The text of these materials are posted on our website (www.proceranetworks.com) in connection with "Investor Relations" materials; however, information found on our website is not incorporated by reference into this prospectus. In addition, copies of these materials can be requested by any stockholder and will be provided free of charge by writing to: Corporate Secretary, Procera Networks, Inc., 100 Cooper Court, Los Gatos, California 95032.

Code of Business Conduct and Ethics

              We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller. In addition, we intend to promptly disclose (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

Compensation Committee Interlocks and Insider Participation

              Thomas Saponas, Scott McClendon and Staffan Hillberg served as members of the Compensation Committee of our Board of Directors in fiscal 2007. None of the aforementioned individuals was, during fiscal 2007, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company under Item 404 of regulation S-K. No interlocking relationship exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Compensation Discussion and Analysis

Overview of Compensation Program

              The goal of our executive compensation program is to provide a structure of incentives and rewards that will drive behavior and performance in a way that builds long term value for our stockholders. In support of this goal we have implemented compensation and benefit programs that are designed to:

    1.
    Reward performance

    2.
    Align the interests of management and stockholders

    3.
    Enable the recruitment and retention of high quality executives and

    4.
    Provide fair and reasonable levels of compensation

Compensation Objectives

              The following are the principal objectives of our compensation programs;

              Performance. We strive to maintain a performance-oriented culture. Each of our compensation elements are designed to encourage performance improvement of our executive officers. We expect our executive officers to perform to high standards of competence.

              Alignment with stockholders. We set our goals based on the business milestones that we believe are most likely to drive long term stockholder value and by tying significant elements of executive compensation to our business success. Cash bonuses are designed to acknowledge short term goal accomplishment while over the long term, executive officers expect to benefit directly from increases in the value of our common stock through equity participation, primarily stock options.

              Recruiting and retention. Building an outstanding organization and delivering excellence in all aspects of our performance requires that we hire, and retain, high quality executives. We believe that an environment in which employees are able to have an enjoyable, challenging and rewarding work experience is critical to our ability to recruit and retain the right people. A crucial aspect of that environment is the structure of incentives and rewards that are embedded in the compensation structure. We strive to keep this structure competitive so that qualified people are motivated to join our team and to continue to grow and succeed at the Company.

              Fair and reasonable compensation. We strive to make our compensation programs fair in relation to other executives within the organization and in relation to comparable positions in other companies. We set compensation levels that are reasonable in terms of our overall financial and competitive condition as a company and that reflect the experience, skills and level of responsibility of the executive. We utilize executive compensation resources to aid in benchmarking all components of our executive compensation levels to outside market conditions.

Compensation Process

              The Compensation Committee of the Board of Directors operates under a Board-approved charter. This charter specifies the principal responsibilities of the committee as follows: (i) to review and approve the overall compensation strategy (including performance goals, compensation plans, programs and policies, employment and similar agreements with executive officers); (ii) to determine the compensation and terms of employment of the chief executive officer and the other executive officers; (iii) to administer and to recommend adoption, change or termination of plans, including option plans, bonus plans, deferred compensation plans, pension plans and (iv) to establish appropriate insurance for the directors and officers. The committee consists of three directors, each of whom satisfies the independence requirements of the American Stock Exchange Company Guide as well as applicable SEC and IRS regulations.

              The performance of each of our executive officers is evaluated annually at the end of the calendar year. The chief executive officer's performance is evaluated by the Compensation Committee and the performance of the other executive officers is evaluated by the chief executive officer and reviewed with the Compensation Committee. The factors taken into account in the evaluation of performance include the extent to which pre-established goals and business plans were accomplished and the extent to which the executive demonstrated leadership, creativity, teamwork and commitment, and embodied our company values. Other factors that are considered in making compensation determinations are the experience, skill level and level of responsibility of the executive and competitive market conditions.

              All options or restricted stock awards granted to executive officers and directors must be approved by either the Compensation Committee or the Board of Directors. At the time of hire, options and/or restricted stock awards are granted effective on the employment start date for the executive. Generally, we assess all of our executive officers on an annual basis for potential additional stock option grants. These annual awards are approved by the Compensation Committee or by the Board of Directors.

              Our compensation committee considers relevant market data in setting the compensation for our executive officers. During 2007 the compensation committee selected Radford Surveys and Consulting to provide competitive data for establishing officer and director compensation. Radford was selected because of their experience and number of companies surveyed. They also showed considerable experience with Silicon Valley high technology companies. A broad survey was used of companies with similar revenue, headcount and market capitalization. Specific comparable companies were not used as the resources required for selecting and conducting a narrow survey were not justified by the total compensation budget and stage of development of the company.

Compensation Elements

              General. We have implemented specific compensation elements to address our objectives including base salary, equity participation, benefits and a cash bonus plan. These elements combine short term and longer term incentives and rewards in meeting our executive compensation goals.

              Market Compensation Data. Our Compensation Committee considers relevant market data in setting the compensation for our executive Officers. During 2007 the Compensation Committee selected Radford Surveys and Consulting to provide competitive data for establishing officer and director compensation. Radford was selected because of their experience and quantity of companies surveyed. They also showed considerable experience with Silicon Valley high technology companies. A broad survey was used of companies with similar revenue, headcount and market capitalization. Specific comparable companies were not used as the resources required for selecting and conducting a narrow survey were not justified by the total compensation budget and stage of development of the company.

              Base Salary. In determining base salaries for our executive officers, we benchmark each of our executive positions using the Radford Surveys and Consulting. We use the 50th percentile as a general benchmark for salary levels. However, many factors affect the determination of the salary level for individual executives, including performance, experience, skill, responsibilities and competitive market factors. In general, we seek to provide a fair, reasonable and competitive level of base salary.

              Cash Bonus. While we believe that the provision of short-term cash incentives is important to aligning the interests of executive officers and stockholders, and to the rewarding of performance, we also take into account the overall financial situation of the company. Since the survey process occurred during 2007, a bonus program with specific measures for 2007 was not implemented. The cash bonuses for 2007 were all discretionary awards recommended by the compensation committed based on the committee's assessment of executive officers' performance and accomplishments during the year with input from the Chief Executive Officer. The committee has recommended target cash bonus incentives for 2008 based on the survey conducted in 2007. The Chief Executive Officer will receive an initial bonus of 50% of his annual base salary after his first six months of his employment with the Company and is eligible for a discretionary performance bonus of up to 80% of his base salary for the remainder of 2008 provided, however that for 2008, the annual bonus will be prorated over the time between the end of the first six months of Mr. Brear's employment and the end of calendar year 2008. For 2008, the other executive officers are each eligible for a total target bonus of up to 80% of base salary.

              Equity Incentive. We utilize stock options as the primary method of equity participation for our executive officers. Equity awards are made for reward and recognition of long term contribution to the stockholders. We determine option grants by reference to our own capitalization structure, the Radford Surveys and to internally generated benchmarks that we have established to determine appropriate levels of stock option grants for our employees. Because of the long term nature of this incentive, the awards were evaluated over a multiyear period. The committee determined that all of the officers had significant recent awards either as hiring incentives or retention awards in 2006 or 2007 except the former CEO. As a result the committee recommended only the CEO received an equity award in the form of stock options in 2007.

              Benefits. We provide a competitive range of health and other benefit programs to our executive officers. These are provided on the same basis to executive officers and all employees. These include health and dental insurance, life and disability insurance, and a 401(k) plan.

              Relocation. When necessary and appropriate, upon the hire of new executives, we may pay additional amounts in reimbursement of relocation costs and/or as additional compensation to assist with the high cost of housing in the San Francisco Bay Area.

              Severance and Change of Control. Under provisions of our Chief Executive Officer's employment agreement, in the event of a termination of employment for reasons other than cause, he is entitled to receive salary payments and continuation of certain healthcare benefits for six months together with his initial bonus, if not yet paid, all bonuses awarded during the prior calendar year, if not yet paid, and a pro-rated bonus for the calendar year in which his employment is terminated. In the event of an actual or constructive termination of employment of our chief executive officer, or certain of our other executive officers as described below under "Employment, Severance, Separation and Change of Control Agreements," other than for cause, within twelve months after a change of control of the company, the unvested portion of any equity awards granted will immediately become fully vested. We entered into these arrangements to attract and retain the service of our executive officers. Under provisions of our former chief executive officer's retirement agreement, he is entitled to receive salary payments and continuation of certain healthcare benefits for the 18 month period ending April 2009.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

              Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year. Our executive compensation programs are designed to preserve the deductibility of compensation payable to executive officers, although deductibility will be only one among a number of factors considered in determining appropriate levels or types of compensation.

Components of Director Compensation

              Directors who are also our employees received no additional compensation for serving on the Board during 2007. We reimbursed non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors. In addition, Directors were awarded options to purchase 12,500 shares of common stock at current market price for each quarter of service provided. The 2007 option awards were based on an option methodology established in 2004.

              As a result of the data from the Radford Surveys and Consulting, the Compensation Committee developed a more comprehensive methodology of compensating non-employee Directors for 2008. The 2008 compensation plan includes elements which recognize increased responsibilities for committee participation and general board meeting demands and combine elements of compensation for meeting attendance, committee participation as well as equity incentives.

Summary of Executive Compensation

              The table below summarizes the total compensation paid or earned by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers for the fiscal year ended December 31, 2007 (representing all of our executive officers serving at that date who earned over $100,000 in salary and bonus for the fiscal year ending on that date), and one additional individual that served as an executive officer during the fiscal year ended December 31, 2007 but was no longer serving at December 31, 2007. James F. Brear became our

Chief Executive Officer in February 2008 and therefore is not included in the following table. We refer to each of such persons as a "named executive officer."

Name and Principal Position	Fiscal Year	Salary		Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
Thomas H. Williams, Chief Financial Officer, Secretary and Director	2007 2006	$181,458 126,154	(2)	$25,000 –	– –	$177,120 95,407	– –		$383,608 221,561
David Stepner, Chief Operating Officer	2007 2006	98,333 –	(3)	– –	$304,893 –	96,223 –	– –		499,449 –
Paul Eovino, Vice President–Finance and Corporate Controller	2007 2006	138,588 15,000	(4)	15,000 –	– –	162,089 27,533	– –		315,677 42,533
Sven Nowicki(5), General Manager, Netintact, Director	2007 2006	97,924 33,710	(7)	– –	– –	– –	35,851	(6)	133,772
Douglas Glader, Retired Chief Executive Officer	2007 2006	231,133 245,000		50,000 –	– –	3,244 –	39,472 –	(8)	323,849 245,000

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2008. These amounts reflect the company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)
For the partial year March 20, 2006 through December 31, 2006.

(3)
For the partial year May 7, 2007 through December 31, 2007.

(4)
For the partial year October 1, 2006 through December 31, 2006 as a part time employee.

(5)
Mr. Nowicki resigned from our board in February 2008, and resigned as General Manager of Netintact in March 2008.

(6)
Mr. Nowicki earned compensation related to commissions on sales.

(7)
For the partial year August 18, 2006 through December 31, 2006.

(8)
Mr. Glader retired effective November 2, 2007. Other compensation represents retirement compensation and continuing health benefit reimbursements which continue for 18 months.

Grant of Plan-Based Awards

              The following table contains information regarding options granted during the fiscal year ended December 31, 2007 to the named executive officers.

Grant of Plan-Based Awards in 2007

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards (1)
David Stepner	07/11/07	300,000	–	$3.00	$304,893
David Stepner	07/11/07	–	250,000	3.00	81,790
Thomas H. Williams	–	–	–	–	–
Paul Eovino	–	–	–	–	–
Sven Nowicki	–	–	–	–	–
Douglas Glader	–	–	–	–	–

(1)
Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123R.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

              Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under "Compensation Discussion and Analysis." A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment, Severance, Separation and Change of Control Agreements

              We have entered into the following employment arrangements with each of the named executive officers reflected in the Summary Compensation Table.

              James F. Brear.    On February 11, 2008, we entered into an executive employment agreement with James F. Brear, as Chief Executive Officer, President and a member of our Board of Directors. Pursuant to this agreement, Mr. Brear will receive an annual base salary of $240,000, subject to annual review and increases at the discretion of the Board of Directors. Mr. Brear will receive an initial bonus of 50% of his annual base salary after his first six months of employment with the Company provided he remains an active employee through that time. In addition, Mr. Brear is eligible for an annual discretionary performance bonus equal to 80% of his annual base salary as determined by the Board of Directors; provided, however, that for calendar year 2008, the Annual bonus shall be prorated over the time between the end of the first six months of Mr. Brear's employment and the end of Calendar year 2008.

              The Company also granted Mr. Brear an option to purchase 2,250,000 shares of the Company's common stock, at an exercise price of $1.41 which will vest over four years, with 25% of the shares vesting on the one year anniversary of Mr. Brear's first day of employment with the Company and the remaining shares vesting in 36 equal monthly installments thereafter.

              Under the Employment Agreement, either we or Mr. Brear may terminate his employment at any time. If we terminate Mr. Brear's employment without cause or Mr. Brear terminates his employment with good reason, we will be obligated to pay Mr. Brear severance equal to six months at his then current base salary, the maintenance of health insurance coverage for Mr. Brear and his eligible dependents for a period of six months, the full amount of his Initial Bonus if it has not previously been paid, the full amount of any Annual Bonus awarded for the completed calendar preceding termination if not already paid, and a pro-rated Annual Bonus for the calendar year in which his employment terminates. Finally, if we terminate Mr. Brear's employment without cause or Mr. Brear terminates his employment with good reason within twelve months after a change in control, the unvested portion of any equity awards granted to Mr. Brear prior to his termination will immediately become fully vested.

              Thomas H. Williams.    In March 2006, we entered into an offer letter with Mr. Thomas H. Williams employing him as Chief Financial Officer. The agreement provides for a base salary of $160,000 per annum. In addition, we granted to Mr. Williams an option to purchase 450,000 shares of our common stock at a price of $0.69 per share. In August 2006 Mr. Williams was granted an option to purchase an additional 750,000 shares at an option price of $.52 per share. In August 2007, Mr. Williams' base salary was increased to $190,000 per annum. On November 2, 2007, in connection with his promotion to interim Chief Executive Officer, Mr. Williams' salary was increased to $245,000. Mr. Williams is eligible to participate in any executive bonus programs adopted by our Board of Directors. There are no severance provisions. If Mr. Williams' employment is involuntarily terminated within twelve months of a change in control, the unvested portion of any equity awards granted to Mr. Williams prior to his termination will immediately become fully vested.

              David Stepner.    In May 2007, we entered into an offer letter with Mr. David Stepner employing him as Chief Operating Officer. The agreement provides for a base salary of $160,000 per annum. The company granted Mr. Stepner an option to purchase 250,000 shares of our common stock at a price of $3.00 per share with a vesting period of three years The options vest over a three year period with one-sixth vesting 6 months after his start date and the remaining shares vesting in 30 equal monthly installments thereafter. Mr. Stepner was also granted 300,000 shares of common stock with a vesting date of November 7, 2008. Mr. Stepner is eligible to participate in any executive bonus program adopted by our Board of Directors. There are no Severance provisions. If Mr. Stepner's employment is involuntarily terminated within twelve months of a change in control, the unvested portion of any equity awards granted to Mr. Stepner prior to his termination will immediately become fully vested.

              Paul Eovino.    In October 2006, we entered into a letter agreement with Paul Eovino employing him as Vice President of Finance and Corporate Controller. The agreement provides for a base salary of $150,000 per annum on a full time basis. Mr Eovino worked on a part time basis at a rate of 60% of full time for the period October 30, 2006 through February 28, 2007 and became a full time employee on March 1, 2007. Mr. Eovino was also granted an option to purchase 500,000 shares of common stock; 250,000 of these shares commenced vesting in October 2006 and the remaining 250,000 commenced vesting in March 2007. Mr. Eovino is eligible to participate in any executive bonus program adopted by our Board of Directors. There are no Severance provisions. If Mr. Eovino's employment is involuntarily terminated within twelve months of a change in control, the unvested portion of any equity awards granted to Mr. Eovino prior to his termination will immediately become fully vested.

              Douglas Glader.    In November 2007, we entered into a retirement and separation agreement with Douglas Glader, former Chief Executive Officer, Chairman of the Board of Directors and Director. Pursuant to this agreement, Mr. Glader is entitled to receive benefits equal to 18 months of his base salary as well as a maximum of 18 months health care continuation under the Consolidated Omnibus Budget Reconciliation Act paid for by the Company. The salary portion of the retirement agreement is valued at $39,472, $245,000 and $83,028 in 2007, 2008 and 2009 respectively. The health care continuation benefit is valued at $1,056, $12,675 and $5,281 in 2007, 2008 and 2009, respectively.

Potential Payouts Upon Termination or Change of Control

              Other than the provisions of the executive severance benefits to which our named executive officer's would be entitled to at the end of our fiscal year ending December 31, 2007 as set forth above, we have no liabilities under termination or change of control conditions.

              Under the terms of option agreements with our named executive officers, the value of equity award acceleration, in the event of a change of control of the Company, as of December 31, 2007, is valued at $322,808 for Thomas H. Williams, $513,377 for David Stepner and $459,178 for Paul Eovino. The amounts computed by person assume the termination was effective as of December 31, 2007 and that all eligibility requirements under the equity award agreement were met. The values represent the portion of the stock option that is assumed to be accelerated, calculated using a Black-Scholes option valuation method without taking into effect estimated forfeiture.

Outstanding Equity Awards at Fiscal Year-End

              The following table contains information regarding unexercised options for each named executive officer outstanding as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

		Option Awards				Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Number of Securities Underlying Unexercised Option (#)
Name				Option Exercise Price	Option Expiration Date
		Exercisable	Unexercisable
Thomas H. Williams	(1) (2) (3) (4) (5) (6)	10,000 75,000 16,000 16,000 196,875 333,334	– – – – 253,125 416,666	$1.86 1.42 1.67 3.35 0.69 0.52	04/12/2009 06/13/2009 04/19/2015 03/08/2014 03/19/2016 08/10/2016	– – – – – –	$	– – – – – –
David Stepner	(7) (8)	– –	250,000 –	3.00 –	07/10/2017 –	– 300,000	$	– 304,893
Paul Eovino	(9) (10)	72,917 –	177,083 250,000	1.52 1.52	10/29/2016 10/29/2016	– –		– –
Sven Nowicki		–	–	–	–	–		–
Douglas Glader		–	–	–	–	–		–

(1)
The warrant vests 100% on the date of grant of April 13, 2005.

(2)
The warrant vests as to 1/2 of the shares on October 14, 2005 and 1/2 on February 28, 2006.

(3)
The option vests as to 1/4 of the shares on March 31, 2005 and 1/4 quarterly thereafter until fully vested.

(4)
The option vests as to 1/4 of the shares on March 31, 2004 and 1/4 quarterly thereafter until fully vested.

(5)
The option vests as to 1/4 of the shares on the first anniversary of the date of hire of March 20, 2006 and 1/48 per month thereafter until fully vested.

(6)
The option vests as to 1/3 of the shares on the date of grant of August 11, 2006 and 1/36 per month thereafter until fully vested.

(7)
The option vests as to 1/6 of the shares 6 months from the date of grant of July 11, 2007 and 1/36 per month thereafter until fully vested.

(8)
The unrestricted stock vests 100% on November 7, 2008.

(9)
The option vests as to 1/4 of the shares on the first anniversary of the date of hire of October 30, 2006 and 1/48 per month thereafter until fully vested.

(10)
The option vests as to 1/4 of the shares on the first anniversary of the date of full time employment of March 1, 2007 and 1/48 per month thereafter until fully vested.

Option Exercises

              There were no options exercised by any named executive officer during the fiscal year ended December 31, 2007. We do not have any stock appreciation rights plans in effect and we have no long-term incentive plans, as those terms are defined in SEC regulations. During the fiscal year ended December 31, 2007, we did not adjust or amend the exercise price of stock options awarded to the named executive officers. We have no defined benefit or actuarial plans covering any named executive officer.

Nonqualified Deferred Compensation

              We do not currently maintain non-qualified defined contribution plans or other deferred compensation plans.

Pension Plans

              We do not currently maintain any pension plans.

Non-Employee Director Compensation

              During fiscal year 2007, each of our non-employee directors received a grant of option to purchase 50,000 shares of our common stock. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy on reimbursement of business expenses.

              In December 2007, the Compensation Committee approved a revised compensation structure for each of our non-employee directors and was approved by the full Board of Directors in January 2008. Beginning in fiscal year 2008, each of our non-employee directors will receive an annual retainer of $10,000. The chair of each of the Audit, Compensation and Nominating/Governance Committees will receive an additional annual retainer of $5,000, $2,500 and $2,500, respectively. In addition the Compensation Committee approved an additional annual retainer of $10,000 for our Chairman of the Board. All annual cash compensation amounts are earned on a quarterly basis. Each non-employee director will also receive $1,000 for attending each Board of Directors or Committee meeting in person or $500 for attending telephonically. Each non-employee director may make the annual election to forego the cash compensation payable to non-employee directors and to instead receive an additional option grant, equivalent in value to such cash compensation. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy. Each of our non-employee directors will also receive a grant of option to purchase 3,750 shares of our common stock each quarter at the fair market value on the first day of each quarter. Such options are not intended by us to qualify as incentive stock options under the Code.

              During 2007, we granted options to purchase an aggregate of 200,000 shares of common stock to our non-employee directors at a weighted average exercise price per share of $1.50. As of March 31, 2008, no options have been exercised to purchase any shares issued to Directors as compensation.

              The following table provides information regarding compensation of non-employee directors who served during the fiscal year ended December 31, 2007.

Non-Employee Director Compensation Fiscal Year 2007

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation	Total
Thomas Saponas	$–	$47,543	$–	$47,543
Scott McClendon	–	47,543	–	47,543
Mary Losty(3)	–	92,888	–	92,888
Staffan Hillberg(4)	–	73,053	–	73,053

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R). This expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term and accordingly includes a portion of 2007 options granted in previous years that vest in 2007. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2008.

(2)
The following options were outstanding as of December 31, 2007: Mr. Saponas–119,000 shares; Mr. McClendon–119,000 shares; Ms. Losty–50,000 shares; Mr. Hillberg–50,000 shares.

(3)
Ms. Losty joined the Board of Directors in March 2007.

(4)
Mr. Hillberg joined the Board of Directors in January 2007.

Limitations of Liability and Indemnification of Officers and Directors

              Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

              Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

              Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney's fees) actually and reasonable incurred by him or her in connection therein.

              We have adopted provisions in our articles of incorporation that limit the personal liability of our directors and officers for damages for breach of their fiduciary duty as directors or officers, except for liability that (i) results from acts or omissions which involve intentional misconduct, fraud or a knowing violation law; (ii) involve the payment of dividends in violation of the Nevada General Corporation Law or (iii) cannot be eliminated under the Nevada General Corporation Law.

              We have also entered into indemnification agreements with our directors and officers that may require us: to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors' and officers' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada General Corporation Law. We maintain directors' and officers' insurance.

Certain Relationships and Related Transactions

              Since January 1, 2007, there has not been nor are there currently proposed any transactions or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Employment Agreements

              Information on our executives employment agreements is located under the caption, "Employment, Severance, Separation and Change of Control Agreements" above.

Director and Officer Indemnification Agreements

              In addition to the indemnification provisions contained in our restated certificate of incorporation and bylaws, we generally enter into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys' fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us. We also intend to enter into these agreements with our future directors and executive officers. In addition, we have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Company Policy Regarding Related Party Transactions

              It is our policy that the Audit Committee approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval. The company has not yet adopted a written related-persons transaction policy.

PRINCIPAL STOCKHOLDERS

              The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2008, and as adjusted to reflect the sale of shares of our common stock offered by this prospectus, by:

  •
  each of our directors and the named executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

              Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownership before the offering is based on 76,384,292 shares of common stock outstanding as of March 31, 2008 and based on            shares of common stock outstanding upon completion of this offering.

	Shares Beneficially Owned
		Percent
Name and Address of Beneficial Owner(1)	Number(2)	Before Offering	After Offering
5% or Greater Stockholders:
Certain former shareholders of Netintact, an acquired company(3)	14,692,600	19.1%
Named Executive Officers and Directors:
James F. Brear(4)	–	*		*
Thomas H. Williams(5)	1,417,000	1.8%
David Stepner(6)	550,000	*		*
Paul Eovino(7)	500,000	*		*
Scott McClendon(8)	142,750	*		*
Tom Saponas(9)	129,718	*		*
Mary Losty(10)	2,213,750	2.9%
Staffan Hillberg(11)	59,573	*		*
Sven Nowicki(12)	3,149,871	4.0%
Douglas Glader(13)	3,670,500	4.8%
All directors and executive officers as a group (8 persons)	5,013,791	6.3%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Unless otherwise indicated, the address of each beneficial owner is care of Procera Networks, Inc, 100 Cooper Court, Los Gatos, CA 95032.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. This information does not necessarily indicate beneficial ownership for any other purpose. Except as otherwise indicated below, this table is based on information supplied by officers, directors and principal stockholders. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of March 31, 2008 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or other convertible securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The inclusion in this table of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit of, such shares. Except as otherwise stated below, each of the named persons has sole voting and investment power with respect to the shares shown (subject to community property laws).

(3)
The following former shareholders of Netintact may, pursuant to agreements among themselves, act in concert in the disposition of shares of our common stock; Alexander Haväng, Peter Alm, Anders Alneng, Joakim Ek, Olle Hallnäs, Mikael Herrlin, Jon Lindén, Tobias Rundström, Anders Wahldenberg, and Johan Wilkenstedt. Includes 14,068,773 shares of our common stock and 623,827 warrants to purchase our common stock in exchange for the acquisition of all outstanding stock in Netintact, a Swedish and Australian company.

(4)
Includes incentive stock options to acquire 2,250,000 shares of our common stock, none of which may be exercised within 60 days of March 31, 2008.

(5)
Includes 100,000 shares of our common stock acquired through the purchase of founders' shares, warrants to purchase 85,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008, non-qualified stock options to acquire 32,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008 and incentive stock options to acquire 1,200,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008.

(6)
Includes incentive stock options to acquire 250,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008 and the right to acquire 300,000 shares of our common stock.

(7)
Includes incentive stock options to acquire 500,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008.

(8)
Includes non-qualified stock options to acquire 122,750 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008 and 20,000 shares of common stock purchased in open market transactions.

(9)
Includes non-qualified stock options to acquire 128,718 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008 and 1,000 shares of common stock purchased in open market transactions.

(10)
Includes 1,500,000 shares of common stock acquired in our November 2006 private placement, warrants to purchase 300,000 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008, non-qualified options to acquire 53,750 shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008. Includes 300,000 shares of common stock held by spouse acquired in our November 2006 private placement and warrants to purchase 60,000 shares of our common stock held by spouse which may be exercised, in whole or in part, within 60 days of March 31, 2008.

(11)
Includes non-qualified stock options to acquire shares of our common stock which may be exercised, in whole or in part, within 60 days of March 31, 2008.

(12)
Includes 3,149,871 shares of our common stock in exchange for the acquisition of outstanding stock in Netintact, a Swedish and Australian company.

(13)
Includes 3,251,530 shares or our common stock purchased as founders' shares and 148,970 shares of our common stock acquired as compensation in lieu of salary.

DESCRIPTION OF CAPITAL STOCK

Common Stock

              The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any shares of common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of our company and after payment of creditors and any preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

              Pursuant to our articles of incorporation, each share of common stock is entitled to one vote with respect to the election of any Director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights under our articles of incorporation. Consequently, the holders of more than 50% of the combined shares voting for the election of Directors may elect all of the Directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. Please review our articles of incorporation and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our common stock.

Preferred Stock

              We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the company, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control of us.

              No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

              As of March 31, 2008, we had outstanding warrants to acquire up to 7,729,534 shares of common stock with a weighted average exercise price of $1.14 per share. Each warrant is exercisable at any time after the date of issuance of the warrant, at exercise prices ranging from $0.01 to $2.14.

Registration Rights Agreements

              In connection with private placements of shares of our common stock and warrants exercisable for shares of our common stock, which we completed in July 2007, November 2006,

February 2006 and December 2004, we entered into registration rights agreements with the purchasers of the securities sold in these placements.

              Under these registration rights agreements, we agreed to use commercially reasonable efforts to file registration statements with the SEC, within 90 days of the closing of each offering, to register for resale the shares issued in the private placements, or issuable on exercise of the warrants issued in the private placements, and to use best efforts to cause the registration statements to become effective. In October 2007, we filed a registration statement registering for resale a total of 21,625,459 shares of common stock, comprising all shares of our common stock issued or issuable in connection with these placements and not otherwise saleable under Rule 144 of the Securities Act, together with shares issued or issuable to certain service providers. This registration statement was declared effective by the SEC in January 2008.

              We believe we have complied with our outstanding registration rights obligations. None of the registration rights agreements require that we maintain the effectiveness of a registration statement for any minimum amount of time or provide for the payment of penalties if we failed to comply with our registration obligations.

Anti-Takeover Provisions of our Charter Provisions and Nevada Law

              We are a Nevada corporation, and as such, we are subject to the provisions of the Nevada private corporation law. Anti-takeover provisions of that law and our charter documents could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders.

              Sections 78.378 through 78.3793 of the Nevada Revised Statutes provide for state regulation over control share acquisitions that may delay, or make more difficult, acquisitions or changes in our control, unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not so provide. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company under certain circumstances by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.

              Sections 78.411 through 78.444 of the Nevada Revised Statutes prohibit a Nevada corporation with 200 stockholders or more of record, that has not opted out from engaging in a "combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

              Furthermore, our articles of incorporation and bylaws include provisions that:

  •
  allow our Board of Directors to issue, without further action by our stockholders, shares of undesignated preferred stock; and

  •
  deny the right of our stockholders to take action by written consent.

              Our Certificate of Incorporation also contains provisions which may require the affirmative vote of at least two-thirds of the outstanding shares in order to approve a merger or acquisition of us by a related person. A related person is a stockholder owning 20% or more of our stock at the time of merger or acquisition.

              All of the foregoing could adversely affect prevailing market prices for our common stock.

Listing

              Our common stock is traded on the American Stock Exchange under the symbol "PKT."

Transfer Agent and Registrar

              The transfer agent and registrar for our common stock is Pacific Stock Transfer Company. Its address is 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119 and its phone number is (702) 361-3033.

SHARES ELIGIBLE FOR FUTURE SALE

              Upon the completion of this offering,                   shares of common stock will be outstanding, assuming the issuance of an aggregate of                  shares of common stock in this offering. The number of shares outstanding after this offering is based on the number of shares outstanding as of March 31, 2008 and assumes no exercise of the underwriters' over-allotment right or any outstanding options. The                  tradable shares sold in this offering will be freely tradable without restriction under the Securities Act, unless those shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act.

              Of the                  shares of common stock held by existing stockholders,                   are restricted shares or subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rule 144 promulgated under the Securities Act, which are summarized below. All of these restricted shares are available for resale in the public market in reliance on Rule 144. All shares held by our officers and directors will be subject to lock-up agreements described below.

Rule 144

              In general, under Rule 144 as currently in effect, any person who is not our affiliate, has not been our affiliate for 90 days prior to the proposed sale, and has held their shares for six months, including the holding period of any prior owner other than one of our affiliates if permitted under Rule 144, may sell shares without restriction, provided the current public information requirements of Rule 144 continue to be satisfied.

              Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock held for at least six months are entitled to sell a number of shares within any three-month period that does not exceed the greater of:

  •
  one percent of the number of shares of our common stock then outstanding, which will equal approximately                  shares immediately after this offering; and

  •
  the average weekly trading volume of our common stock on the American Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

              Sales of restricted shares under Rule 144 held by our affiliate are also subject to the Rule 144 requirements regarding the manner of sale, notice, and availability of public information about us.

Registration Rights Agreements

              In connection with private placements of shares of our common stock, and warrants exercisable for shares of our common stock, which we completed in July 2007, November 2006, February 2006 and December 2004, we entered into registration rights agreements with the purchasers of the securities sold in these placements.

              Pursuant to these registration rights agreements, in October 2007 we filed a registration statement registering for resale a total of 21,625,459 shares of common stock, comprising all shares of our common stock issued or issuable in connection with these placements and not otherwise saleable under Rule 144 of the Securities Act, together with shares issued or issuable to certain service providers. This registration statement was declared effective by the SEC in January 2008. As long as the registration statement remains effective, holders of the shares registered on it may sell the shares at any time without restriction.

Stock Options

              We filed a registration statement on Form S-8 under the Securities Act to register 7,390,060 shares of our common stock that we have issued or may issue pursuant to our 2003 Stock Option Plan and Amended 2004 Stock Option Plan. Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under this registration statement are available for resale in the public market, except with respect to Rule 144 volume limitations that apply to our affiliates.

Lock-up Agreements

              Each of our executive officers, directors and certain employee stockholders as of the date of this prospectus (who collectively own             shares as of            ) will be subject to a lock-up agreement in favor of Merriman Curhan Ford & Co., the representative of the underwriters, for a period of one hundred eighty days following the effective date of this offering. This means that, during the lock-up period, such stockholders may not offer, sell, pledge or otherwise dispose of their securities in our company without the prior written consent of Merriman Curhan Ford & Co. Merriman Curhan Ford & Co. may, in its sole discretion, choose to release any or all of the securities from these restrictions prior to the expiration of the lock-up period, without notice to, or consent from, any other person or entity that is subject to such restriction.

              In connection with our acquisition of the Netintact entities in 2006, we entered into lock-up agreements with the former Netintact shareholders under which they agreed not to sell the approximately 19,000,000 shares of our common stock that were either issued to them as consideration for the acquisition or issuable upon exercise of warrants issued in connection with the acquisition. One-third of the shares and shares issuable on exercise of warrants were released from the lock-up on the first year anniversaries of the acquisitions, on August 18, 2007 and September 29, 2007. An additional third, totaling approximately 6,333,333 shares, will be released on the second anniversaries of the acquisitions, with 6,040,000 shares being released on August 18, 2008 and 293,333 shares being released on September 29, 2008. The balance of the shares will be released on the third year anniversaries of the acquisitions, with 6,040,000 shares being released on August 18, 2009 and 293,333 shares being released on September 29, 2009. Once released from lock-up, the shares are freely tradable and may generally be sold without restriction.

UNDERWRITING

              Merriman Curhan Ford & Co. is acting as the sole bookrunner and representative of the underwriters of this offering. We and Merriman Curhan Ford & Co. have entered into an underwriting agreement with respect to the common stock being offered by this prospectus. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of shares of common stock set forth opposite the name of each underwriter.

Underwriter	Number of Shares
Merriman Curhan Ford & Co.

Total

              The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the common stock if they buy any of it (other than those shares covered by the over-allotment option described below).

              The underwriters have advised us that they do not intend to confirm sales of the common stock to any account over which they exercise discretionary authority in an aggregate amount in excess of 5% of the total securities offered by this prospectus.

              We have granted to the underwriters an option, exerciseable as provided in the underwriting agreement and expiring 30 days after the effective date of this offering, to purchase up to an additional                  shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. Merriman Curhan Ford & Co. may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus, if any. To the extent that Merriman Curhan Ford & Co. exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are so purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

              The underwriters initially propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to the dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

              Our common stock trades on American Stock Exchange under the symbol "PKT."

              The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 7% of the public offering price.

We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fees Per Share	Without Exercise of Over- Allotment Option	With Full Exercise of Over- Allotment Option
(in thousands)
Discounts and commissions paid by us	$	$	$

              In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be $225,000.

              Each of our directors, executive officers and certain employee stockholders (who collectively own             shares as of            ) have agreed with the underwriters not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, for a period of at least 180 days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters. This consent may be given at any time without public notice. The lock-up agreements do not apply to the exercise of options or warrants or the conversion of a security outstanding on the date of this prospectus and which is described in this prospectus, nor do they apply to transfers or dispositions of shares made (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth in the lock-up agreements, (ii) to any trust for the direct or indirect benefit of a signatory to a lock-up agreement or the immediate family of such signatory, provided that the trustee of the trust agrees to be bound by the restrictions set forth in the lock-up agreements, (iii) by will or intestate succession provided the transferee agrees to be bound by the restrictions set forth in the lock-up agreements, or (iv) to the underwriters pursuant to the underwriting agreement. There are no agreements between the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

              In addition, we have agreed with the underwriters not to make certain issuances or sales of our securities for a period of at least days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co.

              The underwriting agreement provides that we will reimburse Merriman Curhan Ford & Co. for its out-of-pocket expenses in the amount up to $100,000, of which we have agreed to advance $10,000. In addition, we have agreed to issue approximately 19,000 shares of our restricted common stock to Merriman Curhan Ford & Co. and a cash fee of $25,000. We may use the $25,000 up-front cash fee and the shares of restricted common stock we will issue to Merriman Curhand Ford & Co., with a value of approximately $25,000, as a one-time credit against discounts and commissions payable by us to Merriman Curhan Ford & Co. in connection with this offering.

              The underwriting agreement also provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

              In connection with the offering, Merriman Curhan Ford & Co. on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

              The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merriman Curhan Ford & Co. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

              Any of these activities may have the effect of preventing or retarding the decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The American Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

              A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online.

              The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

              From time to time, Merriman Curhan Ford & Co. may in the future provide investment banking, commercial banking and financial advisory services to us, for which they may in the future receive, customary fees. Other than the foregoing, Merriman Curhan Ford & Co. does not have any material relationship with us or any of our officers, directors or controlling persons, except as set forth above and with respect to their contractual relationship with us entered into in connection with this offering.

LEGAL MATTERS

              The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by our Nevada counsel, McDonald Carano Wilson LLP, Las Vegas, Nevada. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel to the underwriters of this offering.

EXPERTS

              Our consolidated financial statements as of December 31, 2006 and 2007 and for each of the years in the two-year period ended December 31, 2007 have been included herein in reliance upon the report of PMB Helin Donovan, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements for the year ended January 1, 2006, included in this prospectus have been included in reliance on the report of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement, or other document to which we make reference are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement, or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document.

              We are subject to the reporting and information requirements of the Exchange Act and file annual and quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The address of the SEC's website is www.sec.gov. We maintain a website at www.proceranetworks.com and we make available free of charge on or through our website our SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We have not incorporated by reference into this prospectus the information on, or accessible through, our website, and you should not consider it to be part of this document.

INDEX TO FINANCIAL STATEMENTS

              Our unaudited interim financial statements for the three month period ended March 31, 2008 and our audited Financial Statements as of December 31, 2007 and for the fiscal year ended December 31, 2006 follow as pages F-1 through F-63.

PROCERA NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008 (Unaudited)	December 31, 2007(1)
ASSETS
Current Assets:
Cash and cash equivalents	$3,324,586	$5,864,648
Accounts receivable, less allowance of $24,690 and $11,672 for March 31, 2008 and December 31, 2007	1,925,237	1,819,272
Inventories, net	1,597,087	1,320,022
Prepaid expenses and other	449,706	520,137

Total current assets	7,296,616	9,524,079
Property and equipment, net	3,898,610	4,476,224
Purchased intangible assets, net	1,559,236	1,918,986
Goodwill	960,209	960,209
Other non-current assets	47,907	47,805

Total assets	$13,762,578	$16,927,303

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$623,413	$668,289
Deferred revenue	1,106,207	957,891
Accrued liabilities	1,346,398	1,572,975
Capital leases payable-current portion	32,564	33,867

Total current liabilities	3,108,582	3,233,022
Non-current liabilities
Deferred rent	16,321	7,797
Deferred tax liability	1,474,951	1,734,855
Capital leases payable–non-current portion	62,776	62,773

Total liabilities	4,662,630	5,038,447

Commitments and contingencies (Note 12)	–	–
Stockholders' equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized: none issued and outstanding	–	–
Common stock, $0.001 par value; 130,000,000 shares authorized; 76,384,292 and 76,069,233 shares issued and outstanding at March 31, 2008 and December 31, 2007	76,384	76,069
Additional paid-in capital	50,214,518	49,574,141
Accumulated other comprehensive gain (loss)	131,198	76,861
Accumulated deficit	(41,322,152)	(37,838,215)

Total stockholders' equity	9,099,948	11,888,856

Total liabilities and stockholders' equity	$13,762,578	$16,927,303

(1)
Derived from the company's audited consolidated financial statements as of December 31, 2007.

See accompanying notes to condensed consolidated financial statements

PROCERA NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

PROCERA NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Net sales	$1,715,774	$1,984,930
Cost of goods sold	707,339	436,335

Gross profit	1,008,435	1,548,595

Operating expenses:
Research and development	662,122	842,614
Sales and marketing	1,806,810	1,195,655
General and administrative	2,266,343	1,625,898

Total operating expenses	4,735,275	3,664,167

Loss from operations	(3,726,840)	(2,115,572)
Interest and other income	3,057	16,561

Loss before benefit from income taxes	(3,723,783)	(2,099,011)
Income tax benefit	239,846	240,401

Net loss after tax	$(3,483,937)	$(1,858,610)
Other comprehensive income: change in foreign currency translation adjustment	54,337	21,259

Comprehensive loss	$(3,429,600)	$(1,879,869)

Net loss per share of common stock–basic and diluted	$(0.05)	$(0.03)

Average weighted number of common shares outstanding–basic and diluted	76,118,175	68,377,963

See accompanying notes to condensed consolidated financial statements

PROCERA NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Continued)
(Unaudited)

PROCERA NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Cash flow from operating activities:
Net loss	$(3,483,937)	$(1,858,610)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	40,683	30,183
Amortization of intangibles	944,860	926,581
Deferred income taxes	(259,904)	(258,648)
Common stock issued for services rendered	–	96,247
Compensation related to stock-based awards	438,132	291,061
Changes in assets and liabilities, net of acquired assets and assumed liabilities:
Trade accounts receivable	(33,305)	(674,913)
Inventories	(270,804)	(148,033)
Prepaid expenses and other current assets	79,409	(55,170)
Accounts payable	(56,562)	130,440
Accrued liabilities, deferred rent	(274,683)	374,723
Deferred revenue	101,178	243,379

Net cash (used in) operating activities	(2,774,933)	(902,760)

Cash flows used in investing activities:
Purchase of equipment	(16,978)	(131,535)

Net cash used in investing activities	(16,978)	(131,535)

Cash flows from financing activities:
Proceeds from exercise of stock options	202,559	–
Proceeds from exercise of warrants	–	79,710
Capital lease payments	(9,259)	(5,115)

Net cash provided by financing activities	193,300	74,595

Effect of exchange rates on cash and cash equivalents	58,549	(21,617)

Net decrease in cash and cash equivalents	(2,540,062)	(981,317)
Cash and cash equivalents, beginning of period	5,864,648	5,214,177

Cash and cash equivalents, end of period	$3,324,586	$4,232,860

See accompanying notes to condensed consolidated financial statements

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (unaudited)

1.    Description of Business

              Procera Networks, Inc. ("Procera" or the "Company") is a leading provider of bandwidth management and control products for broadband service providers worldwide. Procera's products offer network administrators unique accuracy in identifying applications running on their network, and the ability to optimize the experience of the service provider's subscribers based on management of the identified traffic.

              The company sells its products through its direct sales force, resellers, distributors and system integrators in the Americas, Asia Pacific and Europe. PacketLogic™ is deployed at more than 400 broadband service providers ("BSP's"), telephone companies, colleges and universities worldwide. The common stock of Procera is listed on the American Stock Exchange under the trading symbol "PKT".

              The Company was incorporated in 2002. On August 18, 2006, Procera acquired the stock of Netintact AB, a Swedish corporation. On September 29, 2006, Procera acquired the effective ownership of the stock of Netintact PTY, an Australian company.

2.    Summary of Significant Accounting Policies

Basis of Presentation

              Procera has prepared the condensed consolidated financial statements included herein pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. However, Procera believes that the disclosures are adequate to ensure the information presented is not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in Procera's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on April 2, 2008.

              Procera believes that all necessary adjustments, which consist of normal recurring items, have been included in the accompanying condensed consolidated financial statements to state fairly the results of the interim periods. The results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for Procera's fiscal year ending December 31, 2008.

Basis of Presentation

              The condensed consolidated financial statements present the accounts of Procera and its wholly-owned subsidiaries, Netintact AB and Netintact PTY. All significant inter-company accounts and transactions have been eliminated.

Significant Accounting Policies

              There have been no significant changes in Procera's significant accounting policies during the three months ended March 31, 2008 as compared to what was previously disclosed in Procera's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on April 2, 2008.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (unaudited) (Continued)

2.    Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards

              In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The provisions of SFAS No. 157 were to be effective for fiscal years beginning after November 15, 2007. On February 6, 2008, the FASB agreed to defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective January 1, 2008, the Company adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities. The adoption of SFAS No. 157 did not have a material impact on the Company's results of operations or financial position.

              Effective January 1, 2008, the Company adopted SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities–including an amendment of FASB Statement No. 115." SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement of certain financial assets and liabilities under an instrument-by-instrument election. Subsequent measurements for the financial assets and liabilities an entity elects to fair value will be recognized in the results of operations. SFAS No. 159 also establishes additional disclosure requirements. The Company did not elect the fair value option under SFAS No. 159 for any of its financial assets or liabilities upon adoption. The adoption of SFAS No. 159 did not have a material impact on the Company's results of operations or financial position.

Foreign Currency

              The functional currency of the Company is the U.S. dollar. The financial position and results of operations of the Company's foreign subsidiaries are measured using the foreign subsidiary's local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders' equity. Foreign currency translation adjustments resulted in other comprehensive income of $54,337 and $21,259 during the three months period ending March 31, 2008 and 2007, respectively.

Use of Estimates

              The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate the Company's estimates, including those related to allowance for doubtful accounts and sales returns, the value and marketability of inventory, allowances for expected warranty costs, valuation of long-lived assets, including intangible assets and goodwill, income taxes and stock-based compensation, among others. We base

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (unaudited) (Continued)

2.    Summary of Significant Accounting Policies (Continued)

the Company's estimates on experience and other criteria assumptions we believe are reasonable under expected business conditions. Actual results may differ from these estimates if alternative conditions are realized.

Revenue Recognition

              The Company derives its revenue primarily from its integration of the Company's software and hardware appliances. The software is essential to the functionality of the product. The Company accounts for this revenue in accordance with Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, for all transactions involving software. We recognize product revenue when all of the following have occurred: (1) the Company has entered into a legally binding arrangement with a customer resulting in the existence of persuasive evidence of an arrangement; (2) when product title transfers to the customer as identified by the passage of responsibility in accordance with the International Chamber of Commerce shipping term ("Incoterms 2000"); (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

              The Company's product revenue consists of revenue from sales of the Company's appliances and software licenses. Product sales include a perpetual license to the Company's software. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue. Virtually all of the Company's sales include support services which consist of software updates and customer support. Software updates provide customers access to a constantly growing library of electronic internet traffic identifiers (signatures) and rights to non-specific software product upgrades, maintenance releases and patches released during the term of the support period. Support includes internet access to technical content, telephone and internet access to technical support personnel and hardware support.

              Receipt of a customer purchase order is the primary method of determining that persuasive evidence of an arrangement exists.

              Delivery generally occurs when product title has transferred to the customer as identified by the passage of responsibility per the International Chamber of Commerce shipping term (INCOTERMS 2000). The Company's standard delivery terms contemplate that the product is delivered to a common carrier from Procera or its subsidiaries (ex-works). However, product revenue based on channel partner purchase orders are recorded based on sell-through to the end user customers until such time as the Company has established significant experience with the channel partner's ability to complete the sales process. Additionally, when the Company introduces new products for which there is no historical evidence of acceptance history, revenue is recognized on the basis of end-user acceptance until such history has been established.

              Since the Company's customer orders contain multiple items such as hardware, software, and services which are delivered at varying times, the Company determines whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (unaudited) (Continued)

2.    Summary of Significant Accounting Policies (Continued)

and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in the Company's control.

              In these circumstances, the Company allocates revenue to each separate element based on its vendor specific objective evidence of fair value ("VSOE"). VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for those services when sold separately; VSOE for support and updates is additionally measured by the renewal rate offered to the customer. Through March 31, 2008, in virtually all of the Company's contracts, the only elements that remained undelivered at the time of product delivery were post contract hardware and software support and unspecified software updates.

              When the Company is able to establish VSOE for all elements of the sales order, the Company separates the deferred items accordingly. Revenue is recognized on the deferred items using either the completed-performance or proportional-performance method depending on the terms of the service agreement. When the amount of services to be performed in the last series of acts is so significant in relation to the entire service contract, that performance is deemed not to have occurred until the final act is completed or when there are acceptance provisions based on customer-specified objectives. Under these conditions, the Company uses the completed-performance method of revenue recognition which is measured by the customer's acceptance. The Company uses the proportional-performance method of deferred revenue recognition when a service contract specifies activities to be performed by the Company and those acts have been repeatedly demonstrated to be within the Company's core competency. Under this scenario, post contract support revenue is recognized ratably over the life of the contract. The majority of the revenue associated with the Company's post contract support and service contracts is recognized under the proportional-performance method using the straight line method with the revenue being earned over the life of the contract. If evidence of the fair value of one or more undelivered elements does not exist, all revenue is generally deferred and recognized when delivery of those elements occurs or when fair value can be established. When the undelivered element for which the Company does not have a fair value is support, revenue for the entire arrangement is bundled and recognized ratably over the support period.

              In certain contracts, billing terms are agreed upon based on performance milestones such as the execution of measurement test, a partial delivery or the completion of a specified service. Payments received before the unconditional acceptance of a specific set of deliverables are recorded as deferred revenue until the conditional acceptance has been waived.

              The Company's fees are typically considered to be fixed or determinable at the inception of an arrangement, generally based on specific products and quantities to be delivered. Substantially all of the Company's contracts do not include rights of return or acceptance provisions. To the extent that the Company's agreements contain such terms, the Company recognizes revenue once the acceptance provisions or right of return lapses. Payment terms to customers generally range from net 30 to 90 days. In the event payment terms are provided that differ from the Company's standard business practices, the fees are deemed to not be fixed or determinable and revenue is recognized when the payments become due, provided the remaining criteria for revenue recognition have been met.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (unaudited) (Continued)

2.    Summary of Significant Accounting Policies (Continued)

              The Company assesses the ability to collect from the Company's customers based on a number of factors, including credit worthiness and past transaction history of the customer. If the customer is not deemed credit worthy, the Company defers all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met.

3.    Stock-Based Compensation

              The Company accounts for stock-based compensation in accordance with the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"), which requires that the costs resulting from all share-based payment transactions be recognized in the financial statements at their fair values. The Company adopted SFAS No. 123(R) using the modified prospective application method under which the provisions of SFAS No. 123(R) apply to new awards and to awards modified, repurchased, or cancelled after the adoption date. Additionally, compensation cost for the portion of the awards for which the requisite service has not been rendered that are outstanding as of the adoption date is recognized in the Statement of Operations over the remaining service period after the adoption date based on the award's original estimate of fair value. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee requisite service period. All of the Company's stock compensation is accounted for as an equity instrument.

Stock Option Plans

              In August 2003, October 2004 and October 2007 our board of directors and stockholders adopted the 2003 Stock Option Plan, the 2004 Stock Option Plan and the 2007 Equity Incentive Plan, respectively. The aggregate number of shares authorized for issuance under each of the 2003 Stock Option Plan and the 2004 Stock Option Plan (together, the "Prior Plans") was 2,500,000 and, 5,000,000, respectively. The 2007 Equity Incentive Plan (the "2007 Plan") consolidates and replaces the Prior Plans.

              Subject to adjustment upon certain changes in capitalization, the aggregate number of shares of common stock of the Company that may be issued pursuant to stock awards under the 2007 Plan shall not exceed 5,000,000 shares of Common Stock, plus an additional number of shares in an amount not to exceed 7,389,520 comprised of: (i) that number of shares subject to the Prior Plans on the date the 2007 Plan was adopted by the Board and available for future grants plus (ii) the number of shares subject to currently outstanding stock awards issued under the Prior Plans that return to the share reserve from time to time after the date the 2007 Plan was adopted by the Board. The following description of the 2007 Plan is a summary and qualified in our entirety by the text of the Plan. The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock-based incentives to employees, directors and consultants. The Plan authorizes the grant incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based award (collectively, "stock awards") to employees, directors and consultants. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (unaudited) (Continued)

3.    Stock-Based Compensation (Continued)

              As of March 31, 2008, 3,159,635 shares were available for future grants under the 2007 Plan. The options under the 2007 Plan and Prior Plans vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options. The Plan is administered by the board of directors. Subject to the provisions of the Plan, the board of directors has authority to determine the employees, directors and consultants who are to be awarded stock awards and the terms of such awards, including the number of shares subject to such awards, the fair market value of the common stock subject to options, the exercise price per share and other terms.

              Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between us and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of our adoption but awards granted before that date may extend beyond that date.

              Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. An option becomes exercisable at such time and for such amounts as determined by the board of directors. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the board of directors on the date the option is granted. The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefore to give effect to any stock dividend, stock split, stock combination or other reorganization.

              The fair value of options granted is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatilities are calculated based on the historical volatility of the Company's Common Stock. Management monitors share option exercise and employee termination patterns to estimate forfeiture rates within the valuation model. The expected holding period of options is based on the simplified method noted in SAB 107. The risk-free interest rate for periods within the expected life of the option is based on the interest rate of U.S. Treasury notes in effect on the date of the grant.

              The weighted average assumptions used for three months ended March 31, 2008 and 2007 are as follows:

	Three Months Ended March 31,
	2008	2007
Risk free interest rate	2.93% - 3.13%	4.81%
Expected life of option	5.0 - 7.0 Years	4.0 - 6.25 Years
Dividend yield	0%	0%
Volatility	94%	102%

              The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on historical volatility of the Company's common stock. The risk-free interest rates are taken from the

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (unaudited) (Continued)

3.    Stock-Based Compensation (Continued)

3-year and 7-year daily constant maturity rate as of the grant dates as published by the Federal Reserve Bank of St. Louis and represent the yields on actively traded Treasury securities comparable to the expected term of the options. The expected life of the options granted in 2007 is calculated using the simplified method which uses the midpoint between the vesting period and the contractual grant date.

              The Company recorded $438,132 and $291,061 of stock compensation expense for the three months ended March 31, 2008 and 2007, respectively. The amounts of share-based compensation expense are classified in the consolidated statements of operations as follows:

	Three Months Ended March 31,
	2008	2007
Cost of goods sold	$6,396	$5,156
Research and development	68,853	72,939
Selling, general and administrative	362,883	212,966

Stock based compensation before income tax benefit	438,132	291,061
Income tax benefit	–	–

Total stock-based compensation expenses after income taxes	$438,132	$291,061

              No stock-based compensation has been capitalized in inventory due to the immateriality of such amounts.

General Share-Based Award Information

              The following table summarizes the Company's stock option activity for the three months ended March 31, 2008:

	Shares Available For Grant	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance at December 31, 2007	714,357	6,675,163	$1.42
Authorized	5,000,000	–	–
Granted	(4,306,791)	4,306,791	$1.36
Exercised	–	(357,977)	$1.22
Cancelled	1,752,069	(1,752,069)	$1.66

Balance at March 31, 2008	3,159,635	8,871,908	$1.47		$2,960,776

Options vested and expected to vest at March 31, 2008			$1.36	8.9	$2,899,177
Options vested and exercisable			$1.38	8.4	$1,683,520

              During the first quarter of 2008, 385,445 options vested. The total fair value of the options that vested (including those canceled) during the quarter ended March 31, 2008 was approximately $436,000. The weighted average grant date fair value of options granted during the three months ended March 31, 2008 was $1.10.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3.    Stock-Based Compensation (Continued)

              As of March 31, 2008, the total compensation cost related to non-vested stock option awards not yet recognized was $5,039,432, net of estimated forfeitures. Total compensation cost will be recognized over an estimated weighted average amortization period of 3.4 years. The Company has not capitalized any compensation cost, or modified any of its stock option grants during the three months ended March 31, 2008. During the three months ended March 31, 2008, 357,977 options were exercised and no cash was used to settle equity instruments granted under the Plans.

              The Company's closing stock price on the last trading day of the three months which ended March 31, 2008 was $1.54 per share. The intrinsic value of stock options outstanding as of March 31, 2008 is $2,960,776.

Dilutive Effect of Employee Stock Options

              Basic shares outstanding for the three months ended March 31, 2008 and 2007 were 8,871,908 shares and 5,533,784 shares, respectively; no incremental shares were included in the calculation of diluted net income per share for the periods as to do so would be antidilutive. SFAS No. 128, "Earnings per Share," requires that employee equity share options, nonvested shares and similar equity instruments granted by the Company be treated as potential common shares in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. There was no dilutive effect of in-the-money employee stock options as of March 31, 2008 and 2007 due to the Company incurring a net loss for the three months ended March 31, 2008 and 2007, respectively.

4.    Net Loss Per Share

              Basic earnings per share ("EPS") is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive. The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4.    Net Loss Per Share (Continued)

forth potential shares of common stock that are not included in the diluted net loss per share calculation as their effect is antidilutive:

	Three Months Ended March 31,
	2008	2007
Numerator–net loss	$(3,483,937)	$(1,858,610)

Denominator–basic and diluted
Weighted average common shares outstanding	76,118,175	68,377,963

Total	76,118,175	68,377,963

Net loss per share–basic and diluted	$(0.05)	$(0.03)

Antidilutive securities:
Options issued	8,871,908	5,533,784
Warrants	7,729,534	8,878,102
Incentive shares and warrants	–	4,974,727

Total	16,601,442	19,386,613

5.    Recent Accounting Pronouncements

              In December 2007, the FASB issued SFAS No. 141 (revised 2007), or SFAS No. 141(R), Business Combinations. Under SFAS No. 141(R), an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. In addition, acquired in-process research and development, or IPR&D is capitalized as an intangible asset and amortized over its estimated useful life. We are required to adopt the provisions of SFAS No. 141(R) beginning with our fiscal quarter ending March 31, 2009. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Early adoption is not permitted. Generally, the effect of SFAS 141(R) will depend on future acquisitions.

              Also in December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements–an amendment of ARB No. 51 ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for noncontrolling interest (minority interest) in a subsidiary, provides guidance on the accounting for and reporting of the deconsolidation of a subsidiary, and increases transparency through expanded disclosures. Specifically, SFAS 160 requires the recognition of minority interest as equity in the consolidated financial statements and separate from the parent company's equity. It also requires consolidated net earnings in the consolidated statement of earnings to include the amount of net earnings attributable to minority interest. This statement will be effective for the Company as of the beginning of fiscal year 2009.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.    Recent Accounting Pronouncements (Continued)

Early adoption is not permitted. The Company believes there will be no material impact from SFAS No. 160 on our consolidated financial statements.

              In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("FAS 161"). FAS 161 requires entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, and early adoption is permitted. The Company does not believe that the adoption of FAS161 will have any material affect on our financial condition and results of operations but may require additional disclosures if the Company enters into derivative and hedging activities.

              In April 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 142-3, "Determination of the Useful Life of Intangible Assets," ("FSP No. 142-3"). The intent of this FSP is to improve consistency between the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and the period of expected cash flows used to measure the fair value of the intangible asset under SFAS No. 141R. FSP No. 142-3 will require that the determination of the useful life of intangible assets acquired after the effective date of this FSP shall include assumptions regarding renewal or extension, regardless of whether such arrangements have explicit renewal or extension provisions, based on an entity's historical experience in renewing or extending such arrangements. In addition, FSP No. 142-3 requires expanded disclosures regarding intangible assets existing as of each reporting period. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Early adoption is prohibited. The Company is currently evaluating the impact that FSP No. 142-3 will have on our financial statements

              Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF"), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6.    Inventories

              Inventories are stated at the lower of cost, which approximates actual costs on a first in, first out basis, or market. Inventories at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Finished goods	$1,051,515	$1,062,398
Work in process	321,959	21,287
Raw materials	325,082	292,825
Reserve for obsolescence	(101,469)	(56,488)

Inventories, net	$1,597,087	$1,320,022

7.    Property and Equipment

              Property and equipment at March 31, 2008 and December 31, 2007 consists of the following:

	March 31, 2008	December 31, 2007
Machinery and equipment	$773,722	$736,439
Office furniture and equipment	90,478	90,672
Computer equipment	288,046	256,850
Software	6,852,568	6,856,063
Auto	82,530	75,877
Accumulated depreciation	(4,188,734)	(3,539,677)

Property and equipment, net	$3,898,610	$4,476,224

              Depreciation and amortization expense is $40,683 and $30,183 for the three months ended March 31, 2008 and 2007, respectively.

8.    Accrued Liabilities

              Accrued liabilities at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Payroll and related	$565,168	$620,191
Audited and legal services	217,333	196,000
Sales, VAT, income tax	143,032	140,175
Sales commissions	229,828	299,926
Warranty	69,971	64,864
Inventory not invoiced	77,977	211,606
Other	43,260	40,213

Total	$1,346,569	$1,572,975

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

8.    Accrued Liabilities (Continued)

Warranty Reserve

              The Company provides a warrant for its products and establishes an allowance at the time of sale which is sufficient to cover costs during the warranty period. The warranty period is generally 90 days. This reserve is included in accrued liabilities.

              Changes in the warranty reserve during the three months ended March 31, 2008 and 2007 were as follows:

	March 31, 2008	December 31, 2007
Beginning balance	$64,868	$14,237
Warranty expenditures	–	–
Provisions for current period sales	5,103	15,204

Ending balance	$69,971	$29,441

9.    Concentration of Credit Risk

              For the three months ended March 31, 2008, revenues from one customer accounted for 22% of revenues, with no other single customer accounting for more than 10% of revenues. At March 31, 2008, accounts receivable from one customer accounted for 20% of total accounts receivable with no other single customer accounting for more than 10% of the accounts receivable balance.

              As of March 31, 2008 and 2007, approximately 69% and 42%, respectively, of the Company's total accounts receivable were due from customers outside the United States.

10.    Stockholders' Equity

Common Stock

              During the three month period ending March 31, 2008, option holders exercised rights to purchase 357,977 shares of common stock at prices ranging from $0.45 to $0.83 per share, resulting in net proceeds to the Company of $202,559. During the three month period ending March 31, 2007, warrant holders exercised rights to purchase 100,000 of common stock at prices ranging from $0.75 to $0.80 per share resulting in net proceed to the Company of $79,710.

Warrants

              During the three months ended March 31, 2008, the board of directors approved the issuance of a warrant to an employee to purchase an aggregate of 54,720 shares of the Company's common stock with a fair market value of $56,361. The warrant is exercisable at a price of $0.60 per share, vests immediately, and expires in 2011.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.    Stockholders' Equity (Continued)

              A summary of warrant activity for the three months ended March 31, 2008 is as follows:

	Warrants
	Number of Shares	Weighted Average Purchase Price
Outstanding December 31, 2007	7,714,407	$1.15
Issued	54,720	0.60
Exercised	–	–
Cancelled/expired	(39,593)	2.33

Outstanding March 31, 2008	7,729,534	$1.14

              The chart below illustrates the outstanding warrants as of March 31, 2008 by exercise price and the average contractual life before expiration.

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number Exercisable
$0.01	201,268	1.2	201,268
0.40	1,163,875	0.3	1,163,875
0.50	50,000	0.2	50,000
0.60	623,827	3.4	623,827
0.68	15,000	0.3	15,000
0.75	50,000	0.2	50,000
1.12	70,000	2.3	70,000
1.25	1,560,706	0.3	1,560,706
1.37	1,729,453	0.3	1,729,453
1.40	400,000	2.0	400,000
1.42	100,000	0.2	100,000
1.50	1,380,000	3.7	1,380,000
1.78	100,000	1.9	100,000
1.86	10,000	0.1	10,000
2.00	199,988	4.3	199,988
2.14	75,417	1.8	75,417

$1.14	7,729,534	1.3	7,729,534

11.    Income Taxes

              The Company adopted the provisions of FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes ("FIN 48") an interpretation of FASB Statement No. 109 ("SFAS 109") on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. At December 31, 2007 and 2006, the Company had $194,775 and $176,639 of unrecognized tax benefits respectively, none of which would affect our effective tax rate if recognized.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11.    Income Taxes (Continued)

              The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of March 31, 2008, the Company has no accrued interest or penalties related to uncertain tax positions. The tax years 2001-2007 remain open to examination by one or more of the major taxing jurisdictions to which we are subject. The Company does not anticipate that the total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statutes of limitations prior to March 31, 2009.

              In 2002, the Company established a valuation allowance for substantially all of its deferred tax assets. Since that time, the Company has continued to record a valuation allowance. The valuation allowance was calculated in accordance with the provisions of SFAS 109, "Accounting for Income Taxes," which require that a valuation allowance be established or maintained when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. The Company will continue to reserve for substantially all net deferred tax assets until there is sufficient evidence to warrant reversal.

12.    Commitment and Contingencies

Legal

              The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of operations. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

Operating Leases

              The Company leases its operating and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2014 and provide for renewal options ranging from month-to-month to 5 year terms. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The leases provide for increases in future minimum annual rental payments based on defined increases which are generally meant to correlate with the Consumer Price Index, subject to certain minimum increases. Also, the agreements generally require the Company to pay executory costs (real estate taxes, insurance and repairs).

              The Company and its subsidiaries have various lease agreements for its headquarters in Los Gatos, California; Netintact AB offices in Varberg, Sweden; Netintact PTY offices in Melbourne, Australia; and certain office equipment. The leases begin expiring in 2008.

Capital Leases

              The Company leases certain equipment under operating leases that expire at various dates through 2014. During the three months ended March 31, 2008.

              During the three months ended March 31, 2008, there were no material changes to the Company's operating lease or capital lease commitments.

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

13.    Segment Information

              The Company operates in one segment, using one measure of profitability to manage its business. Revenues for geographic regions are based upon the customer's location. The location of long lived assets is based on physical location of our regional offices. The following are summaries of revenue and long lived assets by geographical region:

	Three Months Ended March 31,
	2008	2007
REVENUE
United States	$632,362	$780,209
Australia	229,781	150,531
Asia	439,258	262,811
Europe	40,667	40,315
South America	–	26,621
Scandinavia	373,706	681,799
West Indies	–	42,644

Total	$1,715,774	$1,984,930

	Period Ended March 31,
	2008	2007
Long-lived assets;
United States	$1,282,323	$1,078,088
Sweden	5,132,771	8,745,830
Australia	50,766	45,613

Total	$6,465,860	$9,869,531

              Foreign sales as a percentage of total revenues were 73% and 61% for the three months ended March 31, 2008, and 2007, respectively.

              The Company's accounts receivable are derived from revenue earned from customers located in the United States, Australia, Asia, Europe, and the Middle East. The Company performs ongoing credit evaluations of certain customers' financial condition and, generally, requires no collateral from its customers.

14.    Liquidity

              The Company has sustained recurring losses and negative cash flows from operations. Historically, the Company's growth has been funded through a combination of private equity and lease financing. As of March 31, 2008, the Company had approximately $3,300,000 of unrestricted cash. During the period starting April 1, 2008 through May 9, 2008, the Company received cash proceeds of approximately $872,000 from the exercise of warrants. The Company believes that, as a result of this, together with debt financing that management believes is available, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. However, the Company has experienced and continues to experience negative operating margins

PROCERA NETWORKS, INC.
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

14.    Liquidity (Continued)

and negative cash flows from operations, as well as an ongoing requirement for additional capital investment. The Company expects that it will need to raise substantial additional capital to fully accomplish its business plan over the next several years. In addition, the Company may wish to selectively pursue possible acquisitions of businesses, technologies, content, or products complementary to those of the Company in the future in order to expand its presence in the marketplace and achieve further operating efficiencies. The Company expects to seek to obtain additional funding through a bank credit facility or private equity. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

15.    Subsequent Event

              During the period starting April 1, 2008 through May 9, 2008, the Company issued 667,500 shares of its common stock due to the exercise of warrants at an average exercise price of $1.31 per share. The Company received cash proceeds of approximately $872,000, which will be used for working capital purposes.

16.    Subsequent Event (unreviewed)

              During the period starting May 10, 2008 through May 22, 2008, the Company issued 678,875 shares of its common stock due to the exercise of warrants at an average exercise price of $1.32 per share. The Company received cash proceeds of approximately $896,000, which will be used for working capital purposes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Procera Networks, Inc.
Los Gatos, California

              We have audited the accompanying consolidated balance sheets of Procera Networks, Inc. ("Procera") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Procera Networks, Inc. as of December 31, 2007 and 2006 and the consolidated results of their operations and their consolidated cash flows for the fiscal years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

              We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Procera's internal control over financial reporting as of December 31, 2007, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria) and our report dated March 24, 2008 expressed an adverse opinion on the company's internal control over financial reporting.

/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
San Francisco, California

March 24, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Stockholders
Procera Networks, Inc.
Los Gatos, California

              We have audited the accompanying consolidated balance sheets of Procera Networks, Inc.("Procera") as of December 31 , 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

              A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

              Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

              A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment as of December 31, 2007:

  •
  The Company did not have sufficient control over the closing process and could not prepare its financial statements, footnotes and 10-k disclosures in a timely fashion. This weakness which resulted in significant last minute changes to the Company's financial reports and Form 10-K, could have resulted in material errors to the financial statements.

              We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Procera Networks Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2007. The aforementioned material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 consolidated financial statements, and this report does not affect our report dated March 24, 2008 which expressed an unqualified opinion on those consolidated financial statements.

              In our opinion, management's assessment that Procera Networks, Inc., did not maintain effective internal control over financial reporting as of December 31, 2007, is fairly stated, in all material respects, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Procera Networks, Inc., has not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

PMB Helin Donovan, LLP
San Francisco, California
March 24, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
of Procera Networks, Inc.

              We have audited the accompanying statements of operations, stockholders' equity (deficit), and cash flows of Procera Networks, Inc. for the year ended January 1, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of Procera Networks, Inc. for the year ended January 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
February 13, 2006

PROCERA NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$5,864,648	$5,214,177
Accounts receivable, net of allowance for doubtful accounts of $241,062 and $11,672, as of December 31, 2007 and 2006 respectively	1,819,272	1,161,170
Inventories, net	1,320,022	259,207
Prepaid expenses and other current assets	520,137	284,225

Total current assets	9,524,079	6,918,779

Property and equipment, net	4,476,224	6,330,948
Purchased intangible assets, net	1,918,986	3,357,986
Goodwill	960,209	960,209
Other non-current assets	47,805	95,919

Total assets	$16,927,303	$17,663,841

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	668,289	286,232
Deferred revenue	957,891	383,231
Accrued liabilities	1,572,975	656,943
Capital leases payable-current portion	33,867	20,982

Total current liabilities	3,233,022	1,347,388
Non-current liabilities:
Deferred rent	7,797	20,621
Deferred tax liability	1,734,855	2,820,600
Capital leases payable-non-current portion	62,773	25,152

Total liabilities	5,038,447	4,213,761

Commitments and contingencies	–	–
Stockholders' equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of December 31, 2007 and 2006	–	–
Common stock, $0.001 par value; 100,000,000 shares authorized; 76,069,233 and 70,416,105 shares issued and outstanding as of December 31, 2007 and 2006, respectively	76,069	70,416
Additional paid-in capital	49,574,141	38,722,118
Accumulated other comprehensive gain (loss)	76,861	14,381
Accumulated deficit	(37,838,215)	(25,356,835)

Total stockholders' equity	11,888,856	13,450,080

Total liabilities and stockholders' equity	$16,927,303	$17,663,841

See accompanying notes to consolidated financial statements.

PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2007 DECEMBER 31, 2006, AND JANUARY 1, 2006

	Year Ended,
	Dec 31, 2007	Dec 31, 2006	Jan 1, 2006
Sales	$6,672,541	$1,914,430	$254,809
Costs of goods sold(1)	2,401,659	630,788	307,799

Gross profit	4,270,882	1,283,642	(52,990)

Operating expenses:(1)
Research and development	3,151,438	3,065,266	2,604,897
Sales and marketing	6,836,983	2,274,429	1,752,886
General and administrative(2)	7,888,204	3,706,903	2,338,720

Total operating expenses	17,876,625	9,046,598	6,696,503

Loss from operations	(13,605,743)	(7,762,956)	(6,749,493)
Interest and other income, net	51,858	7,904	10,578

Loss before provision for income taxes	(13,553,885)	(7,755,052)	(6,738,915)
Income tax benefit	1,072,505	251,573	–

Net loss	(12,481,380)	(7,503,479)	(6,738,915)
Other comprehensive income: change in foreign currency translation adjustment	62,480	14,381	–

Comprehensive loss	$(12,418,900)	$(7,489,098)	$(6,738,915)

Basic and diluted net loss per share	$(0.17)	$(0.15)	$(0.22)

Shares used in computing basic and antidilutive net loss per share	71,422,184	50,443,688	30,445,423

(1) Stock-based compensation included in the costs and expenses line items:
Cost of goods sold	$23,310	$16,274	$–
Research and development	473,692	771,585	276,050
Sales and marketing	740,873	263,155	29,325
General and administrative	734,400	117,598	124,012

	$1,972,275	$1,168,612	$429,387

(2) Intangible amortization included in general and administrative expense	$3,706,322	$474,595	$–

See accompanying notes to consolidated financial statements.

PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006

	Common Stock				Subscribed Com. Stock
Description			Stock Issuance Costs	Add. Paid-In Capital			Accumulated Other Comprehensive Income (loss)	Accum Deficit	Total Stockholders' Equity
	Shares	Amount			Shares	Amount
Balances, January 2, 2005	24,115,406	$24,115	$(771,892)	$11,645,247	5,762,500	$4,324,375	–	$(11,114,441)	$4,107,404
Issuance of common stock in connection with private placement of common stock at $0.80 per share in December 2004, less issuance costs of $285,625	5,762,500	5,763	–	4,318,612	(5,762,500)	(4,324,375)	–	–	–
Issuance of common stock at $1.86 per share to charity organization in connection with private placement in December 2004	17,473	17	–	32,483	–	–	–	–	32,500
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in March 2005	100,000	100	–	7,400	–	–	–	–	7,500
Issuance of common stock for cash at $2.00 per share upon exercise of warrants in March 2005, less issuance cost of $5,000	50,000	50	(5,000)	99,950	–	–	–	–	95,000
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in April 2005	75,000	75	–	5,550	–	–	–	–	5,625
Issuance of common stock for cash at $1.50 per share upon exercise of warrants in April 2005, less issuance cost of $4,898	557,438	557	(4,898)	835,600	–	–	–	–	831,259
Issuance of common stock for cash at $1.40 per share upon exercise of warrants in April 2005	102,500	103	–	143,397	–	–	–	–	143,500
Issuance of common stock for services provided at $0.51 per share in November 2005	165,000	165	–	83,985	–	–	–	–	84,150
Fair value of common stock warrants issued to non-employees	–	–	–	542,648	–	–	–	–	542,648
Stock based employee compensation	–	–	–	429,386	–	–	–	–	429,386
Common stock subscribed, net of issuance costs of $112,000	–	–	–	–	3,500,000	1,288,000	–	–	1,288,000
Common stock subscribed for services to be rendered	–	–	–	–	45,833	22,917	–	–	22,917
Net loss	–	–	–	–		–	–	(6,738,915)	(6,738,915)

Balances, January 1, 2006	30,945,317	$30,945	$(781,790)	$18,144,258	3,545,833	$1,310,917	–	$(17,853,356)	$850,974

See accompanying notes to consolidated financial statements.

PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006

	Common Stock			Subscribed Com. Stock
Description			Add. Paid-In Capital			Accumulated Other Comprehensive Income (loss)	Accum Deficit	Total Stockholders' Equity
	Shares	Amount		Shares	Amount
Balances, January 1, 2006	30,945,317	$30,945	$17,362,468	3,545,833	$1,310,917	–	$(17,853,356)	$850,974
Issuance of common stock in connection with private placement at $.40 per share in February 2006, less direct transaction costs	11,500,025	11,500	4,105,969	–	–	–	–	4,117,469
Issuance of common stock and placement agent warrants with private placement at $.40 per share in February 2006, paid in 2005	3,500,000	3,500	1,396,500	(3,500,000)	(1,288,000)	–	–	112,000
Issuance of Common stock and investor warrants in connection with November 2006 private placement at $1.00 per share, net of direct transaction costs	5,100,000	5,100	4,835,259	–	–	–	–	4,840,359
Issuance of common stock at $0.60 per share in exchange for outstanding stock of Netintact	17,539,513	17,540	8,669,124	–	–	–	–	8,686,664
Issuance of common stock at $0.82 per share in exchange for outstanding stock of Netintact PTY	760,000	760	272,933	–	–	–	–	273,693
Issuance of common stock upon exercise of warrants at prices ranging from $0.10-$1.37	246,250	246	266,766	–	–	–	–	267,012
Stock based compensation			1,168,611	–	–	–	–	1,168,611
Issuance of 825,000 shares of common stock having a market value of $0.70 per share in exchange for 18 months of investor relations services	825,000	825	570,718	(45,833)	(22,917)	–	–	548,626
Fair value of warrants issued to service providers	–	–	73,770	–	–	–	–	73,770
Translation adjustment	–	–	–	–	–	14,381	–	14,381
Net Loss for 2006	–	–	–	–	–	–	(7,503,479)	(7,503,479)

Balances, December 31, 2006	70,416,105	$70,416	$38,722,118	0	$0	$14,381	$(25,356,835)	$13,450,080

See accompanying notes to consolidated financial statements.

PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006

	Common Stock
Description			Add. Paid-In Capital	Accumulated Other Comprehensive Income (loss)	Accum Deficit	Total Stockholders' Equity
	Shares	Amount
Balances, December 31, 2006	70,416,105	$70,416	$38,722,118	$14,381	$(25,356,835)	$13,450,080
Issuance of common stock upon exercise of warrants at prices ranging from $0.075–$1.37	1,323,410	1,323	754,118	–	–	755,441
Stock based compensation	–	–	1,972,275	–	–	1,972,275
Issuance of common stock in connection with the private placement of common shares at $2.00 per share in July 2007, less issuance costs	4,072,477	4,073	7,484,562	–	–	7,488,635
Issuance of common stock valued at $3.08 per share to vendor for search firm services.	247,500	247	611,078	–	–	611,325
Issuance of common stock valued at $3.08 per share to vendor for search firm services.	9,741	10	29,990	–	–	30,000
Foreign currency translation adjustment	–	–	–	62,480	–	62,480
Net Loss for 2007	–	–	–	–	(12,481,380)	(12,481,380)

Balances, December 31, 2007	76,069,233	$76,069	$49,574,141	$76,861	$(37,838,215)	$11,888,856

See accompanying notes to consolidated financial statements

PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006

	Year Ended December
	Dec 31, 2007	Dec 31, 2006	Jan 1, 2006
Cash flows from operating activities:
Net (loss)	$(12,481,380)	$(7,503,479)	$(6,738,915)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:	184,927	44,520	32,214
Depreciation	3,706,332	1,227,761	–
Amortization of intangibles	(1,085,745)	(298,252)	–
Deferred income taxes	149,665	227,786	84,150
Common stock issued for services rendered	–	–	22,917
Common stock subscribed for services	1,972,275	1,168,611	429,387
Compensation related to stock-based awards	–	73,770	542,647
Fair value of warrants issued to non-employees
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable	(501,591)	(684,003)	22,872
Inventories	(1,064,009)	(7,632)	(13,403)
Prepaids and other current assets	307,934	232,461	45,793
Accounts payable	375,696	(142,774)	221,910
Accrued liabilities, deferred rent	847,082	76,333	(128,220)
Deferred revenue	540,620	180,960	–
Other	–	158	–

Net cash used in operating activities	(7,048,194)	(5,403,780)	(5,478,648)

Cash flows from investing activities:
Purchases of property and equipment, net	(499,503)	(178,313)	(25,335)
Cash acquired in the acquisition of a business	–	452,669	–

Net cash provided by (used in) used in investing activities	(499,503)	274,356	(25,335)

Cash flows from financing activities:
Proceeds from issuance of common stock	7,488,631	8,939,828	–
Proceeds from common stock subscription, net	–	–	1,288,000
Proceeds from the exercise of warrants	674,177	265,012	1,082,884
Proceeds from the exercise of stock options	81,264	–	–
Payments on a capital lease	(26,035)	(8,070)	–
Payment on loan payable	–	(110,000)	–
Proceeds from notes payable from a related party	–	–	240,000
Other	–	2,000	–

Net cash provided by financing activities	8,218,037	9,088,770	2,610,884

Effect of exchange rates on cash and cash equivalents	(19,869)	–	–

Net increase (decrease) in cash and cash equivalents	$650,471	$3,959,346	$(2,893,099)
Cash and cash equivalents at beginning of year	5,214,177	1,254,831	4,147,930

Cash and cash equivalents at end of year	$5,864,648	$5,214,177	$1,254,831

PROCERA NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$5,855	$7,894	$830

Cash paid for interest	$6,559	$5,072	$1,076

SUPPLEMENTAL NON CASH FLOW INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in connection with acquisition of Netintact AB and Netintact PTY	$–	$9,444,776	$–

Issuance of common stock to charity organization in connection with the private placement in December 2004	$–	$–	$32,500

Conversion of notes payable (See note 8)	$–	$130,000	$–

Property and equipment purchased with a capital lease	$72,007	$–	$–

SUPPLEMENTAL NON CASH FLOW INVESTING AND FINANCING ACTIVITIES:
Tangible assets acquired		$1,225,225
Intangible assets acquired		11,119,000
Goodwill		960,209
Less liabilities assumed		(3,859,658)

Net assets acquired		9,444,776

Fair value of common shares issued		9,444,776
Cash acquired		$(452,669)

See accompanying notes to consolidated financial statements

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

1.    Description of Business

              Procera Networks, Inc. ("Procera" or the "Company") is a leading provider of bandwidth management and control products for broadband service providers worldwide. Procera's products offer network administrators unique accuracy in identifying applications running on their network, and the ability to optimize the experience of the service provider's subscribers based on management of the identified traffic.

              The Company sells its products through its direct sales force, resellers, distributors, and system integrators in the Americas, Asia Pacific, and Europe. PacketLogic is deployed at more than 400 broadband service providers ("BSP's"), telephone companies, colleges and universities worldwide. The common stock of Procera is listed on the American Stock Exchange under the trading symbol "PKT".

              The Company was incorporated in 2002. On August 18, 2006, Procera acquired the stock of Netintact AB, a Swedish corporation. On September 29, 2006, Procera acquired the effective ownership of the stock of Netintact PTY, an Australian company ("Netintact PTY").

2.    Summary of Significant Accounting Policies

Principles of Consolidation

              The consolidated financial statements include the historical accounts of Procera and its wholly owned subsidiaries, Netintact AB and Netintact PTY from August 18, 2006 and September 29, 2006 respectively. All significant intercompany transactions have been eliminated.

Fiscal Year

              Prior to the fiscal year which ended December 31, 2006, the Company maintained its accounting records on a 52-53 week fiscal year, with the fiscal year ending on the Sunday nearest to December 31. Fiscal year 2005 ended January 1, 2006. Beginning with the fiscal year which ended December 31, 2006, the Company changed its' fiscal year end to coincide with the calendar year end.

Basis of Presentation

              The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate our continuation as a going concern.

Use of Estimates

              The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowance for doubtful accounts and sales returns, the value and marketability of inventory, allowances for expected warranty costs, valuation of long-lived assets, including intangible assets and goodwill, income taxes and stock-based compensation, among others. We base our estimates on

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

experience and other criteria assumptions we believe are reasonable under expected business conditions. Actual results may differ from these estimates if alternative conditions are realized.

Fair Value of Financial Instruments

              The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short maturities.

Concentration of Credit Risk

              The company utilizes financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in one financial institution in the United States. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any material losses on its deposits of cash and cash equivalents.

              The Company's accounts receivable are derived from revenue earned from customers located in the United States, Australia, Europe, Asia, Canada and the Middle East. There are a limited number of customers accounting for the majority of purchases in the industry worldwide.

              On December 31, 2007, accounts receivable consisted of amounts due from 62 customers. Four customers represented 16%, 12%, 5% and 5% of total accounts receivable. No other customer represented more than 5% of total accounts receivable.

              During Fiscal year 2007 three customers accounted for 15%, 11%, and 6% of revenues. No other customer accounted for more than 5% of revenues.

Cash and Cash Equivalents and Restricted Cash

              The Company considers all highly liquid investments to mature within three months or less to be cash equivalents.

Accounts Receivable

              Accounts receivable are stated at net realizable value. Customers are on cash on delivery terms until credit is approved.

Allowance for Doubtful Accounts

              The allowance for doubtful accounts reduces accounts receivable to an amount that management believes will be eventually collected. We evaluate the adequacy of this allowance by reviewing the age of accounts receivable and also take into consideration such as credit-worthiness, customer history and general economic trends

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

Inventory

              Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates actual cost on the first-in, first-out ("FIFO") method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors.

Property and Equipment and Assets Held Under Capital Lease

              Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years for computer, tooling, test and office equipment and two years for software. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Whenever assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is expensed as incurred; significant improvements are capitalized. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease

Assets Held Under Capital Leases

              Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease.

Impairment of Long-Lived Assets

              The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Impairment of Finite Life Intangible Assets

              The Company evaluates its operations to ascertain if a triggering event has occurred which would impact the value of finite-lived intangible assets (e.g., customer lists). Examples of such triggering events include a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business, and a significant change in the operations of an acquired business.

              As of December 31, 2007, no such triggering event has occurred, and, no impairment test was needed. An impairment test involves a comparison of undiscounted cash flows against the carrying value of the asset as an initial test. If the carrying value of such asset exceeds the undiscounted cash flow, the asset would be deemed to be impaired. Impairment would then be

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

measured as the difference between the fair value of the fixed or amortizing intangible asset and the carrying value to determine the amount of the impairment. The Company determines fair value generally by using the discounted cash flow method. To the extent that the carrying value is greater than the asset's fair value, an impairment loss is recognized for the difference.

Impairment of Goodwill

              The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. FASB Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets , requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit, generally the Company's operating segments, are determined using various valuation techniques with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company's budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

              As of December 31, 2007, the Company concluded that there was no impairment to the carrying value of goodwill.

Commitments and Contingencies

              Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

              If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

              Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Stock and Warrants Issued to Third Parties

              The Company accounts for stock and warrants issued to third parties, including customers, in accordance with the provisions of the Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services . Under the provisions of EITF 96-18, if none of the Company's agreements have a disincentive for nonperformance, the Company records a charge for the fair value of the stock and the portion of the warrants earned from the point in time when vesting of the stock or warrants becomes probable.

Stock-Based Compensation

              Effective January 2, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R) "). SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. All of the Company's stock compensation is accounted for as an equity instrument. The Company elected to adopt the modified-prospective application method as provided by SFAS No. 123(R).

              Previous to January 1, 2006, The Company applied Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and provided the required pro forma disclosures of SFAS No. 123, "Accounting for Stock-Based Compensation."

              No stock-based compensation has been capitalized in inventory due to the immateriality of such amounts.

              The Company estimates the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS No. 123 (R), SEC SAB No. 107 and the Company's prior period pro forma disclosures of net loss, including stock-based compensation (determined under a fair value method as prescribed by SFAS No. 123).

Revenue Recognition

              Our most common sale involves the integration of our software and a hardware appliance. The software is essential to the functionality of the product. We account for this revenue in accordance with Statement of Position, or SOP, 97-2, Software Revenue Recognition , as amended by

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, for all transactions involving software. We recognize product revenue when all of the following have occurred: (1) we have entered into a legally binding arrangement with a customer resulting in the existence of persuasive evidence of an arrangement; (2) when product title transfers to the customer as identified by the passage of responsibility in accordance with Incoterms 2000; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

              Our product revenue consists of revenue from sales of our appliances and software licenses. Product sales include a perpetual license to our software. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue. Virtually all of our sales include support services which consist of software updates and customer support. Software updates provide customers access to a constantly growing library of electronic internet traffic identifiers (signatures) and rights to non-specific software product upgrades, maintenance releases and patches released during the term of the support period. Support includes internet access to technical content, telephone and internet access to technical support personnel and hardware support.

              Receipt of a customer purchase order is the primary method of determining persuasive evidence of an arrangement exists.

              Delivery generally occurs when product title has transferred as identified by the passage of responsibility per the International Chamber of Commerce shipping term (INCOTERMS 2000). Our standard delivery terms are when product is delivered to a common carrier from Procera, or its subsidiaries. However, product revenue based on channel partner purchase orders are recorded based on sell-through to the end user customers until such time as we have established significant experience with the channel partner's ability to complete the sales process. Additionally, when we introduce new products for which there is no historical evidence of acceptance history, revenue is recognized on the basis of end-user acceptance until such history has been established.

              Since our customer orders contain multiple items such as hardware, software, and services which are delivered at varying times, we determine whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in our control.

              In these circumstances, we allocate revenue to each separate element based on its vendor specific objective evidence of fair value ("VSOE"). VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for those services when sold separately and for support and updates is additionally measured by the renewal rate offered to the customer. Through December 31, 2007, in virtually all of our contracts, the only elements that remained undelivered at the time of product delivery were post contract hardware and software support and unspecified software updates.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

              When we are able to establish VSOE for all elements of the sales order we separate the deferred items accordingly. Revenue is recognized on the deferred items using either the completed-performance or proportional-performance method depending on the terms of the service agreement. When the amount of services to be performed in the last series of acts is so significant in relation to the entire service contract, that performance is deemed not to have occurred until the final act is completed or when there are acceptance provisions based on customer-specified objectives. Under these conditions, we use the completed-performance method of revenue recognition which is measured by the customer's acceptance. We use the proportional-performance method of deferred revenue recognition when a service contract specifies activities to be performed by the Company and those acts have been repeatedly demonstrated to be within our core competency. Under this scenario, post contract support revenue is recognized ratably over the life of the contract. The majority of the revenue associated with our post contract support and service contracts is recognized under the proportional-performance method using the straight line method with the revenue being earned over the life of the contract. If evidence of the fair value of one or more undelivered elements does not exist, all revenue is generally deferred and recognized when delivery of those elements occurs or when fair value can be established. When the undelivered element for which we do not have a fair value is support, revenue for the entire arrangement is bundled and recognized ratably over the support period.

              In certain contracts, billing terms are agreed upon based on performance milestones such as the execution of measurement test, a partial delivery or the completion of a specified service. Payments received before the unconditional acceptance of a specific set of deliverables are recorded as deferred revenue until the conditional acceptance has been waived.

              Our fees are typically considered to be fixed or determinable at the inception of an arrangement, generally based on specific products and quantities to be delivered. Substantially all of our contracts do not include rights of return or acceptance provisions. To the extent that our agreements contain such terms, we recognize revenue once the acceptance provisions or right of return lapses. Payment terms to customers generally range from net 30 to 90 days. In the event payment terms are provided that differ from our standard business practices, the fees are deemed to not be fixed or determinable and revenue is recognized when the payments become due, provided the remaining criteria for revenue recognition have been met.

              We assess the ability to collect from our customers based on a number of factors, including credit worthiness of the customer and past transaction history of the customer. If the customer is not deemed credit worthy, we defer all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met.

Deferred Revenue

              Our most common sale includes a perpetual license for software, a hardware appliance along with post contract support and unspecified updates. Where the VSOE of the future deliverable is identifiable, that revenue is initially included in Deferred revenue and recognized ratably over the term of the agreement on a straight-line basis. If the VSOE of the future deliverable is not identifiable, the total revenue is deferred and recognized over the term of the agreement. For

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

the year ended December 31, 2007 deferred revenue totaled $957,891 and is included as "Deferred revenue" in the accompanying Balance Sheet.

Shipping and Handling Costs

              The Company includes shipping and handling costs associated with inbound and outbound freight in costs of goods sold.

Research and Development

              Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses, prototype materials, initial product certifications, equipment costs and allocated facility costs. External expenses consist of costs associated with outsourced software development activities.

              Development costs incurred in the research and development of new products, other than software, and enhancements to existing products are expensed as incurred. Costs for the development of new software products and enhancements to existing products are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with SFAS 86, "Accounting for Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed." To date, the Company's software has been available for general release shortly after the establishment of technological feasibility, which the Company defines as a working prototype and, accordingly, capitalizable costs have not been material.

Advertising Costs

              Advertising costs are expenses as incurred. Advertising expenses were not significant for the periods ended December 31, 2007 December 31, 2006 and January 1, 2006.

Income Taxes

              The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

              Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established, when necessary, to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

Comprehensive Income

              The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholders' equity that, under generally accepted accounting principles are excluded from net income. For the Company, such items consist primarily of foreign currency translation gains and losses.

Foreign Currency Translation

              Financial statements of foreign subsidiaries, located in Sweden and Australia, where the local currency, Swedish Krona and Australian Dollar is the functional currency, are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation adjustments associated with net assets or liabilities are reported in non-owner changes in equity. The foreign currency translations in non-owner equity for the years ended December 31, 2007 and 2006 were 62,480 and 14,381 respectively.

              Cash at the Netintact subsidiaries, was translated at exchange rates in effect at December 31, 2007 and 2006, and its cash flows were translated at the average exchange rates for the years then ended. Changes in cash resulting from the translations are presented as a separate item in the statements of cash flows.

Registration Rights Agreements

              The company's management reviewed the Securities and Exchange Commission's release on December 1, 2005 entitled "current Accounting and Disclosure Issues in the Division of Corporation Finance". The Company has determined that it does not have a contingent liability in regards to the registration rights agreements to which is a party.

Net Loss Per Share

              Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of the common shares outstanding during the period. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented.

Recent Accounting Pronouncements

              In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements". SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements, the board having previously concluded in those accounting pronouncements that fair value is the relevant

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

measurement attribute. Accordingly, this statement does not require any new fair value measurements. This statement is effective for all financial instruments issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the effect, if any, of SFAS No. 157 on its financial position, operations or cash flows.

              In February 2008, the FASB issued FSP 157-2 "Partial Deferral of the Effective Date of Statement 157" (FSP 157-2). FSP 157-2 delays the effective date of SFAS No. 157, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company is currently assessing the impact of SFAS No. 157-2 on the Company's consolidated statement of financial condition and results of operations

              In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 108 to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that registrants quantify the impact on the current year's financial statements of correcting all misstatements, including the carryover and reversing effects of prior years' misstatements, as well as the effects of errors arising in the current year. SAB 108 is effective as of the first fiscal year ending after November 15, 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. There was no impact on our consolidated financial statements with respect to the adoption of SAB No. 108.

              In December 2007 the FASB issued SFAS No. 141 (revised 2007), Business Combinations, or SFAS 141R. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing Generally Accepted Accounting Principles "GAAP" until January 1, 2009. The Company expects SFAS No. 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. The Company has not determined the impact of this standard on its future consolidated financial statements.

              In February 2007, FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities". SFAS No. 159 amends SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

2.    Summary of Significant Accounting Policies (Continued)

accounting for financial instruments. SFAS No. 159 applies to all entities, including not-for-profit organizations. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This statement is effective as of the beginning of each reporting entity's first fiscal year that begins after November 15, 2007. The Company has not yet determined the effect of SFAS No. 159 on its financial position, operations or cash flows.

              In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 ("SFAS 160"). The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders' equity, and the elimination of "minority interest" accounting in results of operations with earnings attributable to noncontrolling interests reported as part of consolidated earnings. Additionally, SFAS 160 revises the accounting for both increases and decreases in a parent's controlling ownership interest. SFAS 160 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. Procera Networks is currently evaluating the impact that the pending adoption of SFAS 160 will have on its financial statements.

              On March 19, 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("SFAS No. 161"). SFAS No. 161 requires enhanced disclosures about an entity's derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We have not determined the impact, if any SFAS No. 161 will have on our consolidated financial statements.

3.    Merger with Netintact

              On August 18, 2006, Procera acquired 100% of the outstanding stock of Netintact, AB., ("Netintact AB"), a Swedish software company. At the time of its acquisition by Procera, Netintact AB owned 51% of the outstanding shares of Netintact PTY ("Netintact PTY"), an Australian company that distributed Netintact AB's products in Australia and Asia. On September 29, 2006, Procera acquired the remaining 49% of the outstanding shares of Netintact PTY. Netintact, AB's and Netintact PTY's results of operations have been included in the consolidated financial statements since the date of acquisition. Procera believes the Netintact companies were desirable and valuable merger partners due to their strategic customer base, the technology incorporated into their software products, and their success in penetrating their markets (Europe, Australia and Asia).

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

3.    Merger with Netintact (Continued)

              Pursuant to the terms of the Stock Exchange Agreement with the shareholders of Netintact, Procera has committed up to 22,000,000 shares of common stock for the acquisition. 19,000,000 shares were committed at the close of the acquisition including 18,299,514 common shares and 700,486 warrants were granted. 3,000,000 shares were committed based upon the attainment of future milestones including 2,876,757 common shares and 123,243 incentive warrants. The fair value of common stock issued for the acquisitions, excluding the incentive shares was $9,444,776. The value of the common shares issued was determined based on the market price of the Company's common shares on the effective date of the acquisition. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the Company did not accrue contingent consideration obligations prior to the attainment of the objectives. At December 31, 2007, the objectives had not been fully accomplished and the future incentive share obligation was cancelled.

              The following table presents the allocation of the acquisition cost, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values:

Cash and cash equivalents	$452,669
Accounts receivable	391,826
Inventories	129,041
Other current assets	71,235
Property, plant, and equipment	180,454
Intangible assets	11,119,000
Goodwill	960,209

Total assets acquired	13,304,434
Accounts payable	215,775
Other current liabilities	330,079
Deferred revenue	194,952
Deferred tax liability related to amortizable intangible assets	3,118,852

Total liabilities assumed	3,859,658
Net assets acquired	$9,444,776

              Following the closing of the Netintact AB and Netintact PTY acquisition transactions, Procera obtained an independent third-party valuation of the intangible assets contained therein. The independent third-party valuation allocated the total fair value of common stock for the two acquisitions to intangible assets and net tangible assets. Of the $12.1 million of acquired intangible assets, $1.0 million was assigned to goodwill that is not subject to amortization and the remaining $11.1 million of acquired intangible assets have a weighted-average useful life of approximately 3 years. The intangible assets that make up that amount include: product software of $4.6 million, management information and related software of $2.2 million, and customer base of $4.3 million. The amounts allocated to the intangible assets are not expected to be deductible for tax purposes.

              Additionally, the Company recognized a deferred tax liability of $3.1 million as a result of these acquisitions.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

3.    Merger with Netintact (Continued)

              The following (unaudited) pro forma financial information below summarized the consolidated results of operations of Procera and the Netintact entities on a pro forma basis as if the acquisitions had occurred on January 1, 2005. The proforma information for 2005 includes acquisition related costs, intangible amortization, and the combined results of the Procera and Netintact. The proforma information for 2006 includes additional amortization costs for the preacquisition period and as well as the adjusted consolidated results after the acquisition.

              The 2007 proforma period costs are equivalent to the audited financial results as there were not material differences in the revenues or expenses.

	December 31, 2006	December 31, 2005
Sales	$6,672,451	$2,672,096
Net income	$(12,481,380)	$(7,581,147)
Net income per share–basic and diluted	$(0.17)	$(0.17)
Weighted average shares–basic and diluted	71,422,184	45,829,876

              The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

4.    Liquidity

              Our operating results will likely fluctuate from fiscal quarter to fiscal quarter, and are difficult to predict. Since our inception, we have relied on private financings to fund our development and initial market penetration. We may require additional debt or equity financing until such time as our operations become self funding. There can be no assurance that any new debt or equity financing could be successfully consummated. The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts and classification of liabilities that might result from the outcome of this uncertainty.

              We have sustained recurring losses and negative cash flows from operations. Over the past year, our growth has been funded through private equity financing. As of December 31, 2007, we had $5.9 million of unrestricted cash and cash equivalents. During 2007, we obtained equity financing through a private investor placement of equity. The Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for additional investment in operations. However, at December 31, 2007, our accumulated deficit is $37.8 million and we have sustained an operating cash flow deficiency of $26.3 million since inception. Our ability to achieve continued and sustainable profitability is uncertain and is dependant on a number of factors. Our operating results will likely fluctuate from fiscal quarter to fiscal quarter, and are difficult to predict. Since our inception, we have relied on private financings to fund our development and initial market penetration. We may require additional debt or equity financing until such time as our operations become self funding. We expect that we will need to raise additional capital to accomplish our business plans. There can be no assurance as to the availability or terms upon which such equity or debt financing might be available.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

5.    Intangible Assets

              Effective September 29, 2006, the Company completed the purchase of Netintact AB and Netintact PTY, a privately held software company. The assets acquired included approximately $11.1 million of intangible assets, other than goodwill. Of the $11.1 million of acquired intangible assets, $4.3 million was assigned to customer lists, $2.2 million to management information and software, and $4.6 million to product software. These intangible assets are subject to amortization. The $11.1 million of acquired intangible assets have an average useful life of approximately 3 years.

              Intangible assets consist of the following at December 31, 2007:

	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Netintact customer base	$4,317,000	$(1,913,595)	$2,403,405
Netintact product software	4,578,000	(2,034,667)	2,543,333
Netintact MI & related software	2,224,000	(985,832)	1,238,168

Total intangible assets	$11,119,000	$(4,934,094)	$6,184,906

6.    Other Balance Sheet Details

Accounts receivable

	December 31, 2007	December 31, 2006
Accounts receivable	$2,060,334	$1,172,842
Less; Allowance for doubtful accounts	(241,062)	(11,672)

Accounts receivable, net	$1,819,272	$1,161,170

Inventory

	December 31, 2007	December 31, 2006
Raw materials and purchased parts	$292,825	$37,871
Work in process	21,287	–
Finished goods	1,062,398	340,300
Reserves	(56,488)	(118,964)

Inventory, net	$1,320,022	$259,207

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

6.    Other Balance Sheet Details (Continued)

Prepaid expenses and other current assets

	December 31, 2007	December 31, 2006
Prepaid investor relations services	$326,040	$160,420
Prepaid insurance premiums	73,652	32,244
Prepaid software licenses	8,711	27,085
Prepaid rent	20,696	12,562
Prepaid vehicle lease	–	6,723
Prepaid equipment lease	7,308	3,676
Prepaid maintenance	14,278	2,162
Other prepaid expenses	69,452	39,353

Total prepaid expenses and other current assets	$520,137	$284,225

Property and equipment

	December 31, 2007	December 31, 2006
Tooling and test equipment	$736,439	$305,623
Office equipment	64,170	39,385
Computer equipment	256,850	199,057
Software	6,856,063	6,842,368
Vehicle	75,877	–
Furniture and fixtures	26,502	17,830

Total	8,015,901	7,404,263
Less: accumulated depreciation & amortization	(3,539,677)	(1,073,315)

Property and equipment, net	$4,476,224	$6,330,948

Other assets

	December 31, 2007	December 31, 2006
Netintact customer base	$3,832,581	$3,832,581
Goodwill	960,209	960,209
Security deposit–HR and payroll services	–	50,615
Security deposit–sales taxes collateral	30,000	30,000
Security deposit–facility lease	17,805	15,304

Total other assets	4,840,595	4,888,709
Less: accumulated amortization	(1,913,595)	(474,595)

Total other assets	$2,927,000	$4,414,114

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

6.    Other Balance Sheet Details (Continued)

Accrued liabilities

	December 31, 2007	December 31, 2006
Payroll and related expenses	$620,191	$371,762
Sales commission	299,926	10,111
Accrued audit, tax & legal fees	196,000	123,022
Warranty liability	64,864	20,950
VAT and sales taxes	81,074	45,497
Income taxes accrued	59,101	44,880
Received not invoiced	211,606	–
Other accrued expenses	40,213	40,721

Total accrued liabilities	$1,572,975	$656,943

7.    Commitments and Contingencies

Leases

              Our headquarters are located in Los Gatos, California, 95032. On November 14, 2007 we extended our current lease for 5 years. As a result of the extension, we have a 73-month lease starting from June 1, 2005 and the monthly rent ranges from $12,949 per month for the first year to $19,424 during the last year. The Swedish headquarters of Netintact is located in Varberg, Sweden. We have a 36 month lease starting from May 31, 2005 and the rent is $5,612 per month for 331 square meters. The Swedish headquarters is moving to its new facility also in Varberg, Sweden in April 2008. The lease will be for 60 months and the rent is $12,230 per month for 689 square meters. Netintact PTY leases 55 square meters in Melbourne VIC 3004, Australia; the lease is for 12 months starting July 1, 2007 with a monthly payment of $1,592.

              As of December 31, 2007, Procera had obligations for leased equipment from various sources as shown below. Interest rates on such debt range from 9% to 10%. Procera also leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2012.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

7.    Commitments and Contingencies (Continued)

              As of December 31, 2007, future minimum lease payments that come due in the current and following fiscal years ending December 31 are as follows:

	Capital Leases	Operating Leases
2008	33,867	329,053
2009	14,082	369,252
2010	11,658	376,314
2011	11,658	263,304
2012 and thereafter	31,105	183,450

Total minimum lease payments	$102,370	$1,521,373

Less: amount representing interest	5,731

present value of minimum lease payments	96,639
Less: current portion	33,867

Obligations under capital lease, net of current portion	$62,772

8.    Notes Payable–Related Party

              On November 29, 2005, the Company received loan proceeds of $90,000 from Cagan McAfee Capital Partners, a related party, and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. This loan, together with accrued interest of $562, was paid in full on January 6, 2006.

              On December 13, 2005, the Company received loan proceeds of $150,000 from Laird Cagan, a related party who is a partner with Chadbourn Securities, Inc., and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. On February 28, 2006, Mr. Cagan requested that $130,000 of the loan principal owed to him by the Company be converted to a purchase of 325,000 shares of the Company's common stock in conjunction with the private placement sales of the Company's common stock that closed on that date. The remaining loan principal of $20,000, together with accrued interest of $1,971, was paid in full by the Company on March 22, 2006.

              At December 31, 2007 and 2006, the Company has no long-term or convertible debt outstanding.

9.    Guarantees

Indemnification Agreements

              The Company enters into standard indemnification arrangements in our ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification agreements is generally perpetual anytime after the execution of

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

9.    Guarantees (Continued)

the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

              The Company has entered into indemnification agreements with its directors and officers that may require the Company: to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors' and officers' insurance if available on reasonable terms, which the Company currently has in place.

Product Warranty

              The Company warrants its products for a specific period of time, generally twelve months, against material defects. The Company provides for the estimated future costs of warranty obligations in cost of sales when the related revenue is recognized. The accrued warranty costs represent the best estimate at the time of sale of the total costs that the Company expects to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on current information on repair costs. The Company periodically reviews the accrued balances and updates the historical warranty cost trends. The following table reflects the change in the Company's warranty accrual during the year ended December 31, 2007 and 2006:

	Fiscal year ended
	December 31, 2007	December 31, 2006
Warranty accrual, beginning of period	$20,950	$14,237
Charged to cost of sales	54,128	6,713
Warranty expenditures	(10,214)	–

Warranty accrual, end of period	$64,864	$20,950

10.    Stockholders Equity

Common Stock

              In January 2005, the company issued 5,762,500 shares based on a private placement subscribed in December 2004.

              During 2005, the company issued 884,938 shares upon the exercise of common stock warrants.

              In March 2005, the Company issued 17,473 shares of common stock to a charity organization.

              In November 2005, the Company issued 165,000 common shares with a fair value of $84,150 as consideration for 18 months of investor relations services which commenced in December 2005.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

10.    Stockholders Equity (Continued)

              On February 28, 2006, the Company closed private placement sales of 15,000,025 shares of its common stock at $0.40 per share to thirty-three institutional and other accredited investors, and received cash proceeds of $5,517,469, net of direct transaction costs of $482,541. In addition, warrants to purchase 1,500,000 shares of the Company's common stock at $0.40 per share with a fair value of $712,315 was issued to placement agents as compensation for their services in completing the private placement.

              On August 18, 2006, as part of the agreement to acquire all the outstanding shares of Netintact AB (a Swedish corporation) the Company agreed to exchange 15,713,513 shares of its common stock and 1,826,000 shares held in escrow. (notes)

              On September 29, 2006, the Company agreed to exchange 760,000 shares of its common stock, for 49% of the outstanding shares of Netintact PTY Ltd. (an Australian corporation). Because 51% of the outstanding shares of Netintact PTY were previously owned by Netintact AB, the Company now controls all of the outstanding shares of Netintact PTY. (notes)

              On November 30, 2006, the Company completed private placement sales of 5,100,000 shares of its common stock at $1.00 per share to fifteen institutional and accredited investors, and received cash proceeds of $4,840,359, net of financing expenses of $259,641. In addition, investors were issued warrants to purchase 1,020,000 shares of the Company's common stock with a fair value of $1,319,607 (representing 20% of shares purchased in the private placement) at $1.50 per share and warrants to purchase 1,530,000 shares of the Company's common stock at $1.50 per share with a fair value of $1,797,410 were issued to placement agents as compensation for their services in completing the private placement.

              In January 2006, the Company issued 825,000 shares with a fair value of $577,500 as consideration for 18 months of investor relations services which commenced in December 2005.

              During 2006, the Company issued 80,000 shares upon the exercise of warrants.

              On July 17, 2007, the Company closed a private placement sale of 3,999,750 shares of its common stock at $2.00 per share to 66 institutional and other accredited investors and received cash proceeds of $7,488,635, net of financing expenses of $510,865. In addition, placement agent warrants to purchase 199,988 shares (fair value of $510,587) were issued as compensation for their services.

              During 2007, the company issued 1,323,410 shares upon the exercise of common stock options and warrants.

              In June 2007, the company issued 247,500 shares with a fair value of $610,090 as consideration for 12 months of investor relations services

              In August 2007, the company issued 72,727 shares of common stock with a fair value of $120,000 as consideration for placement agent services in connection with our November 2006 private placement financing.

Warrants

              (Footnotes correspond to the warrant table below)

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

10.    Stockholders Equity (Continued)

              On February 23, 2005, the Company issued warrants to purchase 100,000 shares of our common stock with an exercise price of $1.78 per share to an independent sales representative. The warrant was considered earned upon the successful completion of a sale, payment and other factors. Due to the conditions of earning the warrant, the fair value was determined to be $0.(1)

              On April 13, 2005 the Company issued warrants to purchase 10,000 shares of our common stock with an exercise price of $1.86 per share and a fair value of $14,854 to a Company director as compensation for completing an equity raising event in December 2004.(2)

              On May 12, 2005 the Company issued warrants to purchase 25,000 shares of our common stock with an exercise price of $1.22 per share and a fair value of $22,569 to an independent representative as compensation for assisting in securing a facility lease.(3)

              On June 14, 2005 the Company issued warrants to purchase 75,000 shares of our common stock with an exercise price of $1.42 per share and a fair value of $71,801 to a director of the Company as partial compensation for successfully directing an equity raising event.(4)

              On September 13, 2005 the Company issued warrants to purchase 15,000 shares of our common stock at a price of $0.68 and a fair value of $6,600 to a independent consultant for product specification and definition services.(5)

              In conjunction with the closing of private placement sales of common stock on February 28, 2006, warrants to purchase 1,500,000 shares of the Company's common stock at $0.40 per share with a fair value of $712,315 were issued to placement agents as compensation for their services in completing the private placement.(6)

              On August 2, 2004, warrants to purchase 400,000 shares of the Company's common stock at $1.40 per share with a fair value of $448,495 were issued to an investor relations firm as compensation to perform investor relations services on behalf of the Company during 2004. On August 2, 2006, the subject warrants were cancelled and replacement warrants to purchase a total of 400,000 shares of the Company's common stock at $1.40 per share were issued to said investor relations firm and one of its employees.(7)

              In conjunction with the its agreement to acquire all of the outstanding shares of Netintact AB (a Swedish corporation), the Company agreed to issue warrants as of the August 18, 2006 acquisition date to purchase 702,486 shares of the Company's common stock at a price of $0.60 per share and to issue warrants upon successful completion of operating milestones to purchase 123,243 shares of the Company's common stock at a price of $0.60 per share. Said warrants are not exercisable until the Company's common stock has reached a market value of $2.00 or more and sustains that value for 90 consecutive trading days. On December 12, 2006, the Company's stock closed with a market value of $2.06 per share and has remained above $2.00 per share since that date.(8)

              On November 30, 2006, the Company completed private placement sales of 5,100,000 shares of its common stock at $1.00 per share to fifteen institutional and accredited investors, and received cash proceeds of $4,840,359, net of financing expenses of $259,641. In addition, investors were issued warrants to purchase 1,020,000 shares of the Company's common stock (representing 20% of shares purchased in the private placement) at $1.50 per share and warrants to purchase 360,000

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

10.    Stockholders Equity (Continued)

shares of the Company's common stock at $1.00 per share were issued to private placement agents as compensation for their services in completing the private placement.(9)

              On January 24, 2007, we granted 115,000 warrants to purchase common stock at $2.14 per share and a fair value of $169,814 in exchange for independent contractor Sales services.(10)

              In conjunction with the closing of a private placement sale of common stock on June 17, 2007, we issued 199,998 warrants to purchase common stock with a fair value of $510,587 to placement agents as compensation for their services. The warrant quantity was approximately 5% of the shares purchased from the company with a strike price of $2.00, equivalent to the price stockholders paid.(11)

              On July 31, 2007 we issued warrants to purchase our common stock at $1.12 and a fair value of $132,328 in exchange for public relations services performed.(12)

              At December 31, 2007, warrants to purchase 7,714,407 shares of common stock are outstanding. The following table sets forth the key terms of these outstanding warrants:

Date of Grant	Underlying Security	Shares Outstanding		Vesting of Grant	Expiration Date	Weighted Average Exercise Price	Reason for Grant of Warrants
Dec-02	Common stock	201,268		Milestones	Jun-07	$0.01	Customer base
Jun-03	Common stock	50,000		Immediate	Jun-08	0.75	Raising capital
Jun-03	Common stock	50,000		Immediate	Jun-08	0.50	Legal services
Dec-04	Common stock	1,560,706		Immediate	Jul-08	1.25	Raising capital
Dec-04	Common stock	1,729,453		Immediate	Jul-08	1.37	Raising capital
Feb-05	Common stock	100,000	(1)	Based on sales performance	Feb-10	1.78	Sales services
Apr-05	Common stock	10,000	(2)	Immediate	Apr-08	1.86	Raising capital
May-05	Common stock	25,000	(3)	Immediate	Jul-08	1.22	Real estate services
Jun-05	Common stock	75,000	(4)	Milestones	Jun-08	1.42	Strategic investment
Sep-05	Common stock	15,000	(5)	Milestones	Jun-08	0.68	Sales services
Feb-06	Common stock	1,163,875	(6)	Immediate	Jul-08	0.40	Raising capital
Aug-06	Common stock	400,000	(7)	Immediate	Aug-08	1.40	Investor relations
Aug-06	Common stock	569,107	(8)	Immediate	Aug-11	0.60	Acquisition of a Company
Nov-06	Common stock	1,380,000	(9)	Immediate	Jan-11	1.50	Raising capital
Jan-07	Common Stock	115,000	(10)	Immediate	Jan-10	2.14	Sales services
Jul-07	Common Stock	199,998	(11)	Immediate	Jul-12	2.00	Raising capital
Jul-07	Common Stock	70,000	(12)	Immediate	July-10	1.12	Investor relations

		7,714,407

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

10.    Stockholders Equity (Continued)

              The exhibit below defines the outstanding warrants as of December 31, 2007 by exercise price and the average contractual life before expiration.

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number Exercisable
$0.01	201,268	4.5	201,268
0.40	1,163,875	2.4	1,163,875
0.50	50,000	5.0	50,000
0.60	569,107	5.0	569,107
0.68	15,000	2.8	15,000
0.75	50,000	5.0	50,000
1.12	70,000	3.0	70,000
1.25	1,560,706	3.6	1,560,706
1.37	1,729,453	3.6	1,729,453
1.40	400,000	2.0	400,000
1.42	100,000	3.2	100,000
1.50	1,380,000	4.2	1,380,000
1.78	100,000	5.0	100,000
1.86	10,000	3.0	10,000
2.00	199,998	5.0	199,998
2.14	115,000	3.0	115,000

	7,714,407	3.6	7,714,407

Stock Option Plans

              In August 2003 and October 2004 our board of directors and stockholders adopted the 2003 Stock Option Plan and 2004 Stock Option Plan, respectively (collectively referred to as the "Plan"). The number of shares available for options under the 2003 Plan and 2004 Plan, as amended, is 2,500,000 and 5,000,000, respectively. The following description of our Plan is a summary and qualified in our entirety by the text of the Plan. The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors and consultants. The Plan authorizes the grant of options to purchase shares of our common stock to employees, directors and consultants. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

              The number of shares available for options under the Plan is 7,500,000. As of December 31, 2007, 714,357 shares were available for future grants. The options under the Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options. The Plan is administered by the board of directors. Subject to the provisions of the Plan, the board of directors has authority to determine the employees, directors and consultants who are to be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

10.    Stockholders Equity (Continued)

              Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between us and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of our adoption but awards granted before that date may extend beyond that date.

              Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. An option becomes exercisable at such time and for such amounts as determined by the board of directors. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the board of directors on the date the option is granted. The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefore to give effect to any stock dividend, stock split, stock combination or other reorganization.

              The following table summarizes activity under the equity incentive plans for the three years ended December 31, 2007:

	Shares Available For Grant	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance at January 2, 2005	1,827,000	3,173,000	$1.41
Authorized	2,500,000	–	–
Granted	(1,263,000)	1,263,000	1.27
Exercised	–	–	–
Cancelled	519,030	(519,030)	1.36

Balance at January 1, 2006	3,583,030	3,916,970	$1.38
Authorized	–	–	–
Granted	(4,185,000)	4,185,000	0.86
Exercised	–	–	–
Cancelled	2,618,186	(2,618,186)	1.44

Balance at December 31, 2006	2,016,216	5,483,784	$0.96
Authorized	–	–	–
Granted	(1,990,000)	1,990,000	2.33
Exercised	–	(110,480)	0.75
Cancelled	688,141	(688,141)	1.00

Balance at December 31, 2007	714,357	6,675,163	$1.37	8.70	$2,366,153

Options vested and expected to vest at December 31, 2007		6,138,611	$1.35	8.52	$2,225,293

Options vested and exercisable at December 31, 2007		3,098,147	$1.14	8.01	$1,427,087

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

10.    Stockholders Equity (Continued)

              The weighted average grant date fair value of options granted during the fiscal year ended December 31, 2007, December 31, 2006 and 2005 was $1.92, $0.74, and $0.98, respectively. The total fair value of shares vested during the year ended December 31, 2007 and December 31, 2006 was $1,787,898 and $1,374,836, respectively. The total fair value of shares forfeited and cancelled for the fiscal year ended December 31, 2007 and 2006 was $563,932 and $3,831,217 respectively.

              The number of unvested shares as of December 31, 2007 and 2006 was 3,577,016 and 4,366,782 respectively and the weighted average grant date fair value of nonvested shares as of December 31, 2007 and 2006 was $1.30 and $0.73 respectively. The total compensation cost of $3,960,244 for nonvested shares is expected to be recognized over the next 2.8 years on a weighted average basis.

              The options outstanding and exercisable at December 31, 2007 were in the following exercise price ranges:

	Options Outstanding At December 31, 2007			Options Vested and Exercisable At December 31, 2007
	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.45 - 0.69	1,722,222	9.1	$0.60	990,972	8.4	$0.55
0.70 - 1.19	2,196,941	8.0	0.98	1,240,973	7.6	0.93
1.20 - 3.35	2,756,000	9.0	2.19	866,202	8.0	2.13

	6,675,163	8.7	$1.37	3,098,147	8.0	$1.14

11.    Stock-Based Compensation

              Effective January 2, 2006, the Company adopted the provisions of SFAS No. 123 (R), "Share-Based Payment." SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. All of the Company's stock compensation is accounted for as an equity instrument. The Company previously applied Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and provided the required pro forma disclosures of SFAS No. 123, "Accounting for Stock-Based Compensation."

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

11.    Stock-Based Compensation (Continued)

              The Company elected to adopt the modified-prospective application method as provided by SFAS No. 123(R). The effect of recording stock-based compensation for the fiscal years ended December 31, 2007 and 2006 and the allocation to expense under SFAS No. 123(R) was as follows:

	Year Ended
	December 31, 2007	December 31, 2006
Stock-based compensation from employee stock options	$1,972,275	$1,168,611
Tax effect on stock-based compensation	–	–

Net effect on net loss	$1,972,275	$1,168,611

Effect on basic and diluted net loss per share	$0.03	$0.02

	Year Ended
	December 31, 2007	December 31, 2006
Cost of goods sold	$23,310	$16,274
Research and development	473,692	771,585
Selling, general and administrative	1,475,273	380,752

Stock based compensation before income taxes	1,972,275	1,168,611
Income tax benefit	–	–

Total stock-based compensation expenses after income taxes	$1,972,275	$1,168,611

              No stock-based compensation has been capitalized in inventory due to the immateriality of such amounts.

              The Company estimates the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS No. 123 (R), SEC SAB No. 107 and the Company's prior period pro forma disclosures of net loss, including stock-based compensation (determined under a fair value method as prescribed by SFAS No. 123). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach.

              The weighted average assumptions used for 2007, 2006 and 2005 are as follows:

	Year Ended
	December 31, 2007	December 31, 2006	January 1, 2006
Risk free interest rate	3.59% – 5.02%	4.64% – 5.02%	3.88%
Expected life of option	5.25 – 7.00 years	6.0 – 6.25 years	3.89 years
Expected dividends	0%	0%	0%
Volatility	93% – 102%	110%	114%

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

11.    Stock-Based Compensation (Continued)

              The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on historical volatility of the Company's common stock. The risk-free interest rates are taken from the 3-year and 7-year daily constant maturity rate as of the grant dates as published by the Federal Reserve Bank of St. Louis and represent the yields on actively traded Treasury securities for comparable to the expected term of the options. The expected life of the options granted in 2007 is calculated using the simplified method which uses the midpoint between the vesting period and the contractual grant date.

Prior to the Adoption of SFAS No. 123(R)

              Prior to the adoption of SFAS No. 123 (R), the Company provided the disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation–Transition and Disclosures." The Company recorded employee stock-based compensation for the twelve months ended January 1, 2006 for options granted to employees with a market value of the underlying common stock greater than exercise price on the date of grant.

              The pro-forma information for the fiscal year ended January 1, 2006 was as follows:

January 1, 2006
Net loss as reported	$(6,738,915)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	429,386
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,412,246)

Pro forma net loss	$(7,721,775)

Earnings per share basic and diluted:	$(0.22)

Pro forma	$(0.25)

12.    Related Party Transaction

              On November 29, 2005, the Company received loan proceeds of $90,000 from Cagan McAfee Capital Partners, a related party, and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. This loan, together with accrued interest of $562, was paid in full on January 6, 2006.

              On December 13, 2005, the Company received loan proceeds of $150,000 from Laird Cagan, a related party who is a partner with Chadbourn Securities, Inc., and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. On February 28, 2006, Mr. Cagan requested that $130,000 of the loan principal owed to him by the Company be converted to a purchase of 325,000 shares of the Company's common stock in conjunction with the private placement sales of the company's common stock that closed on this date. The remaining

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

12.    Related Party Transaction (Continued)

loan principal of $20,000, together with accrued interest of $1,971, was paid in full by the Company on March 22, 2006.

13.    Income Tax

              The components of income and loss before income taxes are as follows:

	December 31, 2007	December 31, 2006	January 1, 2006
Domestic	$(11,539,066)	$(7,729,336)	$(6,738,915)
Foreign	(2,014,819)	(25,716)	–

Loss before income taxes	$(13,553,885)	$(7,755,052)	$(6,738,915)

              The Company's provision for income taxes consists of the following:

	December 31, 2007	December 31, 2006	January 1, 2006
Current income taxes
Federal/state	$5,255	$–	$–
Foreign	7,985	46,679	–

Total current income taxes	13,240	46,679	–

Deferred income taxes	–	–	–
Federal/state	–	–	–
Foreign	(1,085,745)	(298,252)	–

Total deferred income taxes	(1,085,745)	(298,252)	–

Provision for income taxes	$(1,072,505)	$(251,573)	$–

              Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

13.    Income Tax (Continued)

financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	Fiscal Year Ended
	December 31, 2007	December 31, 2006
Deferred tax assets:
Federal and state net operating losses	$9,635,607	$7,582,244
Research credits	560,068	487,523
Non-deductible accrued expenses	1,507,414	1,248,740
Valuation allowance	(11,703,089)	(9,318,507)

Total deferred tax assets	–	–

Deferred tax liability:
Foreign intangibles	(1,734,854)	(2,774,471)

Net deferred tax liabilities	$(1,734,854)	$(2,774,471)

              Reconciliation between the tax provision computed at the Federal statutory income tax rate of 34% and the Company's actual effective income tax provision is as follows:

	Fiscal Year Ended
	December 31, 2007	December 31, 2006	January 1, 2006
Computed at statutory rate	$(4,608,321)	$(2,626,910)	$(2,291,230)
Research & development credits	(72,543)	(42,451)	(147,171)
State income taxes	(272,498)	(288,261)	(118,709)
Stock compensation–ISO	434,917	393,175	–
Loss not benefited	3,429,234	2,177,312	2,398,896
Foreign tax	7,985	46,129	–
Other	8,721	4,531	158,214

Total	$(1,072,505)	$(251,573)	$–

              Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The Valuation Allowance increased by $2,384,581 and by $2,110,793 for the fiscal years ended December 31, 2007 and 2006, respectively.

              As of December 31, 2007, the Company had net operating loss carryforwards for federal income tax purposes of approximately $24,993,337 which expire beginning after the year 2020. The Company also has California net operating loss carryforwards of approximately $19,517,545 which expire beginning after the year 2012. The Company also has federal and California research and development tax credits of $264,429 and $295,638. The federal research credits will begin to expire in the year 2021 and the California research credits have no expiration date. The Company also has California Manufacturer's Investment Credit of $4,382 which begins to expire after the year 2012.

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

13.    Income Tax (Continued)

              Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

              We adopted the provisions of Financial Standards Accounting Board Interpretation No. 48 Accounting for Uncertainty in Income taxes ("FIN 48") an interpretation of FASB Statement No. 109 ("SFAS 109") on January 1, 2007. As a result of the implementation of FIN 48, we recognized no material adjustment in the liability for unrecognized income tax benefits.

              The following table summarizes the activity related to our unrecognized tax benefits:

2007
Balance at January 1, 2007	$176,639
Increase related to current year tax position	18,136
Increase related to tax positions of prior years	–

Balance at December 31, 2007	$194,775

              A total of $168,906 of the unrecognized tax benefits would affect our effective tax rate.

              We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2007, we have no accrued interest or penalties related to uncertain tax positions. The tax years 2001-2007 remain open to examination by one or more of the major taxing jurisdictions to which we are subject. The company does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statue of limitations prior to December 31, 2008.

14.    Net Loss per Share

              Basic earnings per share ("EPS") is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive.

              The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

14.    Net Loss per Share (Continued)

common stock that are not included in the diluted net loss per share calculation as the effect is antidilutive:

	December 31, 2007	December 31, 2006	January 1, 2006
Numerator–basic and diluted	$(12,481,380)	$(7,503,479)	$(6,768,915)

Denominator–basic and diluted
Weighted average common shares outstanding	71,422,184	50,443,688	30,445,423
Weighted average unvested common shares subject to repurchase	–	–	–

Total	71,422,184	50,443,688	30,445,423

Net loss per share–basic and diluted	$(0.17)	$(0.15)	$(0.22)

Antidilutive securities:
Common stock subscriptions	–	166,250	3,545,833
Common stock reserved for incentives associated with the acquisition of Netintact	–	5,462,758	–
Options	6,675,163	5,483,784	3,916,970
Warrants	7,714,407	8,901,344	7,213,178
Rights to purchase common stock	300,000	–	292,100

Total antidilutive securities	14,689,573	20,014,136	14,968,081

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

15.    Quarterly Results of Operations (unaudited)

              Following is a summary of the quarterly results of operations for the years ended December 31, 2007 and 2006:

	March 31, 2007	June 30, 2007	Sep. 30, 2007	Dec. 31, 2007
Revenues	$1,984,930	$2,117,000	$1,645,657	$924,954
Cost of goods sold	436,335	680,609	575,856	708,859

Gross profit	1,548,595	1,436,391	1,069,801	216,095
Operating expenses:
Research and development	842,614	691,409	768,885	848,530
Sales and marketing	1,195,655	1,564,929	1,710,828	2,365,571
General and administrative	1,625,898	2,068,323	2,008,542	2,185,441

Total expenses	3,664,167	4,324,661	4,488,255	5,399,542

Loss from operations	(2,115,572)	(2,888,270)	(3,418,454)	(5,183,447)
Interest and other income (expense)	16,561	14,323	27,464	(6,490)

Loss before tax	(2,099,011)	(2,873,947)	(3,390,990)	(5,189,937)
(Provision) benefit from tax	240,401	264,561	300,537	267,006

Net loss	$(1,858,610)	$(2,609,386)	$(3,090,453)	$(4,922,931)

Basic and diluted net loss per common share	$(0.03)	$(0.04)	$(0.04)	$(0.07)

Shares used in computing basic and diluted net loss per common share	68,377,963	68,904,544	73,089,577	75,223,108

	March 31, 2006	June 30, 2006	Sep. 30, 2006	Dec. 31, 2006
Revenues	$22,332	$54,751	$420,859	$1,416,488
Cost of goods sold	61,861	151,249	106,819	310,859

Gross profit	(39,529)	(96,498)	314,040	1,105,629
Operating expenses:
Research and development	714,564	791,106	908,754	650,842
Sales and marketing	454,840	459,248	436,956	923,385
General and administrative	495,112	600,226	839,105	1,772,461

Total expenses	1,664,516	1,850,580	2,184,815	3,346,688

Loss from operations	(1,704,045)	(1,947,078)	(1,870,775)	(2,241,059)
Interest and other income (expense)	(2,718)	4,466	2,863	3,293

Loss before tax	(1,706,763)	(1,942,612)	(1,867,912)	(2,237,766)
(Provision) benefit from tax	–	–	(12,397)	263,970

Net loss	$(1,706,763)	$(1,942,612)	$(1,880,309)	$(1,973,796)

Basic and diluted net loss per common share	$(0.05)	$(0.04)	$(0.03)	$(0.03)

Shares used in computing basic and diluted net loss per common share	36,461,326	46,745,012	55,488,782	64,248,470

PROCERA NETWORKS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007

16.    Segment Information

              The Company operates in one segment, using one measure of profitability to manage its business. Revenues for geographic regions are based upon the customer's location. The following are summaries of revenue and long lived assets by geographical region:

Revenues	December 31, 2007	December 31, 2006	January 1, 2006
United States	$2,253,944	$469,419	$208,786
Australia	863,875	195,252	–
Asia	84,545	84,545	36,466
Europe	1,044,049	252,113	9,557
South America	180,560	60,702	–
Scandinavia	2,245,568	830,898	–
West Indies	–	21,501	–

Total	$6,672,541	$1,914,430	$254,809

	December 31, 2007	December 31, 2006
Long-lived assets:
United States	$1,310,911	$1,437,549
Sweden	6,046,063	9,263,358
Australia	46,250	44,355

Total	$7,403,224	$10,745,262

              Foreign sales as a percentage of revenues were 66% and 75% for the year ended December 31, 2007, and December 31, 2006, respectively.

              The Company's accounts receivable are derived from revenue earned from customers located in the United States, Australia, Asia, Europe, and the Middle East. The Company performs ongoing credit evaluations of certain customers' financial condition and, generally, requires no collateral from its customers. For the year ended December 31, 2007, three customers accounted for 15%, 11% and 6% of revenues, respectively, and no other customer accounted for more than 5% of total sales for the year. For the year ended December 31, 2006, three customers accounted for 24%, 13% and 7% of revenues, respectively.

17.    Subsequent Events

              Appointment of James F. Brear: James Brear was appointed President, CEO and as a member of the Board of Directors of the Company on February 12, 2008.

              Registration Statement on Form SB2: The Company filed a registration statement on From SB2 on October 5, 2007, registering a total of 21,625,459 shares of our common stock for resale, which declared effective by the Securities and Exchange on January 8, 2008.

              Reduction in Force: The Company conducted a reduction in force in two phases affecting a total of 14 employees during the first quarter of 2008.

Until                        , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

                  Shares

PROCERA NETWORKS, INC.

Common Stock

Merriman Curhan Ford & Co.

, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

              The Registrant's estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee	$1,130
FINRA filing fee	3,375
Printing and engraving expenses	55,000
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Blue Sky qualification fees and expenses	2,500
Transfer agent and registrar fees and expenses	2,500
Miscellaneous fees and expenses	10,495

Total	$225,000

*
Estimated expenses

Item 14. Indemnification of Directors and Officers

              Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

              Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

              Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney's fees) actually and reasonable incurred by him or her in connection therein.

              We have adopted provisions in our articles of incorporation that limit the personal liability of our directors and officers for damages for breach of their fiduciary duty as directors or officers, except for liability that (i) results from acts or omissions which involve intentional misconduct, fraud or a knowing violation law; (ii) involve the payment of dividends in violation of the Nevada General Corporation Law or (iii) cannot be eliminated under the Nevada General Corporation Law.

              We have also entered into indemnification agreements with our directors and officers that may require us: to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors' and officers' insurance if available on reasonable terms.

              In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada General Corporation Law. We maintain directors' and officers' insurance.

Item 15. Recent Sales of Unregistered Securities

              Since January 1, 2005 we have issued and sold the following unregistered securities:

              In February 2005, we issued to two consultants, warrants to purchase 100,000 shares each of our restricted common stock at a per share exercise price of $1.78.

              In April 2005, we issued to Thomas Williams, a Director of our Company, for financial consulting services provided, warrants to purchase 10,000 shares of our restricted common stock at a per share exercise price of $1.86.

              On April 13, 2005 a warrant holder exercised their right to purchase 102,500 shares of our common stock at a price of $1.40 per share.

              In June 2005, we issued to Thomas Williams, for financial consulting services provided, warrants to purchase 75,000 shares of our restricted common stock at a per share exercise price of $1.42.

              In June 2005, we issued to our landlord, warrants to purchase 25,000 shares of our restricted common stock at a per share exercise price of $1.22.

              In September 2005, we issued to a consultant for sales services, warrants to purchase 15,000 shares of our restricted common stock at a per share exercise price of $0.68 per share.

              On February 28, 2006, we completed the sale of 15,000,025 shares of our restricted common stock at a price of $0.40 per share for a total of $6,000,010 to 33 institutional and accredited investors. We issued to placement agents, warrants to purchase an aggregate of 1,500,000 of our restricted common stock at a per share exercise price of $0.40.

              In August 2006, we issued 17,537,513 shares of our common stock and warrants to purchase 702,487 shares of our common stock with a fair value of $0.55, in exchange for all the shares of Netintact AB, a Swedish Company.

              In August 2006, we issued to a consultant for investor relations services, warrants to purchase 400,000 shares of our common stock at a per share price of $1.40 per share.

              In September 2006, we issued 760,000 shares of our common stock with a fair value of $0.82 in exchange for all the shares of Netintact PTY, an Australian Company.

              On October 30, 2006 a warrant holder exercised their right to purchase 60,000 shares of our common stock at a price $1.25 per share.

              On November 2006, we completed the a private sale of 5,100,000 shares of our restricted common stock for $1.00 per share for a total of $5,100,000 and issued warrants to purchase an aggregate of 1,020,000 shares of our restricted common stock at a price of $1.50 per share to 15 institutional and accredited investors. We issued as compensation to the placement agents, warrants to purchase an aggregate of 360,000 shares of our common stock at a per share price of $1.50.

              On December 20, 2006, 3 warrant holders exercised their rights to purchase 116,250 and 60,000 shares of our common stock at a price of $1.25 and $1.37 respectively.

              In January 2007, we issued to a consultant for executive search services, warrants to purchase 15,000 shares of our common stock at $2.14 per share.

              In January 2007, we issued to a consultant, for sales services to be provided, warrants to purchase 100,000 shares of our restricted common stock at a per share exercise price of $2.14 per share.

              On May 15, 2007, an employee exercised incentive stock options and purchased 20,000 and 7,784 shares of our restricted common stock at a per share exercise price of $0.92 and $0.83, respectively.

              On May 29, 2007, an employee exercised employee incentive stock options and purchased 3,000 shares of our restricted common stock at a per share exercise price of $0.72 per share.

              On June 15, 2007 a warrant holder exercised their right to purchase 112,500 shares of our common stock at a price of $1.25 per share.

              In June 25, 2007, an employee exercised employee incentive stock options and purchased 2,833 shares and 11,676 shares or our restricted common stock at a per share exercise price of $0.72 and $0.83.

              On July 17, 2007, we completed the private sale to institutional and accredited investors of 3,999,750 shares of our restricted common stock for $2.00 per share for a total of $7,999,500. As compensation to the placement agents we issued warrants to purchase an aggregate of 199,988 shares of our common stock at a per share price of $2.00.

              On July 20, 2007 a warrant holder exercised their right to purchase 112,500 and 112,500 shares of our common stock at price of $1.25 and $1.37 per share, respectively.

              In July 2007, we issued to a strategic financing consultant, warrants to purchase 70,000 shares of our restricted common stock at a per share exercise price of $1.12 per share.

              On August 10, 2007 a warrant holder exercised their right to purchase 100,000 shares of our common stock at a price of $1.56 per share.

              On August 31, 2007, an employee exercised employee incentive stock options and purchased 5,300 shares and 7,812 shares of our restricted common stock at a per share exercise price of $0.83 and $0.72, respectively.

              On September 7, 2007 a warrant holder exercised their right to purchase 100,000 shares of our common stock at a price of $0.075 per share.

              On September 13, 2007, an employee exercised employee incentive stock options and purchased 31,250 shares of our restricted common stock at a per share exercise price of $0.56.

              On November 26, 2007, an employee exercised employee incentive stock options and purchased 20,825 shares of our restricted common stock at a per share exercise price of $0.72.

              In November 2007, we issued 72,727 shares of common stock to a placement agent in connection with our November 2006 private equity placement.

              During 2007, 23 warrant holders exercised their rights to purchase 608,512 shares of our common stock through cashless exercise rights, reducing outstanding warrants by 706,273.

              On January 2, 2008, an employee exercised incentive stock options and purchased 7,919 shares and 7,501 shares of our restricted common stock at a per share exercise price of $0.72 and $0.83 respectively.

              On January 17, 2008, an employee exercised incentive stock options and purchased 50,000 shares of our restricted common stock at a per share exercise price of $0.52 per share.

              On January 29, 2008 an employee exercised incentive stock options and purchased 20,833 and 25,000 shares of our restricted common stock at a per share exercise price of $0.72 and $0.83, respectively.

              On February 7, 2008, an employee exercised incentive stock options and purchased 50,000 shares of our restricted common stock at a per share exercise price of $0.52 per share.

              On March 3, 2008 an employee exercised incentive stock options and purchased 116,674 shares and 21,875 shares of our restricted common stock at a per share exercise price of $0.45 and $0.72 respectively.

              On March 4, 2008 an employee exercised incentive stock options and purchased 21,875 share shares of our restricted common stock at a per share exercise price of $0.72 per share.

              On March 7, 2008 an employee exercised incentive stock options and purchased 36,300 shares of our restricted common stock at a per share exercise price of $0.52 per share.

              On May 6, 2008, we issued 17, 500 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $21,875.

              On May 7, 2008, we issued 37,500 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $46,875.

              On May 7, 2008, we issued 37,500 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.37, for net proceeds to us of $51,375.

              On May 9, 2008, we issued 297,500 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $371,875.

              On May 9, 2008, we issued 277,500 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.37, for net proceeds to us of $380,175.

              On May 14, 2008, we issued 93,750 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $117,188.

              On May 15, 2008, we issued 40,000 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $50,000.

              On May 16, 2008, we issued 10,000 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $12,500.

              On May 19, 2008, we issued 9,375 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $11,719.

              On May 20, 2008, we issued 116,000 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.37, for net proceeds to us of $158,920.

              On May 21, 2008, we issued 56,250 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $70,313.

              On May 21, 2008, we issued 56,250 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.37, for net proceeds to us of $77,063.

              On May 22, 2008, we issued 75,000 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.25, for net proceeds to us of $93,750.

              On May 22, 2008, we issued 111,000 unregistered shares of our common stock to a warrant holder upon the cash exercise of the warrant by the holder at a per share exercise price of $1.37, for net proceeds to us of $152,070.

              For each of the foregoing instances, we relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by us, after approval by our legal counsel.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1	Underwriting Agreement.†
2.1	Agreement and Plan of Merger dated June 24, 2003 included as Exhibit A to our Preliminary Proxy Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
2.2
First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between Procera the Company and the Sellers of Netintact dated August 18, 2006 included as exhibit 2.1 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.3	Form of Closing Date Warrant Agreement dated August 18, 2006 included as exhibit 2.2 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.4	Form of Incentive Warrant Agreement dated August 18, 2006 included as exhibit 2.3 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.5	Lockup Agreement dated August 18, 2006 included as exhibit 2.4 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.

2.6	Voting Agreement dated August 18, 2006 included as exhibit 2.5 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.7	Form of Escrow Agreement included as exhibit 2.6 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.8
First Amendment to First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between the Company and the Sellers of Netintact dated November, 2006 included as exhibit 2.8 to our form 10-KSB filed on April 16, 2007 and incorporated herein by reference.
3.1	Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
3.2	Certificate of Amendment to Articles of Incorporation included as Exhibit 99.1 to our form 8-K filed on October 12, 2005 and incorporated herein by reference.
3.3	Certificate of Amendment to Articles of Incorporation filed on April 28, 2008 included as Exhibit 3.3 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
3.4	Amended and Restated Bylaws included as Exhibit 3.4 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
4.1	Form of Subscription Agreement for July, 2007 offering included as Exhibit 10.1 to our form 8-K filed on July 17, 2007 and incorporated herein by reference.
4.2	Form of Registration Rights Agreement for July, 2007 offering included as Exhibit 10.2 to our form 8-K filed on July 17, 2007 and incorporated herein by reference.
4.3	Form of Warrant Agreement for July, 2007 offering included as Exhibit 4.3 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
4.4	Form of Subscription Agreement for November, 2006 offering included as Exhibit 2.1 to our form 8-K filed on November 30, 2006 and incorporated herein by reference
4.5	Form of Registration Rights Agreement for November, 2006 offering included as Exhibit 2.3 to our form 8-K filed on November 30, 2006 and incorporated herein by reference.
4.6	Form of Warrant agreement for November, 2006 offering included as Exhibit 2.2 to our form 8-K filed on November 30, 2006 and incorporated herein by reference.
4.7	Form of Subscription Agreement for February, 2006 offering included as Exhibit 10.1 to our form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.8	Form of Amendment to Stock Subscription Agreement for February, 2006 offering included as Exhibit 10.2 to our form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.9	Form of Registration Rights Agreement for February, 2006 offering included as Exhibit 10.4 to our on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.10	Form of Subscription Agreement for December 2004 offering included as Exhibit 10.1 to our form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.11	Form of Registration Rights Agreement for December 2004 offering included as Exhibit 10.2 to our form 8-K filed on January 4, 2005 and incorporated herein by reference.

4.12	From of Warrant agreement for December 2004 offering included as Exhibit 10.3 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.13	Form of Subscription Agreement for June 2003 offering included as Exhibit 4.13 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
4.14	Form of Registration Rights Agreement for June 2003 offering included as Exhibit 4.14 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
4.15	Form of Warrant Agreement for June 2003 offering included as Exhibit 4.15 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
5.1†	Opinion of McDonald Carano Wilson LLP.
10.1	2003 Stock Option Plan included as Exhibit 10.1 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference.
10.2	Amended 2004 Stock Option Plan included as Exhibit 99.3 to our form 8-K filed on October 12, 2005 and incorporated herein by reference.
10.3	Lease agreement by and between the Company and Vasona Business Park dated as of May 1, 2005 included as Exhibit 10.3 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
10.4	Employee Offer Letter for Douglas J. Glader dated September 17, 2003 included as Exhibit 10.3 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference.
10.5	Employee Offer Letter for Thomas H. Williams dated March 6, 2006 included as Exhibit 99.1 to our form 8-K filed on March 23, 2006 and incorporated herein by reference.
10.6	Employee Offer Letter for Jay Zerfoss dated May 10, 2002 included as Exhibit 10.6 form 10KSB filed on April 3, 2006 and incorporated herein by reference.
10.7	Employee Offer Letter for Gary Johnson dated October 18, 2004 included as Exhibit 10.8 on our form 10KSB filed on April 3, 2006 and incorporated herein by reference.
10.8	Lease extension by and between the Company and Vasona Business Park dated November 20, 2007 included as Exhibit 10.8 to our form 10-K filed on April 2, 2008 and incorporated herein by reference.
10.9	Retirement Agreement between the Company and Douglas J. Glader, dated November 29, 2007 and included as Exhibit 10.9 to our form 10-K filed on April 2, 2008 and incorporated herein by reference.
10.10	Executive Employment Agreement for James F. Brear dated as of February 11, 2008 included as Exhibit 10.2 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
10.11	2007 Equity Incentive Plan included as Exhibit 10.1 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
16.1	Letter on changing registrants certifying accountant dated June 13, 2006 included as Exhibit 16.1 to our form 8-K filed on June 7, 2006 and incorporated herein by reference.
21.1	List of Subsidiaries included as Exhibit 21.1 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.

23.1	Consent of Registered Public Accounting Firm–PMB Helin Donovan, LLP.
23.2	Consent of Registered Public Accounting Firm–Burr, Pilger & Mayer LLP.
23.3	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).
24.1	Power of Attorney. Reference is made to the signature page hereto.

†
To be filed by amendment.

Item 17. Undertakings

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the town of Los Gatos, State of California, on May 23, 2008.

Procera Networks, Inc.
By:	/s/ THOMAS H. WILLIAMS Name: Thomas H. Williams Title: Chief Financial Officer

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas H. Williams, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Name	Title	Date

/s/ JAMES BREAR James Brear	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2008
/s/ THOMAS H. WILLIAMS Thomas H. Williams	Chief Financial Officer and Secretary and Director (Principal Financial Officer)	May 23, 2008
/s/ PAUL EOVINO Paul Eovino	VP, Corporate Controller (Principal Accounting Officer)	May 23, 2008
/s/ THOMAS SAPONAS Thomas Saponas	Director	May 23, 2008

Scott McClendon	Director
/s/ MARY LOSTY Mary Losty	Director	May 23, 2008
/s/ STEFFAN HILLBERG Steffan Hillberg	Director	May 23, 2008
/s/ TODD ABBOTT Todd Abbott	Director	May 23, 2008

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement.†
2.1	Agreement and Plan of Merger dated June 24, 2003 included as Exhibit A to our Preliminary Proxy Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
2.2
First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between Procera the Company and the Sellers of Netintact dated August 18, 2006 included as exhibit 2.1 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.3	Form of Closing Date Warrant Agreement dated August 18, 2006 included as exhibit 2.2 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.4	Form of Incentive Warrant Agreement dated August 18, 2006 included as exhibit 2.3 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.5	Lockup Agreement dated August 18, 2006 included as exhibit 2.4 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.6	Voting Agreement dated August 18, 2006 included as exhibit 2.5 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.7	Form of Escrow Agreement included as exhibit 2.6 to our form 8-K filed on August 31, 2006 and incorporated herein by reference.
2.8
First Amendment to First Amended and Restated Stock Exchange Agreement and Plan of Reorganization by and between the Company and the Sellers of Netintact dated November, 2006 included as exhibit 2.8 to our form 10-KSB filed on April 16, 2007 and incorporated herein by reference.
3.1	Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
3.2	Certificate of Amendment to Articles of Incorporation included as Exhibit 99.1 to our form 8-K filed on October 12, 2005 and incorporated herein by reference.
3.3	Certificate of Amendment to Articles of Incorporation filed on April 28, 2008 included as Exhibit 3.3 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
3.4	Amended and Restated Bylaws included as Exhibit 3.4 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
4.1	Form of Subscription Agreement for July, 2007 offering included as Exhibit 10.1 to our form 8-K filed on July 17, 2007 and incorporated herein by reference.
4.2	Form of Registration Rights Agreement for July, 2007 offering included as Exhibit 10.2 to our form 8-K filed on July 17, 2007 and incorporated herein by reference.
4.3	Form of Warrant Agreement for July, 2007 offering included as Exhibit 4.3 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
4.4	Form of Subscription Agreement for November, 2006 offering included as Exhibit 2.1 to our form 8-K filed on November 30, 2006 and incorporated herein by reference

4.5	Form of Registration Rights Agreement for November, 2006 offering included as Exhibit 2.3 to our form 8-K filed on November 30, 2006 and incorporated herein by reference.
4.6	Form of Warrant agreement for November, 2006 offering included as Exhibit 2.2 to our form 8-K filed on November 30, 2006 and incorporated herein by reference.
4.7	Form of Subscription Agreement for February, 2006 offering included as Exhibit 10.1 to our form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.8	Form of Amendment to Stock Subscription Agreement for February, 2006 offering included as Exhibit 10.2 to our form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.9	Form of Registration Rights Agreement for February, 2006 offering included as Exhibit 10.4 to our on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.10	Form of Subscription Agreement for December 2004 offering included as Exhibit 10.1 to our form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.11	Form of Registration Rights Agreement for December 2004 offering included as Exhibit 10.2 to our form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.12	From of Warrant agreement for December 2004 offering included as Exhibit 10.3 to our current report form 8-K filed on January 4, 2005 and incorporated herein by reference.
4.13	Form of Subscription Agreement for June 2003 offering included as Exhibit 4.13 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
4.14	Form of Registration Rights Agreement for June 2003 offering included as Exhibit 4.14 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
4.15	Form of Warrant Agreement for June 2003 offering included as Exhibit 4.15 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
5.1†	Opinion of McDonald Carano Wilson LLP.
10.1	2003 Stock Option Plan included as Exhibit 10.1 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference.
10.2	Amended 2004 Stock Option Plan included as Exhibit 99.3 to our form 8-K filed on October 12, 2005 and incorporated herein by reference.
10.3	Lease agreement by and between the Company and Vasona Business Park dated as of May 1, 2005 included as Exhibit 10.3 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
10.4	Employee Offer Letter for Douglas J. Glader dated September 17, 2003 included as Exhibit 10.3 to our form SB-2 filed on January 8, 2004 and incorporated herein by reference.
10.5	Employee Offer Letter for Thomas H. Williams dated March 6, 2006 included as Exhibit 99.1 to our form 8-K filed on March 23, 2006 and incorporated herein by reference.
10.6	Employee Offer Letter for Jay Zerfoss dated May 10, 2002 included as Exhibit 10.6 form 10KSB filed on April 3, 2006 and incorporated herein by reference.

10.7	Employee Offer Letter for Gary Johnson dated October 18, 2004 included as Exhibit 10.8 on our form 10KSB filed on April 3, 2006 and incorporated herein by reference.
10.8	Lease extension by and between the Company and Vasona Business Park dated November 20, 2007 included as Exhibit 10.8 to our form 10-K filed on April 2, 2008 and incorporated herein by reference.
10.9	Retirement Agreement between the Company and Douglas J. Glader, dated November 29, 2007 and included as Exhibit 10.9 to our form 10-K filed on April 2, 2008 and incorporated herein by reference.
10.10	Executive Employment Agreement for James F. Brear dated as of February 11, 2008 included as Exhibit 10.2 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
10.11	2007 Equity Incentive Plan included as Exhibit 10.1 to our form 10-Q filed on May 12, 2008 and incorporated herein by reference.
16.1	Letter on changing registrants certifying accountant dated June 13, 2006 included as Exhibit 16.1 to our form 8-K filed on June 7, 2006 and incorporated herein by reference.
21.1	List of Subsidiaries included as Exhibit 21.1 to our form SB-2 filed on October 5, 2007 and incorporated herein by reference.
23.1	Consent of Registered Public Accounting Firm–PMB Helin Donovan, LLP.
23.2	Consent of Registered Public Accounting Firm–Burr, Pilger & Mayer LLP.
23.3	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).
24.1	Power of Attorney. Reference is made to the signature page hereto.

†
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
OVERVIEW
Our PacketLogic and DPI Technology
Industry Background
PacketLogic Next-Generation DPI Solutions
Growth Strategy
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
DILUTION
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
SELECTED QUARTERLY FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Non-Employee Director Compensation Fiscal Year 2007
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
PROCERA NETWORKS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
PROCERA NETWORKS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
PROCERA NETWORKS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
PROCERA NETWORKS, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROCERA NETWORKS, INC. CONSOLIDATED BALANCE SHEETS
PROCERA NETWORKS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2007 DECEMBER 31, 2006, AND JANUARY 1, 2006
PROCERA NETWORKS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006
PROCERA NETWORKS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006
PROCERA NETWORKS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006
PROCERA NETWORKS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007, DECEMBER 31, 2006 AND JANUARY 1, 2006
PROCERA NETWORKS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED JANUARY 1, 2006, DECEMBER 31, 2006 AND DECEMBER 31, 2007
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX